As filed with the Securities and Exchange Commission on February 8, 2007

Registration No. 333-139176

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CMS BANCORP, INC.

(Name of Registrant in its charter)

Delaware	6036	20-8137247
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

123 Main Street, Suite 750

White Plains, New York 10601

(914) 422-2700

(Address and telephone number of principal executive offices)

(Address of principal place of business or intended principal place of business)

John E. Ritacco

President and Chief Executive Officer

123 Main Street, Suite 750

White Plains, New York 10601

(914) 422-2700

(Name and address, and telephone of agent for service)

With copies to:

V. Gerard Comizio, Esq. Matthew Dyckman, Esq. Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue, NW Suite 800 Washington, DC 20006 (202) 347-8400	John J. Spidi, Esq. Malizia Spidi & Fisch, PC 901 New York Avenue, NW Suite 210 East Washington, DC 20001 (202) 434-4660

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.01 par value	1,983,750	$10.00	$19,837,500	$2,122.61

(1)	Includes the maximum number of shares that may be issued in connection with this offering.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Registration fee of $2,122.61 previously paid with initial registration statement on December 7, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION – DATED                             , 2007

PROSPECTUS

[LOGO] CMS Bancorp, Inc.

(Proposed Holding Company for Community Mutual Savings Bank)

Up to 1,725,000 Shares of Common Stock

This prospectus describes the initial public offering of CMS Bancorp, Inc., a Delaware corporation, in connection with the conversion of Community Mutual Savings Bank from the mutual to the stock form of organization. In connection with the mutual to stock conversion, Community Mutual will exchange its New York mutual savings bank charter for that of a federal stock savings bank. Upon completion of the conversion and the offering, all of the capital stock of Community Mutual will be owned by CMS Bancorp, and all of the common stock of CMS Bancorp will be owned by public stockholders. We intend to contribute a number of shares equal to 3.6% of the common stock issued in the offering and $60,000 in cash to The Community Mutual Savings Bank Charitable Foundation, a foundation that we will form in connection with the conversion. We have applied to have our common stock quoted on the Nasdaq Capital Market under the symbol “CMSB.” If we sell less than 1,500,000 shares of our common stock (the midpoint of the offering range) in the offering, our common stock will not qualify for listing on the Nasdaq Capital Market, and we will instead apply to have our common stock quoted on the NASD Over-The-Counter Bulletin Board under the symbol “CMSB.”

We are offering up to 1,725,000 shares of common stock for sale, at a sale price of $10.00 per share, on a priority basis to Community Mutual depositors in a subscription offering. Shares of common stock not purchased in the subscription offering may be offered to the general public in a community offering. The community offering may begin during or immediately following the subscription offering. Any shares of common stock not purchased in the subscription offering or the community offering may also be offered for sale through a syndicated community offering. We must sell a minimum of 1,275,000 shares to complete the offering. We may increase the maximum number of shares that we sell in the offering, without notice to persons who have subscribed for shares, by up to 15%, to 1,983,750 shares as a result of regulatory considerations, demand for the shares or changes in market conditions. The offering is expected to terminate at 1:00 p.m., Eastern time, on [Expiration Date]. We may extend this expiration date without notice to you until [Extension Date #1].

If you are or were a depositor of Community Mutual, you have priority rights to purchase shares of common stock in a subscription offering if (1) you had at least $100 on deposit at Community Mutual on March 31, 2005, (2) you had at least $100 on deposit at Community Mutual on December 31, 2006, or (3) you were a depositor of Community Mutual as of [Record Date]. If you do not fit the categories described above, but you are interested in purchasing shares of our common stock, you may have the opportunity to purchase shares in a community offering after subscription offering orders are filled.

The minimum amount you may purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [Extension Date #1] or the number of shares of common stock to be sold increases above 1,983,750 shares or decreases below 1,275,000 shares. If the offering is extended beyond [Extension Date #1], subscribers will have the right to modify or rescind their purchase orders. Funds received during the offering by check or money order will be held in a segregated account at Community Mutual, or at our discretion, at another insured depository institution, and will earn interest at our passbook savings rate. If we terminate the offering, or if we extend the offering beyond [Extension Date #1] and you reduce or rescind your order, we will promptly return your funds without penalty, with interest at our passbook savings’ rate, and deposit withdrawal authorizations will be cancelled or reduced.

We expect our directors and executive officers, together with their associates, to subscribe for a total of 46,000 shares, which at the midpoint of the offering range equals 3.07% of the shares to be sold in the offering.

Ryan Beck & Co., Inc. will assist us in selling our shares of common stock on a best efforts basis and is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares are offered for sale at a price of $10.00 per share.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Maximum	Maximum, As Adjusted
Number of shares	1,275,000	1,725,000	1,983,750
Gross offering proceeds	$12,750,000	$17,250,000	$19,837,500
Estimated offering expenses(1)	$1,733,000	$1,776,000	$1,800,000
Estimated net proceeds	$11,017,000	$15,474,000	$18,037,500
Estimated net proceeds per share	$8.64	$8.97	$9.09

(1)	See “The Conversion And The Offering – Plan of Distribution; Selling Agent Compensation” for a description of the underwriting commission paid by CMS Bancorp in connection with this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 19.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

If you have any questions about the offering, please call our Stock Information Center at [__].

Ryan Beck & Co.

The date of this prospectus is                             .

Community Mutual

NEW YORK
VT
NH
MA
CT
RI
PA
NJ

Hudson
287
684
Silver Lake
Greenburgh
White Plains
87
Westchester County
Sprain Brook Pkwy.
NEW YORK
Bronx River Pkwy.
Eastchester
95
684
87
Mount Vernon
Long Island Sound

★ **Corporate Office:**
123 Main Street
White Plains

● **Offices:**

Mount Vernon
40 East First Street
Mt. Vernon

Eastchester
31 Mill Road
Eastchester

Greenburgh
93 Knollwood Road
White Plains

Silver Lake
29 Taylor Square
East White Plains

White Plains
50 Main Street
White Plains

QUESTIONS AND ANSWERS ABOUT OFFERING

The following are answers to frequently asked questions. You should read this entire prospectus, including “Risk Factors” beginning on page 19. The sections entitled “Summary” and “The Conversion And The Offering” beginning on page 6 and page 95, respectively, provide detailed information about the offering and placing stock orders.

Q.	What is the conversion?

A.	The conversion is a change in corporate form. Currently, Community Mutual Savings Bank is a New York State-chartered mutual (meaning no stockholders) savings bank. As a result of the conversion and related stock offering, Community Mutual will become a federal stock savings bank and will be wholly-owned by CMS Bancorp. We will sell shares of our common stock to the public and to Community Mutual’s employee stock ownership plan. We also intend to contribute a number of shares equal to 3.6% of the common stock issued in the offering and $60,000 in cash to The Community Mutual Savings Bank Charitable Foundation, a foundation that will be established in connection with the conversion. Both the plan of conversion and the establishment and funding of the foundation are subject to the approval of eligible Community Mutual Savings Bank depositors.

Q.	What are the reasons for the conversion?

A.	The conversion and related stock offering are intended to provide an additional source of capital not currently available to us as a mutual institution. The net proceeds raised in the offering will allow Community Mutual to better service the needs of its community by supporting future lending and operational growth, including de novo branch expansion and acquisitions of other financial institutions or branches (although we have no such acquisitions planned at this time) and the formation of an FDIC-insured, New York State-chartered limited purpose commercial bank subsidiary for the purpose of accepting municipal deposits and other public funds; enhancing existing products and services and supporting the development of new products and services, such as, in the future, online banking; renovating existing retail banking offices; enhancing its ability to attract and retain qualified directors, management and other employees through stock-based incentive plans; repaying borrowings from the Federal Home Loan Bank of New York; and upgrading its technology infrastructure, marketing, training and staff recruitment. We will use the capital retained by us to pay dividends to stockholders (although we do not intend to pay dividends during the first year after the conversion and the offering); repurchase shares of our common stock; finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and fund other general corporate purposes. The conversion also allows us to form a charitable foundation to benefit the communities in which Community Mutual maintains its corporate office or a retail banking office.

Q.	What is The Community Mutual Savings Bank Charitable Foundation and why is it being established?

A.	Our plan of conversion provides for the establishment of The Community Mutual Savings Bank Charitable Foundation, which will support charitable causes and community development in the market areas in which Community Mutual operates. The foundation, whose establishment requires the approval of Community Mutual’s depositors, will be funded with shares of CMS Bancorp common stock and cash.

Q.	Will the conversion affect my deposit accounts or loans?

A.	No. The conversion will not affect the balance or terms of deposit accounts or loans and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limits. Deposit accounts are not being converted to stock.

Q.	How many shares of common stock are being offered for sale and at what price?

A.	We are offering for sale between 1,275,000 and 1,725,000 shares of common stock at a price of $10.00 per share, subject to an increase to 1,983,750 shares.

Q.	Who may purchase stock in the offering?

A.	By regulation, non-transferable rights to subscribe for shares of common stock in a subscription offering have been granted under our plan of conversion in the following order of priority:

Priority #1	–	Community Mutual’s depositors with a minimum of $100 on deposit as of March 31, 2005.

Priority #2	–	Our tax-qualified employee stock benefit plan.

Priority #3	–	Community Mutual’s depositors with a minimum of $100 on deposit as of December 31, 2006.

Priority #4	–	Community Mutual’s depositors as of [Record Date].

If all shares are not subscribed for in the subscription offering, we may offer shares in a community offering. The community offering, if any, may commence during the subscription offering or just after the subscription offering concludes. If a community offering is conducted, shares will be offered with a preference given first to natural persons and trusts of natural persons who reside in Westchester County, New York and then to members of the general public.

Shares may also be offered for sale through a syndicated community offering managed by Ryan Beck & Co., Inc.

Q.	Will I be charged a commission if I purchase shares of common stock in the offering?

A.	No. You will not be charged a commission or fee to purchase shares in the offering.

Q.	How many shares of common stock may I purchase in the offering?

A.	The minimum number of shares you may purchase is 25 shares ($250). The maximum number of shares that may be purchased by one person, or persons exercising subscription rights through a single qualifying deposit account held jointly, is $150,000 of common stock (which equals 15,000 shares) in the offering. Furthermore, no person, together with associates and persons acting in concert with such person, may purchase more than $250,000 of common stock (which equals 25,000 shares) in all categories of the offering combined.

Q.	When is the deadline for subscribing for stock?

A.

We must receive at our Stock Information Center a properly signed and completed stock order form with the required payment no later than 1:00 p.m., Eastern time, on [Expiration Date]. Stock order forms may not be hand-delivered to Community Mutual’s banking offices. Delivery of a stock order form may only be made by: (1) mail, using the order reply envelope provided, (2) overnight delivery to the Stock Information Center address on the stock order form, or (3) hand-delivery to the Stock Information Center, located at our corporate office, 123 Main Street, Suite 750, 7th Floor, White Plains, New York.

Q.	Can I cancel or change my stock order?

A.	No. Once we receive your order, you cannot cancel or change it, unless we are required to resolicit subscribers.

Q.	How can I pay for the common stock?

A.	Payment for shares may be remitted in two ways:

•

By personal check, bank check or money order made payable to CMS Bancorp, Inc., which will be cashed immediately upon receipt and deposited into a segregated account at Community Mutual or, at our discretion at another depository institution. Community Mutual line of credit checks and third party checks made out to another entity and then endorsed to CMS Bancorp, however, may not be used as payment for shares.

•

By authorization to withdraw funds from certain types of Community Mutual deposit accounts as explained on the stock order form. A hold will be placed on the dollar amounts authorized, and the funds will not be available to you. There will be no penalty for early withdrawal from certificate of deposit accounts.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by check or money order, you will earn interest at Community Mutual’s passbook savings rate from the day we cash your check or money order until the completion of the offering, when we will issue you a check for interest earned on these funds. If you pay for the shares by authorizing a direct withdrawal from your Community Mutual deposit account(s), your funds will continue earning interest at the contractual rate, and the interest will remain in your account(s) after the subscription funds are withdrawn, upon completion of the offering.

Q.	I am eligible to subscribe for shares of common stock in the subscription offering but am not interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible depositor?

A.	No. Subscription rights are non-transferable. Only certain Community Mutual depositors are eligible to purchase shares in the subscription offering. To preserve subscription rights, the shares purchased may only be registered in the name(s) of the eligible depositor(s), as described further in this prospectus. On occasion, unscrupulous people attempt to persuade eligible accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If you become aware of any such activities, we ask that you notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible depositors’ subscription rights in the offering.

Q.	May I obtain a loan from Community Mutual to pay for shares of common stock in the offering?

A.	No. Federal law prohibits Community Mutual from knowingly loaning funds to purchase shares of common stock in the offering. You may not submit a check drawn on a Community Mutual line of credit as payment for shares.

Q.	May I use my Community Mutual individual retirement account, or an individual retirement account held elsewhere, to purchase shares in the offering?

A.	You might be able to use your individual retirement account funds; however using your individual retirement account funds for this type of purchase requires special arrangements and additional processing time. If you are interested in using your individual retirement account funds held at Community Mutual or elsewhere, please call the Stock Information Center for assistance at least two weeks before the [Expiration Date] end of the offering period. Your ability to use these funds may depend on timing constraints and, possibly, limitations imposed by your individual retirement account trustee.

Q.	What happens if there are not enough shares of common stock to fill all stock orders?

A.	If we receive orders for more shares than we have available to sell, we will be required to allocate shares in the order of priority outlined under the headings “The Conversion And The Offering — Subscription Offering And Subscription Rights” and “The Conversion and The Offering — Community Offering” of this prospectus. Orders received in the subscription offering will have priority. If we are unable to fill your order, or can only fill your order in part, you will receive a refund of the appropriate amount, with interest. If you paid by check or money order, we will issue you a refund check. If you paid by authorizing withdrawal from your Community Mutual deposit account(s), we will only withdraw the funds necessary to pay for the shares you receive. Unused funds, along with accrued interest, will remain in your account(s).

Q.	Will the stock be insured?

A.	No. Like any other shares of common stock, our shares of common stock will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q.	Will dividends be paid on the stock?

A.	For the first year after the conversion and the offering, we do not intend to pay any dividends. After one year, we may adopt a policy of paying cash dividends, but we have not yet decided on the amount or frequency of payments or when payments, if any, may begin.

Q.	Are directors and executive officers of CMS Bancorp, Inc. planning to purchase shares?

A.	Yes. We expect our directors and executive officers, together with their associates, to subscribe for a total of 46,000 shares, which at the midpoint of the offering range equals 3.07% of the shares to be sold in the offering.

Q.	How will our shares be traded?

A.	We have applied to have our common stock quoted on the Nasdaq Capital Market under the trading symbol “CMSB.” If we sell less than 1,500,000 shares of our common stock (the midpoint of the offering range) in the offering, our common stock will not qualify for listing on the Nasdaq Capital Market, and we will instead apply to have our common stock quoted on the NASD Over-The-Counter Bulletin Board under the symbol “CMSB.” As soon as possible after the completion of the offering, investors will be mailed stock certificates. Although the shares of common stock will have begun trading, brokerage firms may require that you have received your certificate(s) prior to selling your shares. We cannot assure you that you will be able to sell your shares at or above the $10.00 per share offering price.

Q.	Where can I call or visit to get more information?

A.

A Stock Information Center has been established at Community Mutual’s corporate office, 123 Main Street, Suite 750, 7th Floor, White Plains, New York. For assistance, you may call the Stock Information Center at [__] from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is not open on weekends or on bank holidays. Community Mutual banking offices will not have offering materials and cannot accept stock order forms or proxy cards.

SUMMARY

The following summary highlights material information from this document and may not contain all the information that is important to you. You should read this entire document carefully, including the sections entitled “Risk Factors” and “The Conversion And The Offering,” before making a decision to invest in our common stock.

In this prospectus, unless we specify otherwise, “CMS Bancorp,” “we,” “us,” and “our” refers to CMS Bancorp, Inc., a Delaware corporation. “Community Mutual” refers to Community Mutual Savings Bank, a New York State-chartered mutual savings bank.

The Companies

CMS Bancorp, Inc. CMS Bancorp is a Delaware corporation recently formed for the purpose of effectuating the conversion and offering described in this prospectus. Our principal activity after the conversion will be the ownership of all of the outstanding common stock of Community Mutual.

Our corporate office is located at 123 Main Street, Suite 750, 7th Floor, White Plains, New York 10601. Our telephone number at this address is (914) 422-2700.

Community Mutual Savings Bank. Community Mutual Savings Bank is a New York State-chartered mutual savings bank. Community Mutual was formed in 1887 as Community Savings and Loan, a New York State-chartered savings and loan association. In 1980, it converted to a New York State-chartered savings bank and changed its name to Community Mutual Savings Bank of Southern New York. In 1983, Community Mutual Savings Bank of Southern New York changed its name to Community Mutual Savings Bank.

Community Mutual conducts its operations mainly through its corporate office in White Plains, New York and five retail banking offices located in Westchester County, New York. Community Mutual’s principal business is accepting deposits from the general public and using those deposits to make residential loans, as well as, to a lesser extent, commercial real estate loans and consumer loans to individuals and small businesses primarily in Westchester County and the neighboring areas in New York State. Community Mutual currently invests in short- and medium-term marketable securities and other liquid investments. At September 30, 2006, Community Mutual had total assets of $122.5 million, deposits of $108.8 million and total equity of $8.3 million. Following the conversion and offering, Community Mutual will be wholly-owned by CMS Bancorp.

Community Mutual’s corporate office is located at 123 Main Street, Suite 750, 7th Floor, White Plains, New York 10601. Its telephone number at this address is (914) 422-2700. Community Mutual’s website is located at www.cmsbk.com.

Our Business

Community Mutual is a community- and customer-oriented retail savings bank offering residential mortgage loans and traditional deposit products and, to a lesser extent, commercial real estate, small business and consumer loans in Westchester County, New York, and surrounding areas. To fund loans and manage liquidity, Community Mutual invests in various types of assets, including securities of various government-sponsored enterprises and mortgage-backed securities.

Our Business Strategy

Our mission is to operate and grow Community Mutual as a profitable community-oriented financial institution serving primarily individual customers and small businesses through retail operations in our market area. To implement this business strategy, Community Mutual strives to:

•	capitalize on its knowledge of the local banking market;

•	continue to provide residential mortgage loans and a variety of deposit products to its customer base;

•	offer competitive rates and develop customer relationships to attract new deposits and maintain its existing deposit base;

•	maintain strong asset quality;

•	build its brand identity and strengthen its bonds to the community by unifying its retail banking office appearance; and

•

meet the needs of its customers through a service-oriented approach to banking, which emphasizes delivering a consistent and quality level of professional service in the communities that Community Mutual serves.

In addition, Community Mutual intends to apply for permission to form an FDIC-insured, New York State-chartered limited purpose commercial bank subsidiary for the purpose of accepting municipal deposits and other public funds.

Community Mutual entered into a Memorandum of Understanding in November 2002 in response to regulatory concerns over its profitability, securities trading and interest rate risk management under prior management. In January 2005, Community Mutual entered into a revised Memorandum of Understanding, which eliminated the provisions addressing securities trading and interest rate risk management. The revised Memorandum of Understanding was lifted on July 13, 2006.

In January 2005, the President, Chief Executive Officer and Chairman of the Board of Community Mutual, resigned. That same month, the Board appointed Thomas G. Ferrara as its new chairman. In April 2005, Community Mutual retained John E. Ritacco as its new President and Chief Executive Officer. In October 2005, Community Mutual retained Stephen Dowd as its new Chief Financial Officer and Christopher Strauss as its new Senior Lending Officer. Mr. Ritacco has over 27 years of experience in banking, Mr. Dowd has over 30 years of experience in accounting, finance and administration, and Mr. Strauss has over 30 years of experience in banking.

In addition to putting in place a new management team, Community Mutual implemented a new three-year strategic plan; reviewed and enhanced its internal audit and compliance programs; revised or implemented new policies and procedures relating to, among others, Bank Secrecy Act compliance and data security; redesigned a new personnel policy and improved the level of staff qualifications; implemented a new information technology plan designed to result in the full automation of Community Mutual’s account opening, loan origination and checking account processes; and instituted enhanced internal data collection and reporting procedures.

Under its new management team, Community Mutual is committed to making its operations more efficient, controlling non-interest expense and implementing an aggressive sales and marketing culture that Community Mutual believes will enhance productivity and loan originations and improve the operations of its retail banking office network. We cannot give any assurances that Community Mutual’s new management team will succeed in achieving these goals.

The Conversion And The Offering

The mutual-to-stock conversion that Community Mutual is undertaking involves a series of transactions by which it will reorganize from the mutual form of organization to the public stock holding company form of organization. In connection with the mutual to stock conversion, Community Mutual will exchange its New York mutual savings bank charter for that of a federal stock savings bank. Once the conversion and offering are completed, all of Community Mutual’s stock will be owned by CMS Bancorp, and all of CMS Bancorp’s stock will, in turn, be owned by the public, including The Community Mutual Savings Bank Charitable Foundation. The management and business operations of Community Mutual will continue after the conversion and offering.

The following chart shows our new structure after the conversion and the offering.

The Community Mutual Savings Bank Charitable Foundation

To continue our long-standing commitment to our community, we will establish The Community Mutual Savings Bank Charitable Foundation in connection with the conversion and will contribute a number of shares equal to 3.6% of the common stock issued in the offering and $60,000 in cash. Based on the purchase price of $10.00 per share, we would fund the foundation with stock and cash in an amount equal to $600,000 at the midpoint of the offering. Our contribution to the foundation would reduce earnings by $360,000, on an after-tax basis, in the year in which the foundation is established, which is expected to be in fiscal year 2007. The foundation will make grants and donations to non-profit and community groups and projects located within our market area.

The amount of common stock that we would offer for sale in the offering would be greater without the contribution to the foundation. After the conversion, shares of common stock owned by the foundation will be voted in proportion to all other votes at meetings of CMS Bancorp. The establishment of the foundation requires approval by an affirmative vote of at least a majority of the votes eligible to be cast by depositors of Community Mutual. If the establishment of the foundation is not approved by Community Mutual depositors, the shares that would have been issued to the foundation will remain authorized but unissued.

For a further discussion of the financial impact of the establishment of the foundation, including the effect on those who purchase shares in the offering, see “Comparison Of Valuation And Pro Forma Information With And Without The Foundation.”

Reasons For The Conversion And Offering

The conversion and offering are intended to provide an additional source of capital not currently available to us. The net proceeds raised in the offering will allow Community Mutual to better serve the needs of its community by:

•

supporting future lending and operational growth, including de novo branch expansion and acquisitions of other financial institutions or branches (although we have no such acquisitions planned at this time) and the formation of an FDIC-insured, New York State-chartered limited purpose commercial bank subsidiary for the purpose of accepting municipal deposits and other public funds;

•	enhancing existing products and services and supporting the development of new products and services, such as, in the future, online banking;

•	renovating existing retail banking offices;

•	enhancing its ability to attract and retain qualified directors, management and other employees through stock-based incentive plans;

•	repaying borrowings from the Federal Home Loan Bank of New York; and

•	upgrading its technology infrastructure, marketing, training and staff recruitment.

We will use the capital retained by us to:

•	pay dividends to stockholders (although we do not intend to pay dividends during the first year after the conversion and the offering);

•	repurchase shares of our common stock;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	fund other general corporate purposes.

The conversion also allows us to form a charitable foundation to benefit the communities in which Community Mutual maintains its corporate office or a retail banking office.

After considering the advantages and risks of the conversion and offering, as well as applicable fiduciary duties, the Board of Trustees of Community Mutual approved the conversion and offering as being in the best interests of Community Mutual, its depositors and the communities that it serves.

Terms Of The Offering

We are offering between 1,275,000 and 1,725,000 shares of common stock of CMS Bancorp for sale at an offering price of $10.00 per share. The subscription offering is made to Community Mutual’s eligible depositors and our tax-qualified employee plans. Shares not purchased in the subscription offering may be made available to the public in a community offering, giving a preference to natural persons and trusts of natural persons who reside in Westchester County, New York. Shares not purchased in the subscription offering or the community offering may be offered for sale through a syndicated community offering. The maximum number of shares that we sell in the offering may increase by up to 15%, to 1,983,750 shares, as a result of demand for the shares in the offering, positive changes in financial markets in general and with respect to financial institution stocks in particular or regulatory considerations. Unless the number of shares of common stock to be offered is increased to more than 1,983,750 or decreased to less than 1,275,000, or the offering is extended beyond [Extension Date #1], subscribers will not have the opportunity to modify or rescind their stock orders. In addition, we intend to contribute shares of our authorized but unissued common stock and cash to The Community Mutual Savings Bank Charitable Foundation, a foundation to be established in connection with the conversion, in an amount equal to 3.6% of the number of shares outstanding after the conversion and $60,000 in cash.

All investors will pay $10.00 per share in the offering. No commission will be charged to purchase shares of common stock. Ryan Beck & Co., Inc., our selling agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Ryan Beck & Co., Inc. is not obligated to purchase any shares of common stock in the offering.

How We Determined The Offering Range And The $10.00 Price Per Share

The amount of common stock we are offering in connection with the conversion is based on an independent appraisal of the estimated market value of CMS Bancorp, assuming that the offering and the funding of The Community Mutual Savings Bank Charitable Foundation are completed. FinPro, Inc., an appraisal firm experienced in appraisals of banks and financial institutions, has estimated that, as of November 27, 2006, this market value ranged from $13.2 million to $17.9 million, with a midpoint of $15.5 million. Based on this valuation and the $10.00 per share price, the number of shares of common stock being offered for sale by CMS Bancorp will range from 1,275,000 shares to 1,725,000 shares, and our contribution to the foundation is expected to range from 45,900 shares to 62,100 shares, reflecting 3.6% of the number of shares we sell in the offering. The contribution of shares of our common stock to the foundation will have the effect of reducing our pro forma valuation. See “Comparison Of Independent Valuation And Pro Forma Financial Information With And Without The Foundation.”

The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal considered the pro forma impact of the offering. Consistent with Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies, subject to valuation adjustments applied by FinPro, Inc. to account for differences between CMS Bancorp and the peer group. FinPro, Inc. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. See “Pro Forma Data.”

The independent valuation was prepared by FinPro, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements. FinPro, Inc. also considered factors such as the operating and financial characteristics of Community Mutual compared to those of publicly-traded savings institutions that FinPro, Inc. deemed comparable to Community Mutual and CMS Bancorp; Community Mutual’s regulatory history; the aggregate size of the offering of the common stock; the economic and demographic conditions in Community Mutual’s existing market area; CMS Bancorp’s potential to pay dividends; and the trading market for securities of comparable publicly-traded institutions and the general market conditions for such securities.

Included in FinPro, Inc.’s report were certain assumptions as to the pro forma earnings of CMS Bancorp after the offering that were utilized in determining the appraised value. At the mid-point valuation, the pro-forma earnings were estimated at $155,000 (or $0.11 per share) compared with the historical earnings of $52,000. The equity increased from $8.3 million at September 30, 2006 to $19.9 million ($12.78 per share) on a pro-forma basis at the midpoint. See “Pro Forma Data” for more discussion of FinPro, Inc.’s assumptions.

In arriving at the estimated valuation range, FinPro, Inc. considered that CMS Bancorp would be priced at a 280.4% premium on a pro forma earnings per share basis and at a 27.1% discount on a tangible book value relative to the peer group at the midpoint of the valuation range. The discounted price-to-tangible book value reflects adjustments made to the pro forma market value of CMS Bancorp based on a comparison of certain criteria relative to the peer group. Specifically, CMS Bancorp’s significantly lower profitability compared to its peer group resulted in a strong downward adjustment, offset in part by moderate upward adjustments based on CMS Bancorp’s asset quality, as measured by its level of non-performing assets; recent deposit and loan growth; and CMS Bancorp’s stronger market area, all as compared to CMS Bancorp’s peer group.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $19.8 million, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 1,983,750 shares, to reflect changes in the market and financial conditions, demand for the shares or regulatory considerations, without resoliciting subscribers.

Based on the estimated valuation range and the purchase price, the number of shares of our common stock that will be outstanding upon completion of the offering will range from 1,275,000 shares to 1,725,000 shares (subject to adjustment to 1,983,750 shares), with a midpoint of 1,500,000 shares. The number of shares of common stock to be issued to our foundation will range from 45,900 to 62,100 (subject to adjustment to 71,400 shares). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision.

The following table presents a summary of selected pricing ratios for the peer group companies analyzed by FinPro, Inc. and the pricing ratios for CMS Bancorp as of and for the twelve months ended September 30, 2006. The estimated appraisal value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering, the contribution of our shares of common stock to the foundation and adoption of stock-based incentive plans consistent with industry practice. The ratios for CMS Bancorp reflect the new accounting rule that will require us to expense the cost of stock options that we expect to grant under the stock-based incentive plans; the comparable group ratios do not reflect such an expense because the new rule had not yet gone into effect.

	Price as a Multiple of Pro Forma Earnings Per Share	Price as a Percentage of Pro Forma Stockholders’ Equity Per Share	Price as a Percentage of Pro Forma Tangible Stockholders’ Equity Per Share
CMS Bancorp(1):
Maximum, as adjusted, of offering range	90.91x	85.18%	85.40%
Maximum of offering range	90.91x	81.83%	82.03%
Midpoint of offering range	90.91x	78.25%	78.25%
Minimum of offering range	90.91x	73.86%	74.13%

Valuation of peer group companies as of December 26, 2006(2):
Average	23.10x	112.80%	117.10%
Median	22.40x	113.70%	113.70%

(1)	Based on Community Mutual’s financial data as of and for the twelve months ended September 30, 2006.
(2)	Reflects earnings for the most recent twelve-month periods for which data was publicly available.

The independent valuation appraisal does not indicate market value. You should not assume or expect that CMS Bancorp’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the completion of the conversion and offering.

After-Market Performance Information

The following table provides information regarding the after-market performance of all conversion transactions completed between September 30, 2005 and December 26, 2006, including all standard mutual-to-stock offerings, mutual holding company minority stock offerings and “second step” mutual-to-stock conversion offerings of mutual holding companies that previously had minority stock offerings. As part of its appraisal of our estimated pro forma market value, FinPro, Inc. considered the after market performance of mutual-to-stock conversions completed in the three months prior to December 26, 2006 which is the date of its appraisal report. FinPro, Inc. considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

Mutual-to-Stock Conversion Offerings with

Completed Closing Dates between September 30, 2005 and December 26, 2006

	Price Performance from Initial Trading Date
Company Name	Ticker Symbol	Conversion Date	1 Day	1 Week	1 Month	Through December 26, 2006
Chicopee Bancorp, Inc.	CBNK	07/20/2006	44.6%	44.7%	45.2%	57.0%
Newport Bancorp, Inc.	NFSB	07/07/2006	28.0%	28.6%	31.7%	38.8%

2006 Average			36.3%	36.7%	38.5%	47.9%
2006 Median			36.3%	36.7%	38.5%	47.9%

Legacy Bancorp, Inc.	LEGC	10/26/2005	30.3%	34.8%	32.0%	58.6%
BankFinancial Corporation	BFIN	06/24/2005	36.0%	33.3%	36.0%	79.5%
Benjamin Franklin Bancorp, Inc.	BFBC	04/05/2005	0.6%	3.6%	3.40%	54.5%

2005 Average			23.3%	23.9%	23.8%	62.4%
2005 Median			30.3%	33.3%	32.0%	58.6%

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their conversions and may not be indicative of the longer-term stock price performance of these companies. Before you make an investment decision, we urge you to carefully read the entire prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 19.

You should be aware that, in certain market conditions, stock prices of initial offerings have decreased. For example, as the table above illustrates, the stock of ten companies traded at or below their initial offering price at various times through December 26, 2006. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent conversion offerings.

Conditions to Completing the Conversion

The conversion will be conducted in accordance with the terms of the plan of conversion. We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by the affirmative vote of at least a majority of the votes eligible to be cast by Community Mutual’s depositors;

•	we receive all regulatory approvals necessary to complete the charter conversion, the mutual-to-stock conversion and the offering; and

•	we sell at least the minimum number of shares of common stock offered.

Regulatory approval for the charter conversion is contingent upon us obtaining the approval of Community Mutual’s depositors for the plan of conversion and the successful completion of the offering.

We cannot complete the establishment and funding of The Community Mutual Savings Bank Charitable Foundation without the approval by an affirmative vote of at least a majority of the votes eligible to be cast by Community Mutual’s depositors, and unless we receive all necessary regulatory approvals.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Offering

We intend to adopt an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering plus shares issued to the foundation. We will incur additional compensation expense as a result of the employee stock ownership plan’s purchase of shares in the offering.

In addition, we intend to consider the implementation of a stock option plan and a management recognition and recognition plan no earlier than six months after the conversion. If the stock option plan and the management recognition plan are approved by stockholders and implemented within one year of the completion of the conversion and offering, the number of options granted or shares awarded under the stock-based incentive plans may not exceed 10.0% and 4.0%, respectively, of the shares outstanding after the offering (including shares issued to the foundation).

The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering, assuming that we initially implement a stock option plan granting options to purchase 10.0% of the shares outstanding after the offering (including shares issued to the foundation) and a management recognition and retention plan awarding shares of common stock equal to 4.0% of the shares outstanding after the offering (including shares issued to the foundation). In the table below, it is assumed that, at the maximum of the offering range, a total of 1,787,100 shares will be outstanding after the offering, including shares sold at the maximum range of the offering and issued to the foundation.

Plan	Number of Shares	Individuals Eligible to Receive Awards	Percentage of Shares Sold in the Offering and Issued to Foundation	Value of Benefits Based on Maximum of Offering Range(1)
				(In thousands)
Employee Stock Ownership Plan	142,968	Employees	8.0%	$1,430
Management Recognition and Retention Plan	71,484	Directors, officers and employees	4.0%	$715
Stock Option Plan	178,710	Directors, officers and employees	10.0%	$751

(1)	The actual value of the stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.20 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; expected option life of 10 years; risk free interest rate of 4.60% (based on the 10-year U.S. Treasury rate); and a volatility rate of 17.60% based on an index of publicly-traded thrift institutions. The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

The following table presents the total value of all restricted shares to be available for grant under the management recognition plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	52,836 Shares Awarded at Minimum of Range	62,160 Shares Awarded at Midpoint of Range	71,484 Shares Awarded at Maximum of Range	82,207 Shares Awarded at Maximum of Range, As Adjusted
(In thousands, except for per share price information)
$ 8.00	$423	$497	$572	$658
$ 10.00	$528	$622	$715	$822
$ 12.00	$634	$746	$858	$986
$ 14.00	$740	$870	$1,001	$1,151

The grant-date fair value of the options granted under the stock option plan will be based in part on the price of CMS Bancorp’s common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the completion of the conversion and offering. The value will also depend on the various assumptions utilized in the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

Exercise Price	Value Per Option	132,090 Options at Minimum of Range	155,400 Options at Midpoint of Range	178,710 Options at Maximum of Range	205,517 Options at Maximum of Range, As Adjusted
(In thousands, except for per share price information)
$ 8.00	$3.36	$444	$522	$600	$691
$ 10.00	$4.20	$555	$653	$751	$863
$ 12.00	$5.04	$666	$783	$901	$1,036
$ 14.00	$5.88	$777	$914	$1,051	$1,208

Stockholders will experience a reduction or dilution in their ownership interest of approximately 12.28% if we use newly-issued shares to fund stock awards and stock option grants made under the management recognition and retention plan and the stock option plan (or taken individually, 3.85% for the management recognition and retention plan and 9.09% for the stock option plan). We may fund these plans through open market purchases, as opposed to new issuances of stock; however, if any options granted under the stock option plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares, as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that, under current policy, the exercise of outstanding options will not constitute an extraordinary circumstance or compelling business for purposes of this test.

Persons Who May Order Stock In The Offering

We are offering shares of our common stock in what is called a “subscription offering” in the following order of priority:

(1)	Depositors with accounts at Community Mutual with aggregate balances of at least $100 or more on March 31, 2005;

(2)	Our tax-qualified employee benefit plans;

(3)	Depositors with accounts at Community Mutual with aggregate balances of at least $100 or more on December 31, 2006; and

(4)	Depositors with accounts at Community Mutual on [Record Date].

If all shares are not subscribed for in the subscription offering, we may offer shares in a community offering. The community offering, if any, may commence during the subscription offering or just after the subscription offering concludes. If a community offering is conducted, shares will be offered with a preference given first to natural persons and trusts of natural persons who reside in Westchester County, New York and then to members of the general public. We may also offer shares of common stock not purchased in the subscription offering or the community offering to the public through a syndicate of broker-dealers managed by Ryan Beck & Co., Inc. (referred to as a “syndicated community offering”). We have the right to accept or reject orders received in the community offering and the syndicated community offering, at our sole discretion.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or partially fill your order. In such an event, shares will be allocated under a formula outlined in the plan of conversion and as described in “The Conversion And The Offering.”

Limits On Your Purchase Of The Common Stock

The minimum number of shares of common stock that you may purchase is 25.

No individual or persons exercising subscription rights through a single qualifying deposit account held jointly may purchase more than 15,000 shares of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed 25,000 shares:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you have a financial interest or hold a position; or

•	other persons who may be acting in concert with you.

Subject to the approval of the Office of Thrift Supervision, we may increase or decrease the purchase and ownership limitations at any time. For a detailed description of purchase limitations see “The Conversion And The Offering — Limitations On Common Stock Purchases.”

How You May Purchase Shares Of Common Stock

If you want to place an order for shares of common stock in the subscription or community offering, you must complete and sign an original stock order form and submit it to us, together with full payment. Once we receive your order, you cannot cancel or change it. You may pay for shares in the subscription offering or the community offering in the following ways:

•	by personal check, bank check or money order made payable to CMS Bancorp, Inc. Funds submitted by personal check must be available in your account when the stock order is received; or

•

by authorizing us to withdraw from your deposit account(s) maintained at Community Mutual. You may not authorize direct withdrawal from Community Mutual individual retirement accounts or accounts with check-writing privileges (checking and money market accounts). Please submit a check instead. You may, however, authorize withdrawal from all types of savings accounts and certificate of deposit accounts.

Checks and money orders received by Community Mutual will be cashed immediately and placed in a segregated account at Community Mutual, or, at our discretion, at another insured depository institution. We will pay interest on your funds submitted by check or money order at the rate we pay on our passbook savings accounts, from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts must be available in the account when the stock order form is received. Funds will remain in the account and continue to earn interest at the applicable account rate, and subscription funds will be withdrawn upon completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds otherwise unavailable to you during the offering period. If, as a result of a withdrawal from a certificate account, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook savings rate. There will be no early withdrawal penalty for withdrawals from certificate of deposit accounts used to pay for stock.

Federal law prohibits us from knowingly loaning funds to anyone for the purpose of purchasing shares in the offering. You may not submit a check drawn on a Community Mutual line of credit. Additionally, cash, wire transfers and third party checks may not be remitted.

For a further discussion regarding the stock ordering procedures, see “The Conversion And The Offering – Procedure For Purchasing Shares.”

Using Individual Retirement Account Funds

You may not authorize direct withdrawal from a Community Mutual individual retirement account. If you wish to use your Community Mutual individual retirement account to pay for shares of our common stock, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Community Mutual. The transfer of such funds to a new trustee takes time. If you would like to use your individual retirement account funds held at Community Mutual or elsewhere, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [Expiration Date] end of the offering period, for assistance. We cannot guarantee that you will be able to use your individual retirement account funds held at Community Mutual or elsewhere to purchase shares of common stock in the offering. Your ability to use your individual retirement account funds will depend on timing constraints and, possibly, limitations imposed by the individual retirement account trustee.

You May Not Sell Or Transfer Your Subscription Rights

Under federal law, you are not permitted to sell or transfer your subscription rights, and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve the transfer of subscription rights. For a further discussion of subscription rights, see “The Conversion And The Offering – Subscription Offering And Subscription Rights.”

Deadline For Placing Orders Of Common Stock

If you wish to purchase shares of our common stock, a properly completed and signed original stock order form, together with payment for the shares, must be received (not postmarked) no later than 1:00 p.m., Eastern time, on [Expiration Date]. You may submit your order form in one of three ways: by mail using the order reply return envelope provided, by overnight courier to the address indicated on the stock order form or by bringing the stock order form and payment to our Stock Information Center located at Community Mutual’s corporate office, 123 Main Street, Suite 750, 7th Floor, White Plains, New York. Stock order forms may not be hand-delivered to retail banking offices of Community Mutual. Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 1,983,750 or less than 1,275,000.

We may extend the [Expiration Date] expiration date, without notice to you, until [Extension Date #1]. If the subscription offering and/or community offering are extended beyond [Extension Date #1], or if the offering range is increased or decreased, we will be required to resolicit subscriptions before proceeding with the offering. In either of these cases, subscribers will have the right to confirm, modify or rescind their purchase orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled. All extensions, in the aggregate, may not last beyond [Extension Date #2].

Steps We May Take If We Do Not Receive Orders For The Minimum Number Of Shares

If we do not receive orders for at least 1,275,000 shares of common stock in the offering, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may increase the purchase limitations. In addition, we may seek regulatory approval to extend the offering beyond [Extension Date #1], provided that any such extension will require us to resolicit subscriptions received in the offering. See “The Conversion And The Offering — Limitations On Common Stock Purchases.” If we fail to sell the minimum number of shares, we will return your funds to you with interest, or cancel your deposit account withdrawal authorization.

Delivery Of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the certificate registration address noted on the stock order form as soon as practicable following consummation of the conversion and offering and receipt of all regulatory approvals. It is possible that, until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Market For Common Stock

We have applied to list our common stock for trading on the Nasdaq Capital Market under the symbol “CMSB.” If we sell less than 1,500,000 shares of our common stock (the midpoint of the offering range) in the offering, our common stock will not qualify for listing on the Nasdaq Capital Market, and we will instead apply to have our common stock quoted on the NASD Over-The-Counter Bulletin Board under the symbol “CMSB.” Ryan Beck & Co., Inc. currently intends to become a market maker in the common stock, but is under no obligation to do so. Ryan Beck & Co., Inc. will assist us in obtaining additional market makers. After shares of the common stock begin trading, you may contact a firm offering investment services in order to buy or sell shares.

Purchases By Directors And Officers

We expect our directors and executive officers, together with their associates, to subscribe for 46,000 shares, which represents 3.07% of the total shares to be outstanding at the midpoint of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

CMS Bancorp’s Dividend Policy

For the first year after the conversion and the offering, we do not intend to pay dividends. After one year, we may adopt a policy of paying cash dividends, but we have not yet decided on the amount or frequency of payments or when payments, if any, may begin. The payment of dividends is dependent on numerous factors, including but not limited to our future operating results and financial performance, growth prospects, ongoing capital requirements, regulatory limitations and overall economic conditions. Based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data,” we expect to have between $11.0 million and $15.5 million in net proceeds, at the minimum and the maximum of the offering, respectively, that, subject to annual earnings and expenses, we could potentially use to pay dividends.

Tax Aspects

As a general matter, the conversion and offering will not be a taxable transaction for purposes of federal or state income taxes to CMS Bancorp, Community Mutual, or persons eligible to subscribe in the subscription offering. Thacher Proffitt & Wood LLP has issued an opinion to us to the effect that consummation of transactions contemplated by the conversion and offering qualifies as a tax-free transaction for federal income tax purposes and will not result in any adverse federal tax consequences to CMS Bancorp, Community Mutual, or persons eligible to subscribe in the subscription offering. Beard Miller Company LLP has issued an opinion to us to the effect that consummation of transactions contemplated by the conversion and offering should qualify as a tax-free transaction for New York state income tax purposes and should not result in any adverse New York state tax consequences to CMS Bancorp, Community Mutual, or persons eligible to subscribe in the subscription offering. See “The Conversion And The Offering — Tax Aspects.”

Stock Information Center

If you have any questions regarding the offering or the conversion, please call the Stock Information Center at [__]. You may also visit our Stock Information Center, which is located at our corporate office, 123 Main Street, Suite 750, 7th Floor, White Plains, New York. This is the only location that will accept stock order forms and proxy cards, and will have supplies of offering materials. The Stock Information Center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to the offering deadline or hand-deliver any prospectus later than two days prior to the offering deadline. Stock order forms may only be distributed with or preceded by a prospectus.

By signing the stock order form, you are acknowledging your receipt of a prospectus and your understanding that the shares are not deposit accounts and are not insured or guaranteed by CMS Bancorp, Community Mutual, the Federal Deposit Insurance Corporation, or any other federal or state governmental agency.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights are expected to expire at 1:00 p.m., Eastern time, on [Expiration Date], regardless of whether have been able to locate each person entitled to subscription rights.

RISK FACTORS

You should consider carefully the following risk factors before deciding whether to invest in our common stock. Our business could be harmed by any of these risks. In assessing these risks you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto.

Risks Related To Our Business

Changes in interest rates could adversely affect our results of operations and financial condition. Our profitability, like that of most financial institutions, depends substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable-rate loans. In addition, as market interest rates rise, we will have competitive pressures to increase the rates we pay on deposits, which will result in a decrease of our net interest income.

We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and investment securities. Decreases in interest rates can result in increased prepayments of loans and investment securities as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities.

Our net interest income and profitability have declined and may continue to decline with the flattening of the yield curve. Over the past year, as the Federal Reserve Board has increased interest rates, the yield curve has flattened, in that long-term interest rates (which we use as a guide to price our longer-term loans) have not moved in tandem with short-term rates (which we use as a guide to price our deposits). Under ordinary conditions, the yield curve has a positive slope, indicating that long-term instruments pay higher yields than do short-term instruments, and that borrowers are willing to pay a premium for long-term funds. A flat yield curve, on the other hand, generally indicates uncertainty about the direction in which interest rates are moving. As a result of the flattening of the yield curve, our net interest income and profitability may continue to decline.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease. Community Mutual’s loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We therefore may experience significant loan losses, which could have a material adverse effect on our operating results.

Material additions to our allowance also would materially decrease our net income, and the charge-off of loans may cause us to increase the allowance. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. See “Business Of Community Mutual Savings Bank – Asset Quality – Allowance For Loan Losses.”

Our loan portfolio includes loans with a higher risk of loss. While the majority of Community Mutual’s loan portfolio consists of residential mortgage loans, it also originates commercial and consumer loans. Commercial and consumer loans may expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate. In addition, commercial loans may also involve relatively large loan balances to individual borrowers or groups of borrowers. These loans also have greater credit risk than residential real estate for the following reasons:

•	Commercial Loans. Repayment is generally dependent upon the successful operation of the borrower’s business.

•

Consumer Loans. Consumer loans (such as personal lines of credit) may or may not be collateralized with assets that provide an adequate source of payment of the loan due to depreciation, damage, or loss.

Any downturn in the real estate market or local economy could adversely affect the value of the properties securing the loans or revenues from the borrower’s business thereby increasing the risk of non-performing loans. See “Business Of Community Mutual Savings Bank – Lending Activities.”

Changes in our credit quality could adversely affect our results of operations and financial condition. When we discuss “asset quality,” we usually mean the likelihood that a borrower will repay a loan, with interest, on time. We think our overall asset quality is very good, and has been that way for several years. We cannot predict whether our asset quality will stay as strong as it has been recently because our asset quality will change as the economy changes.

We have recently hired a new management team, implemented a new strategic plan and instituted an overhaul of many of Community Mutual’s policies and procedures. We cannot guarantee that these changes will lead to increased profitability. In January 2005, the Board appointed Thomas G. Ferrara as its new chairman. In April 2005, Community Mutual retained John E. Ritacco as its new President and Chief Executive Officer. In October 2005, Community Mutual retained a new Chief Financial Officer and a new Senior Lending Officer. In addition to putting in place a new management team, Community Mutual implemented a new three-year strategic plan; reviewed and enhanced its internal audit and compliance programs; revised or implemented new policies and procedures relating to, among others, Bank Secrecy Act compliance and data security; redesigned a new personnel policy and improved the level of staff qualifications; implemented a new information technology plan designed to result in the full automation of Community Mutual’s account opening, loan origination, and checking account processes; and instituted enhanced internal data collection and reporting procedures.

The expense associated with hiring new management and implementing the new strategic plan, policies and procedures has significantly increased our noninterest expense. There can be no assurance that our new management and new strategic plan, policies and procedures will result in increased earnings, or that it will result in increased earnings within a reasonable period of time.

We may not be able to successfully implement our future plans for growth. We will be taking in a significant amount of capital from the offering, which we plan to use to continue implementing our growth strategy, primarily by expanding our loan portfolio and by using borrowings, where appropriate, to supplement deposits as a funding source. In addition, we will consider expansion opportunities such as the acquisition of branches and other financial institutions, although we do not have any current understandings, agreements or arrangements for expansion by the acquisition of any branches or other financial institutions. There can be no assurance, however, that we will experience any growth in the future. Significant changes in interest rates or the competition we face may make it difficult to attract the level of customer deposits needed to fund our internal growth at projected levels. We cannot assure you that we will be able to adequately and profitably implement our possible future growth or that we will not have to incur additional expenditures beyond current projections to support such growth. See “How We Intend To Use The Proceeds From The Offering” and “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations – Overview And Strategic Plan.”

A downturn in our local economy may negatively affect our future growth possibilities by limiting funds available for deposit and our borrowers’ ability to repay their loans on a timely basis. Our current primary market area is principally located in Westchester County, New York. Our future growth opportunities depend on the growth and stability of our regional economy and our ability to expand our market area. A downturn in the local economy could cause significant increases in non-performing loans, which would hurt our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would hurt our profits. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss.

We depend on our executive officers and key personnel to continue the implementation of our long-term business strategy and could be harmed by the loss of their services. We believe that our growth and future success will depend in large part upon the skills of our new management team. The competition for qualified personnel in the financial services industry is intense, and the loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business. We cannot assure you that we will be able to retain our existing key personnel or attract additional qualified personnel. We will have an employment agreement with our President and Chief Executive Officer and change in control agreements with several other senior executive officers. The loss of the services of one or more of our executive officers and key personnel could impair our ability to continue to develop our business strategy. See “Management – Employment Agreements,” “Management – Future Employment Agreements” and “Management – Future Change In Control Agreements.”

We operate in a highly regulated environment, and changes in laws and regulations to which we are subject may adversely affect our results of operations. Community Mutual will be subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, as its chartering authority, and by the Federal Deposit Insurance Corporation as the insurer of its deposits up to certain limits. In addition, the Office of Thrift Supervision will regulate and oversee CMS Bancorp. We also will belong to the Federal Home Loan Bank System and, as a member of such system, we will be subject to certain limited regulations promulgated by the Federal Home Loan Bank of New York. This regulation and supervision limits the activities in which we may engage. The purpose of this regulation and supervision is primarily to protect our depositors and borrowers and, in the case of Federal Deposit Insurance Corporation regulation, the Federal Deposit Insurance Corporation’s insurance fund, but not our investors. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, and the Real Estate Settlement Procedures Act. Any change in the laws or regulations applicable to us, or in banking regulators’ supervisory policies or examination procedures, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, other state or federal regulators, or the United States Congress could have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Regulation.”

Competition in our primary market area may reduce our ability to attract and retain deposits and originate loans. We operate in a competitive market for both attracting deposits, which is our primary source of funds, and originating loans. Historically, our most direct competition for deposits has come from savings and commercial banks in Westchester County, New York and surrounding areas. Our competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. We also face additional competition from internet-based institutions, brokerage firms and insurance companies. Competition for loan originations and deposits may limit our future growth and earnings prospects. See “Business Of Community Mutual Savings Bank – Competition.”

Risks Related To The Offering

We cannot guarantee that an active trading market for our common stock will develop. An active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you of an active trading market for the common stock.

We may fail to qualify for listing on the Nasdaq Capital Market. If we sell less than 1,500,000 shares of our common stock (the midpoint of the offering range) in the offering, our common stock will not qualify for listing on the Nasdaq Capital Market, and we will instead apply to have our common stock quoted on the NASD Over-The-Counter Bulletin Board under the symbol “CMSB.” If our common stock is quoted on the NASD Over-The-Counter Bulletin Board, you may find it more difficult to dispose of, or to obtain accurate quotations, for our common stock.

Stock market volatility may affect the price of our common stock. Publicly traded stocks can experience substantial market price volatility that may be unrelated to the operating performance of the particular companies. We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price. The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal by FinPro, Inc. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of factors, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and will be influenced not only by our results but also by many factors outside of our control, including prevailing interest rates, investor perceptions of us and our peer group, as well as general industry and economic conditions.

The implementation of stock-based benefits will increase our future compensation expense and reduce our earnings, and may dilute your ownership interest in CMS Bancorp. We intend to adopt a stock option plan that will provide for grants to eligible officers and directors of options to purchase common stock of up to 10.0% of the common stock sold in the offering and issued to the foundation. We also intend to adopt a management recognition and retention plan, which will provide for awards of common stock to eligible officers and directors of up to 4.0% of the common stock sold in the offering and issued to the foundation. We will fund these plans through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. We also intend for our employee stock ownership plan to purchase up to 8.0% of the shares sold in the offering and issued to the foundation. These plans will increase our future costs of compensating our officers and directors, thereby reducing our earnings. In the event that newly-issued shares are used to fund stock options and restricted stock awards, stockholders will experience a dilution in tangible book value by $0.32 and $0.13 per share, respectively, at the minimum of the offering range, and by $0.20 and $0.09 per share, respectively, at the maximum of the offering range. In addition, stockholders will experience a reduction in ownership interest of 9.09% and 3.85%, respectively. See “Management – Future Stock Benefit Plans.”

After the offering, our return on equity will be low compared to other companies. This could hurt the price of our common stock. We will not be able to immediately deploy all of the increased capital from this offering into high-yielding earning assets. Our ability to leverage our new capital profitably will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short-term investments and mortgage-backed securities, which generally have lower yields than loans. This will reduce our return on average equity to a level that will be lower than our historical ratios.

In the future, we may issue additional shares of common stock or securities convertible into common stock to raise additional capital. If we are able to sell such shares, they may be issued at a price that dilutes the book value of shares outstanding at that time. We may make future offerings at a price that dilutes the book value of shares outstanding at that time. Our future capital requirements will depend on many factors including, but not limited to:

•	growth in Community Mutual’s interest-earning assets;

•	loan quality;

•	cost of deposits and any necessary borrowings; and

•	costs associated with our growth, such as increased salaries and employee benefits expense and office and occupancy costs.

If these or other factors cause our capital levels to fall below the minimum regulatory requirements, or if our existing sources of cash from operations are insufficient to fund its activities or future growth plans, we may need to raise additional capital. If such need arises and we are unable to raise capital, we may not be able to continue our growth strategy and management will be required to reorient its long-term strategy. There can be no assurance that we will be able to generate or attract additional capital in the future on favorable terms. In addition, future issuances of stock may cause dilution in our earnings per share and will dilute your ownership interest.

Our management will have substantial discretion over investment of the offering proceeds and may make investments with which you disagree. The net offering proceeds are estimated to range from $11.0 million to $15.5 million at the minimum and the maximum of the offering range, respectively, and management intends to use these funds for general business purposes, giving management substantial discretion over their investment. You may disagree with investments that management makes. See “How We Intend To Use The Proceeds From The Offering.”

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements. As a result of the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expense and could divert our management’s attention from our operations.

Our charter, bylaws and certain laws contain antitakeover provisions that may prevent transactions you might favor, including a sale or merger of CMS Bancorp. Provisions of our charter and bylaws may make it more difficult for companies or persons from gaining control of us through a tender offer, business combination, proxy contest or some other method, even though you might be in favor of the transaction. These antitakeover provisions include:

•	limitations on voting rights of the beneficial owners of more than 10% of our common stock;

•	supermajority voting requirements for certain business combinations and changes to some provisions of the charter and bylaws;

•	the election of directors to staggered terms of three years; and

•	provisions regarding the timing and content of stockholder proposals and nominations.

In addition, Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. See “Restrictions On Acquisition Of CMS Bancorp And Community Mutual Savings Bank.”

You may not revoke your decision to purchase CMS Bancorp common stock in the subscription offering after you send us your subscription. Funds submitted or automatic withdrawals authorized in connection with a purchase of common stock in the subscription offering will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date. Because completion of the conversion and offering will be subject to an update of the independent appraisal prepared by FinPro, Inc., among other factors, there may be one or more delays in the completion of the conversion and offering. Orders submitted in the subscription offering are irrevocable, and subscribers will have no access to subscription funds unless the offering is terminated, or extended beyond [Extension Date #1], or the number of shares to be sold in the offering is increased to more than 1,983,750 shares or decreased to less than 1,275,000 shares. See “The Conversion And The Offering – Procedure For Purchasing Shares.”

Risks Related To The Formation Of The Foundation

Our contribution to The Community Mutual Savings Bank Charitable Foundation will adversely affect our profits for fiscal year 2007 and reduce a stockholder’s ownership interest as much as 3.6% after the donation. We intend to contribute to The Community Mutual Savings Bank Charitable Foundation a number of shares equal to 3.6% of the shares of our common stock issued in the offering and $60,000 in cash. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the year ending September 30, 2007. Based on the pro forma assumptions, the donation to the foundation would reduce net earnings by $360,000 at the midpoint of the conversion and offering, on an after-tax basis, in fiscal year 2007. In addition, purchasers of shares of common stock in the offering will have their ownership and voting interests diluted by up to 3.6% at the close of the offering when we contribute the shares of our common stock to the foundation. For a further discussion regarding the effect of the donation to the foundation, see “Pro Forma Data” and “Comparison Of Valuation And Pro Forma Information With And Without Foundation.”

Our contribution to The Community Mutual Savings Bank Charitable Foundation may not be tax deductible, which could hurt our profits. We believe that our contribution to The Community Mutual Charitable Foundation, valued at $600,000 at the midpoint of the offering, on a pre-tax basis, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully in the year of the contribution or thereafter. See “The Community Mutual Savings Bank Charitable Foundation.”

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	changes in the real estate market or local economy;

•	changes in interest rates;

•	changes in laws and regulations to which we are subject, and

•	competition in our primary market area.

Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

SELECTED FINANCIAL AND OTHER DATA

The summary information presented below at September 30, 2006 and 2005 and for the years ending September 30, 2006 and 2005 is derived in part from and should be read in conjunction with the financial statements of Community Mutual and the notes thereto presented elsewhere in this prospectus.

	At September 30,
	2006	2005
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$122,528	$114,338
Loans, net	96,732	79,303
Securities available for sale	4,087	221
Securities held to maturity	15,211	19,557
Total cash and cash equivalents	3,061	12,436
Total deposits	108,784	104,246
Borrowings	4,204	—
Total equity	8,307	8,117
Allowance for loan losses	216	238
Non-performing loans	—	—
Non-performing assets	—	—

	For the Year Ended September 30,
	2006	2005
	(Dollars in thousands)
Selected Operating Data:
Interest income	$5,720	$5,259
Interest expense	1,714	1,000

Net interest income	4,006	4,259
Provision for loan losses	—	67

Net interest income after provision for loan losses	4,006	4,192

Non-interest income:
Fees and service charges	289	345
Gain on securities available for sale	110	1,960
Other	23	12

Total non-interest income	422	2,317

Total non-interest expenses	4,336	4,334

Income before income taxes	92	2,175
Income taxes	40	869

Net income	$52	$1,306

	As of or For the Year Ended September 30,
	2006	2005
Selected Financial Ratios And Other Data
Performance Ratios:
Return on average assets	0.04%	1.12%
Return on average equity	0.64%	15.42%
Net interest rate spread	3.31%	3.61%
Net interest margin	3.55%	3.77%
Non-interest expense to average assets	3.71%	3.71%
Efficiency ratio (1)	97.92%	65.91%
Average interest-earning assets to average interest-bearing liabilities	1.16x	1.18x

Capital Ratios:
Average equity to average assets	6.95%	7.26%
Equity to total assets at end of period	6.78%	7.10%

Regulatory Capital Ratios:
Core capital (Tier 1 capital)	6.95%	7.08%
Total risk-based capital	13.02%	14.39%

Asset Quality Ratios:
Non-performing loans as a percent of loans	—	—
Non-performing assets as a percent of total assets	—	—
Allowance for loan losses as a percent of loans	0.22%	0.30%
Allowance for loan losses as a percent of non-performing loans	—	—

(1)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The summary information presented below under “Selected Financial Condition Data” at September 30, 2006 is derived in part from and should be read in conjunction with the consolidated financial statements of Community Mutual for the year ended September 30, 2006 and the notes thereto. The information at and for the three months ended December 31, 2006 and 2005 is derived from unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the three month period ended December 31, 2006 are not necessarily indicative of the results that may be expected for the year ending September 30, 2007 or any other period.

	At December 31, 2006	At September 30, 2006
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$124,528	$122,528
Loans, net	100,103	96,732
Securities available for sale	4,096	4,087
Securities held to maturity	12,706	15,211
Total cash and cash equivalents	4,053	3,061
Total deposits	109,886	108,784
Borrowings	5,006	4,204
Total equity	8,296	8,307
Allowance for loan losses	215	216
Non-performing loans	—	—
Non-performing assets	—	—

	For the Three Months Ended December 31,
	2006	2005
	(Unaudited) (In thousands)
Selected Operating Data:
Interest income	$1,598	$1,362
Interest expense	648	343

Net interest income	950	1,019
Provision for loan losses	—	—

Net interest income after provision for loan losses	950	1,019

Non-interest income:
Fees and service charges	77	78
Gain on securities available for sale	—	—
Other	3	3

Total non-interest income	80	81

Total non-interest expenses.	1,047	1,086

Income before income taxes	(17)	14
Income tax (benefit) expense	(4)	6

Net income (loss)	$(13)	$8

	As of or For the Three Months Ended December 31,
	2006	2005
	(Unaudited)
Selected Financial Ratios and Other Data
Performance Ratios:
Return on average assets	(0.01)%	0.01%
Return on average equity	(0.16)%	0.10%
Net interest rate spread	0.73%	0.87%
Net interest margin	0.81%	0.92%
Non-interest expense to average assets	0.85%	0.95%
Efficiency ratio (1)	1.02	0.99
Average interest-earning assets to average interest-bearing liabilities	1.13	1.14

Capital Ratios:
Average equity to average assets	6.72%	7.07%
Equity to total assets at end of period	6.66%	7.04%

Regulatory Capital Ratios:
Core capital (Tier 1 capital)	6.67%	7.02%
Total risk-based capital	12.55%	14.24%

Asset Quality Ratios:
Non-performing loans as a percent of loans	—	—
Non-performing assets as a percent of total assets	—	—
Allowance for loan losses as a percent of loans	0.21%	0.27%
Allowance for loan losses as a percent of non-performing loans	0	0

(1)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at December 31, 2006 and September 30, 2006

Total assets rose $2.0 million to $124.5 million at December 31, 2006 from $122.5 million at September 30, 2006, principally as a result of growth of the loan portfolio.

Cash and cash equivalents increased by $1.0 million to $4.1 million at December 31, 2006 from $3.1 million at September 30, 2006 as a result of held to maturity investments which matured on the last day of the quarter.

Securities held to maturity, principally U.S. government agency bonds, decreased by $2.5 million to $12.7 million at December 31, 2006 from $15.2 million at September 30, 2006 due to scheduled maturities. Cash flows from maturing securities were reinvested in the loan portfolio.

Community Mutual’s total loan portfolio rose by $3.4 million to $100.1 million at December 31, 2006 from $96.7 million at September 30, 2006 as Community Mutual continued to grow and diversify the loan portfolio during the quarter. Specifically, the growth in loan portfolio reflects increased real estate mortgage loans, as well as diversification into other higher yield loans such as multi-family, non-residential, commercial and construction loans.

Community Mutual’s total deposits increased by $1.1 million to $109.9 million at December 31, 2006 from $108.8 million at September 30, 2006. The increase in total deposits was due to, among other things, Community Mutual’s introduction of a new six-month 5.23% certificate of deposit. Asset quality remained sound for the quarter ended December 31, 2006 as there were no non-performing loans.

Borrowings from the Federal Home Loan Bank of New York rose by $800,000 to $5.0 million, in order to fund growth in the loan portfolio. Advance payments by borrowers for taxes and insurance rose by $500,000 reflecting the normal build up in escrow deposits prior to the periodic payments of real estate taxes.

Total equity was unchanged at $8.3 million.

Comparison of Operating Results for the Three Months Ended December 31, 2006 and December 31, 2005

General. For the three months ended December 31, 2006, Community Mutual recorded a net loss of $13,000, compared to net income of $8,000 for the three months ended December 31, 2005, as a result of lower net interest income, partially offset by lower non-interest expense.

Interest Income. Interest income rose by $236,000 to $1.6 million as average earning assets rose to $117.7 million for the quarter ended December 31, 2006 from $111.1 million for the quarter ended December 31, 2005. The quarterly yield on interest-earning assets rose to 1.36% for the quarter ended December 31, 2006, from 1.23% for the quarter ended December 31, 2005. Growth in the loan portfolio, diversification of the loan portfolio into higher yielding multifamily, non-residential, construction, home equity and commercial loans, as well as reinvesting the proceeds of lower yielding held to maturity investments in the loan portfolio contributed to the increase in interest income.

Interest Expense. Interest expense rose to $648,000 for the quarter ended December 31, 2006, from $343,000 for the quarter ended December 31, 2005. Average interest-bearing liabilities rose to $104.0 million at an average quarterly cost of 0.62% for the quarter ended December 31, 2006 from $97.3 million at an average quarterly cost of 0.35% for the quarter ended December 31, 2005. In addition, Community Mutual had interest expense on Federal Home Loan Bank borrowings of $81,000 for the quarter ended December 31, 2006.

Net Interest Income. Net interest income decreased $69,000 from $1.02 million for the quarter ended December 31, 2005 to $950,000 for the quarter ended December 31, 2006. The average rate on interest-bearing liabilities rose in response to local market conditions and the increase in the Federal Funds rate, the revised short term certificate of deposit interest rate structure, and from the change in the composition of deposits and higher borrowings for the 2006. The interest rate on 10-year Treasury notes, from which Community Mutual generally prices conventional mortgages, rose marginally during the same period. The negative impact on net interest income of the flattening interest rate yield curve was mitigated by reinvesting the proceeds of maturing lower yielding securities and other interest-earning assets into higher yielding loans, as well as diversifying the loan portfolio into higher yielding multi-family, non-residential, construction, home equity and commercial loans. Increases in short term interest rates without a corresponding increase in long term interest rates have resulted, and may continue to result in an increase in interest expense and a reduction in net interest income in the future.

Provision for Loan Losses. There was no provision for loan losses for the quarters ended December 31, 2005 and December 31, 2006. Community Mutual establishes provisions for loan losses at a level management considers necessary to absorb probable incurred credit losses in its loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis.

Non-Interest Income. Non-interest income decreased $1,000 from $81,000 for the quarter ended December 31, 2005 to $80,000 for the quarter ended December 31, 2006.

Non-Interest Expense. Non-interest expense decreased $39,000 from $1.09 million for the quarter ended December 31, 2005 to $1.05 million for the quarter ended December 31, 2006.

Income Taxes. The income tax benefit for the quarter ended December 31, 2006 is lower than would be expected, and the income tax provision for the quarter ended December 31, 2005 is higher than would be expected, based on the statutory tax rate of 40%, as a result of New York state minimum taxes, which are higher than the statutory rate at Community Mutual’s current income levels.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

The amount of net proceeds will depend on the total number of shares of common stock sold in the offering, which will in turn depend on FinPro, Inc.’s appraisal, regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $11.0 million and $15.5 million, or $18.0 million if the offering is increased by 15%.

How We Intend To Distribute The Net Proceeds From The Offering

We intend to (i) infuse Community Mutual with 50% of the net proceeds from the offering, (ii) make a loan to the employee stock ownership plan to fund its purchase of 8.0% of the common stock sold in the offering and issued to the foundation, and (iii) retain the rest of the proceeds at the holding company for capital needs that arise in the future. This is set forth in the table below.

	Number of shares sold
	Minimum		Midpoint		Maximum		Maximum, As Adjusted
	Amount	Percentage of Net Proceeds	Amount	Percentage of Net Proceeds	Amount	Percentage of Net Proceeds	Amount	Percentage of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$12,750		$15,000		$17,250		$19,838
Less:
Offering expenses	1,733		1,756		1,776		1,800

Net offering proceeds	11,017		13,244		15,474		18,038
Less:
Proceeds contributed to Community Mutual	5,508	50.0%	6,622	50.0%	7,737	50.0%	9,019	50.0%
Loan to the employee stock ownership plan	1,057	9.6%	1,243	9.4%	1,430	9.2%	1,644	9.1%
Proceeds contributed to foundation	60	0.5%	60	0.5%	60	0.4%	60	0.3%

Proceeds retained by CMS Bancorp	$4,392	39.9%	$5,319	40.1%	$6,247	40.4%	$7,315	40.6%

The net proceeds may vary because total expenses relating to the conversion and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering are adjusted to reflect a change in the estimated pro forma market value of CMS Bancorp and Community Mutual. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by Community Mutual but will result in a reduction of Community Mutual’s deposits and interest expense as funds are transferred from interest bearing certificates of deposit or other deposit accounts.

How We May Use The Proceeds We Retain From The Offering

The net proceeds raised in the offering will allow Community Mutual to better serve the needs of its community by:

•

supporting future lending and operational growth, including de novo branch expansion and acquisitions of other financial institutions or branches (although we have no such acquisitions planned at this time) and the formation of an FDIC-insured, New York State-chartered limited purpose commercial bank subsidiary for the purpose of accepting municipal deposits and other public funds;

•	enhancing existing products and services and support the development of new products and services, such as, in the future, online banking;

•	renovating existing retail banking offices;

•	enhancing its ability to attract and retain qualified directors, management and other employees through stock-based incentive plans;

•	repaying borrowings from the Federal Home Loan Bank of New York; and

•	upgrading its technology infrastructure, marketing, training and staff recruitment.

We will use the capital retained by us to:

•	pay dividends to stockholders (although we do not intend to pay dividends during the first year after the conversion and the offering);

•	repurchase shares of our common stock;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	fund other general corporate purposes.

The conversion also allows us to form a charitable foundation to benefit the communities in which Community Mutual maintains its corporate office or a retail banking office.

Initially, both we and Community Mutual intend to invest the net proceeds from the offering in short-term investments and mortgage-backed and asset-backed securities until these proceeds can be deployed for the purposes discussed above.

Community Mutual is currently completing renovations of its retail banking office located in Mount Vernon, New York. The completion of the renovations is expected to cost approximately $575,000. In addition, Community Mutual anticipates that it will undertake renovations of its other retail banking offices, at an estimated cost of $500,000. The renovations of Community Mutual’s retail banking offices are expected to be completed by the end of fiscal year 2007. Finally, Community Mutual is engaged in technology upgrades that it anticipates will be completed by the end of fiscal year 2007, at an estimated cost of $100,000.

Community Mutual’s borrowings from the Federal Home Loan Bank of New York, if any, will be repaid upon closing of the offering.

OUR POLICY REGARDING DIVIDENDS

For the first year after the conversion and the offering, we do not intend to pay dividends. After one year, the payment of dividends will be subject to the determination of our Board of Directors, which will take into account, among other things, our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We cannot guarantee that we will pay dividends in the future or, if we pay dividends, the amount and frequency of these dividends. For a period of one year, CMS Bancorp will not pay a dividend that would be considered a return on capital. In addition, if we issue preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

The only funds available for the payment of dividends on our common stock will be cash and cash equivalents held by us, earnings from the investment of proceeds from the sale of common stock retained by us, dividends paid by Community Mutual to us, and borrowings.

Community Mutual’s ability to pay dividends will be governed by the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision. Under such laws and regulations, all dividends by a federal savings bank must be paid out of current or retained net profits. In addition, the prior approval of the Office of Thrift Supervision is required for the payment of a dividend if the total of all dividends declared by a federal savings bank in any calendar year would exceed the total of its net profits for the year combined with its retained net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Community Mutual will be prohibited from paying cash dividends to us to the extent that any such payment would reduce Community Mutual’s capital below required capital levels or would impair the liquidation account to be established for the benefit of Community Mutual’s eligible account holders and supplemental eligible account holders at the time of the conversion and offering. See “The Conversion And The Offering — Effects Of The Conversion On Depositors, Borrowers And Members — Effect on Liquidation Rights.”

MARKET FOR THE COMMON STOCK

We have not previously issued common stock, so there is no established market for our shares of common stock. We have applied to have the common stock of CMS Bancorp quoted on the Nasdaq Capital Market under the symbol “CMSB.” If we sell less than 1,500,000 shares of our common stock (the midpoint of the offering range) in the offering, our common stock will not qualify for listing on the Nasdaq Capital Market, and we will instead apply to have our common stock quoted on the NASD Over-The-Counter Bulletin Board under the symbol “CMSB.” Ryan Beck & Co., Inc. intends to become a market maker in our common stock following the conversion, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development and maintenance of an active and liquid trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue, nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

BANK REGULATORY CAPITAL COMPLIANCE

At September 30, 2006, Community Mutual exceeded all regulatory capital requirements. Set forth below is a summary of our capital computed under accounting principles generally accepted in the United States of America (“GAAP”) and our compliance with regulatory capital standards at September 30, 2006, on a historical and pro forma basis under Federal Deposit Insurance Corporation regulations. We have assumed that the indicated number of shares were sold as of September 30, 2006 and that Community Mutual received 50% of the net proceeds from the offering. For purposes of the table below, the amount expected to be loaned to the employee stock ownership plan is deducted from pro forma regulatory capital. For a discussion of the capital requirements applicable to Community Mutual, see “Regulation — Capital Requirements.”

			Pro forma at September 30, 2006
	Historical at September 30, 2006		Minimum 1,275,000 shares at $10.00 per share		Midpoint 1,500,000 shares at $10.00 per share		Maximum 1,725,000 shares at $10.00 per share		Maximum as adjusted 1,983,750 shares at $10.00 per share (1)
	Amount	Percent of assets(2)	Amount	Percent of assets(2)	Amount	Percent of assets(2)	Amount	Percent of assets(2)	Amount	Percent of assets(2)
	(Dollars in thousands)
Capital and retained earnings under generally accepted accounting principles	$8,307	6.78%	$12,230	9.67%	$13,064	10.26%	$13,899	10.85%	$14,860	11.51%

Tangible capital(3)	$8,254	6.95%	$12,177	9.92%	$13,011	10.53%	$13,846	11.13%	$14,807	11.81%
Requirement	1,782	1.50%	1,841	1.50%	1,854	1.50%	1,866	1.50%	1,881	1.50%

Excess	$6,472	5.45%	$10,336	8.42%	$11,157	9.03%	11,980	9.63%	$12,926	10.31%

Core capital(4)	$8,254	6.95%	$12,177	9.92%	$13,011	10.53%	$13,846	11.13%	$14,807	11.81%
Requirement	4,753	4.00%	4,910	4.00%	4,943	4.00%	4,976	4.00%	5,015	4.00%

Excess	$3,501	2.95%	$7,267	5.92%	$8,068	6.53%	$8,870	7.13%	$9,792	7.81%

Total risk-based capital(5)	$8,470	13.02%	$12,393	18.49%	$13,227	19.62%	$14,062	20.73%	$15,023	21.99%
Requirement	5,204	8.00%	5,361	8.00%	5,394	8.00%	5,428	8.00%	5,466	8.00%

Excess	$3,266	5.02%	$7,032	10.49%	$7,833	11.62%	$8,634	12.73%	$9,557	13.99%

Reconciliation of capital infused into Community Mutual:
Net proceeds infused			$5,508		$6,622		$7,737		$9,019
Less:
Common stock acquired by employee stock ownership plan			1,057		1,243		1,430		1,644
Common stock acquired by management recognition and retention plan			528		622		715		822

Pro forma increase in GAAP and regulatory capital			$3,923		$4,757		$5,592		$6,553

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2)	Core capital levels are shown as a percentage of “total assets,” and risk-based capital levels are calculated on the basis of a percentage of “risk-weighted assets,” each as defined in the Federal Deposit Insurance Corporation regulations.
(3)	Pro forma capital levels assume receipt by Community Mutual of 50% of the net proceeds from the shares of common stock sold at the minimum, midpoint, maximum and 15% above maximum of the offering range.
(4)	The current core capital requirement for savings banks is 3.0% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current core capital ratio applicable to all other savings banks is 4.0%.
(5)	Assumes net proceeds are invested in assets that carry a 50% risk-weighting.

CAPITALIZATION

The following table presents the historical capitalization of Community Mutual at September 30, 2006, and the pro forma capitalization of CMS Bancorp after giving effect to the conversion and offering, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.” A change in the number of shares to be sold in the offering may materially affect our capitalization.

		Pro forma based upon sale at $10.00 per share
	Historical as of September 30, 2006	Minimum 1,275,000 shares at $10.00 per share	Midpoint 1,500,000 shares at $10.00 per share	Maximum 1,725,000 shares at $10.00 per share	Maximum as adjusted 1,983,750 shares at $10.00 per share(1)
	(Dollars in thousands)
Deposits(2)	$108,784	108,784	$108,784	$108,784	$108,784
Borrowed funds	4,204	4,204	4,204	4,204	4,204

Total deposits and borrowed funds	$112,988	$112,988	$112,988	$112,988	$112,988

Stockholders’ equity:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; shares to be issued as reflected	—	—	—	—	—
Common stock, $.01 par value, 14,000,000 shares authorized; shares to be issued as reflected(3)	—	13	16	18	21
Additional paid-in capital(3)		11,002	13,228	15,455	18,017
Retained earnings(4)	8,444	8,444	8,444	8,444	8,444
Accumulated other comprehensive income (loss)(5)	(137)	(137)	(137)	(137)	(137)
Plus:
Amount of foundation	—	459	540	621	714
Less:
After-tax expense of foundation.	—	(311)	(360)	(409)	(464)
Common stock acquired by employee stock ownership plan(6)	—	(1,057)	(1,243)	(1,430)	(1,644)
Common stock acquired by management recognition and retention plan(7)	—	(528)	(622)	(715)	(822)

Total stockholders’ equity	$8,307	$17,885	$19,866	$21,847	$24,129

Stockholders’ equity as a percentage of assets	6.78%	13.54%	14.82%	16.06%	17.44%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the offering of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the start of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan intended to be adopted by our Board of Directors and presented for approval of stockholders at a meeting of the stockholders to be held at least six months following completion of the offering.
(4)	The retained earnings of Community Mutual will be substantially restricted after the offering.
(5)	Includes the unrealized gain on securities classified as available-for-sale, net of related taxes.
(6)	Assumes that the employee stock ownership plan purchases 8.0% in the offering, plus the shares issued to the foundation, with funds borrowed from us. The loan will be repaid principally from Community Mutual’s contributions to the employee stock ownership plan. Since we will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on our consolidated financial statements. Accordingly, the amount of shares acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes that, subsequent to the offering, an amount equal to 4.0% of the offering is purchased by a management recognition and retention plan through open market purchases with funds provided by us. The new management recognition and retention plan is intended to be adopted by our Board of Directors and presented for approval of stockholders at a meeting to be held at least six months following completion of the offering. The common stock purchased by the management recognition and retention plan is reflected as a reduction of stockholders’ equity.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $11.0 million and $15.5 million, or $18.0 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription offering;

•

our employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering and contributed to The Community Mutual Charitable Foundation, with a loan from CMS Bancorp or a subsidiary capitalized by CMS Bancorp that will be repaid in equal installments over a period of thirty years;

•

we will pay Ryan Beck & Co., Inc. a fixed fee of $50,000 and 1.0% of the dollar amount of our common stock sold in the subscription or community offering, excluding shares of common stock sold to our officers and directors and the employee stock ownership plan. See “Plan Of Distribution; Selling Agent Compensation;” and

•	total expenses, excluding the fee and commission above and expenses paid to Ryan Beck & Co., Inc., will be approximately $1.8 million.

We calculated the pro forma consolidated net income and stockholders’ equity of CMS Bancorp for the year ended September 30, 2006, as if the common stock had been sold at the beginning of the year and the net proceeds had been invested at 4.91% for the year ended September 30, 2006. This yield represents the yield on one-year U.S. Treasury securities at September 30, 2006 (which we consider to more accurately reflect the pro forma investment rate than an arithmetic average method in light of current market interest rates). This rate is used because we believe it reflects the yield that we could expect to receive on the net proceeds of the offering. We assumed a combined estimated effective federal and state tax rate of 40% for the period. This results in an annualized after-tax yield of 2.95% for the year ended September 30, 2006.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and equity by the indicated number of shares of common stock. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the period, but we did not adjust per share historical equity to reflect the earnings on the estimated net proceeds. As discussed under “How We Intend To Use The Proceeds,” we intend to (i) infuse Community Mutual with 50% of the net proceeds from the offering; (ii) make a loan to the employee stock ownership plan to fund its purchase of 8.0% of the common stock issued in the offering (including shares issued to the foundation); and (iii) retain the rest of the proceeds at the holding company for capital needs that will arise in the future. The loan to the employee stock ownership plan is assumed to be repaid in substantially equal principal payments over a period of thirty years.

An increase in the number of shares of common stock outstanding as a result of an increase in the estimated pro forma market value of the common stock would decrease both the percentage of outstanding shares owned by a subscriber and the pro forma net income and stockholders’ equity on a per share basis while increasing pro forma net income and stockholders’ equity on an aggregate basis. A decrease in the number of shares of common stock outstanding would increase both a subscriber’s ownership interest and the pro forma net income and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis.

The following tables do not give effect to:

•	withdrawals from deposit accounts to purchase common stock in the offering;

•	our results of operations after the conversion and offering; or

•	changes in the market price of the common stock after the conversion and offering.

The following pro forma information may not represent the financial effects of the conversion and offering at the date on which the conversion actually occurs and you should not use the table as an indicator of future results of operations. Pro forma equity represents the difference between the stated amount of assets and liabilities of CMS Bancorp computed in accordance with generally accepted accounting principles used in the United States. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated. Book value does not give effect to the recapture of bad debt reserves, intangible assets or the liquidation account to be established for the benefit of Community Mutual’s eligible account holders and supplemental eligible account holders at the time of the conversion and offering in the event of liquidation.

	At or for the year ended September 30, 2006
	Minimum 1,275,000 shares at $10.00 per share	Midpoint 1,500,000 shares at $10.00 per share	Maximum 1,725,000 shares at $10.00 per share	Maximum, as adjusted 1,983,750 shares at $10.00 per share(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$12,750	$15,000	$17,250	$19,838
Plus: Shares issued to the foundation	459	540	621	714

Pro forma market capitalization	$13,209	$15,540	$17,871	$20,552

Gross proceeds	$12,750	$15,000	$17,250	$19,838
Less: Estimated conversion expenses	(1,735)	(1,756)	(1,777)	(1,800)
Estimated net proceeds	11,015	13,244	15,473	18,038
Less: Cash contributed to foundation	(60)	(60)	(60)	(60)
Less: Common stock purchased by employee stock ownership plan(2)	(1,057)	(1,243)	(1,430)	(1,644)
Less: Common stock purchased by management recognition plan(3)	(528)	(622)	(715)	(822)

Estimated net proceeds reinvested	$9,370	$11,319	$13,268	$15,512

For the year ended September 30, 2006:
Consolidated net income:
Historical	$52	$52	$52	$52
Pro forma income on net proceeds	276	334	391	458
Less: Option expense	(111)	(131)	(150)	(173)
Less: Amortization of employee stock ownership plan(2)	(21)	(25)	(29)	(33)
Less: Pro forma management recognition plan adjustment(3)	(63)	(75)	(86)	(99)

Pro forma net income	$133	$155	$178	$205

Per share net income (reflects SOP 93-6)(4):
Historical	$0.04	$0.04	$0.03	$0.03
Pro forma income on net proceeds	0.23	0.23	0.24	0.24
Pro forma employee stock ownership plan adjustment(2)	(0.02)	(0.02)	(0.02)	(0.02)
Option expense(4)	(0.09)	(0.09)	(0.09)	(0.09)
Pro forma management recognition plan adjustment(3)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income per share(6)	$0.11	$0.11	$0.11	$0.11

Offering price as a multiple of earnings per share	90.91x	90.91x	90.91x	90.91x
Number of shares used in the calculation of earnings per share	1,218,750	1,433,824	1,648,898	1,896,232
At September 30, 2006:
Stockholders’ equity:
Historical	$8,307	$8,307	$8,307	$8,307
Estimated net proceeds	11,015	13,244	15,473	18,038
Plus: Shares issued to foundation	459	540	621	714
Less: After-tax expense of foundation	(311)	(360)	(409)	(464)
Less: Pro forma employee stock ownership plan adjustment(2)	(1,057)	(1,243)	(1,430)	(1,644)
Less: Pro forma management recognition plan adjustment(3)	(528)	(622)	(715)	(822)

Pro forma stockholders’ equity	$17,885	$19,866	$21,847	$24,129

Stockholders’ equity per share (does not reflect SOP 93-6)(7):
Historical	$6.29	$5.35	$4.65	$4.04
Estimated net proceeds	8.34	8.52	8.66	8.78
Plus: Shares issued to foundation	0.35	0.35	0.35	0.35
Less: After-tax expense of foundation	(0.24)	(0.23)	(0.23)	(0.23)
Less: Common stock acquired by employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by management recognition plan(3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$13.54	$12.78	$12.22	$11.74

Offering price as a percentage of pro forma stockholders’ equity per share	73.86%	78.25%	81.83%	85.18%

Number of shares used in calculation of book value per share	1,320,900	1,554,000	1,787,100	2,055,165

(1)	We reserve the right to issue up to a total of 1,983,750 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $19,837,500 (15% above the maximum of the offering range).

(2)	It is assumed that 8.0% of the shares of common stock issued in connection with the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from us. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Employee stock ownership plan expense is based upon generally accepted accounting principles as described in accounting Statement of Position 93-6 (“SOP 93-6”). Generally accepted accounting principles require that as and when shares pledged as security for an employee stock ownership plan loan are committed to be released from the loan (i.e., as the loan is repaid), employee stock ownership plan expense is recorded based upon the fair value of the shares at the time. Community Mutual intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Community Mutual’s total annual payment of the employee stock ownership plan debt is based upon 30 equal annual installments of principal, with an assumed interest rate at 8.0%. The pro forma net income assumes: (i) that Community Mutual’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the year ended September 30, 2006, and was made at the end of the period; (ii) that 3,522 shares at the minimum of the offering range, 4,144 shares at the midpoint of the offering range, 4,766 shares at the maximum of the offering range and 5,480 shares at the 15% above the maximum of the offering range, were committed to be released during the year ended September 30, 2006 at an average fair value of $10.00 per share in accordance with SOP-93-6; and (iii) the employee stock ownership plan shares committed to be released were considered outstanding for the entire period for purposes of the net income per share calculations.
(3)	Assumes 4.0% of the common stock sold in the offering and issued to the foundation will be purchased by the new management recognition plan using funds contributed by us. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. As we accrue compensation expenses to reflect the vesting of such shares over five years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly-issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of CMS Bancorp would be proportionally reduced and to the extent the interest of existing stockholders would be diluted by 3.85%.
(4)	Assumes 10% of the common stock sold in the offering and issued to the foundation will be granted pursuant to options to acquire such stock. In calculating the pro forma effect of the stock option expense, it is assumed that the exercise price of the stock options and trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $4.20 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five year vesting period of the options and that 30% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed combined estimated effective federal and state tax rate of 40%. Under the above assumption, the adoption of the stock option plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 per share price. If a portion of the shares to satisfy the exercise of options under the stock option plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of 9.09% on the ownership interests of persons who purchase common stock in the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE FOUNDATION

	Minimum 1,275,000 shares at $10.00 per share		Midpoint 1,500,000 shares at $10.00 per share		Maximum 1,725,000 shares at $10.00 per share		Maximum, as adjusted 1,983,750 shares at $10.00 per share
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$12,750	$13,957	$15,000	$16,420	$17,250	$18,883	$19,838	$21,715
Pro forma market capitalization	13,209	13,957	15,540	16,420	17,871	18,883	20,552	21,715
Total assets	132,106	133,063	134,087	135,208	136,068	137,353	138,350	139,819
Total liabilities	114,221	114,221	114,221	114,221	114,221	114,221	114,221	114,221
Pro forma stockholders’ equity	17,885	18,842	19,866	20,987	21,847	23,132	24,129	25,598
Pro forma consolidated net income	133	157	155	183	178	209	205	240
Pro forma stockholders’ equity per share	13.54	13.50	12.78	12.78	12.22	12.25	11.74	11.79
Pro forma consolidated net income per share	0.11	0.12	0.11	0.12	0.11	0.12	0.11	0.12
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	73.86%	74.07%	78.25%	78.25%	81.83%	81.63%	85.18%	84.82%
Offering price to pro forma net income per share	90.91	83.33	90.91	83.33	90.91	83.33	90.91	83.33
Pro forma market capitalization to assets	10.00%	10.49%	11.59%	12.14%	13.13%	13.75%	14.85%	15.53%
Pro forma financial ratios:
Return on assets	0.10%	0.12%	0.12%	0.14%	0.13%	0.15%	0.15%	0.17%
Return on stockholders’ equity	0.74%	0.83%	0.78%	0.87%	0.81%	0.90%	0.85%	0.93%
Stockholders’ equity to assets	13.54%	14.16%	14.82%	15.52%	16.06%	16.84%	17.40%	18.31%

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects Community Mutual’s financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Community Mutual’s financial statements and their notes beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus. Upon completion of the conversion, Community Mutual will become the wholly-owned subsidiary of CMS Bancorp. At that time, the financial information presented herein will be part of the consolidated financial information for CMS Bancorp. Prior to completion of the conversion, CMS Bancorp will have no operations.

General

Community Mutual’s results of operations depend primarily on its net interest income, which is the difference between the interest income it earns on its loans and investments and the interest it pays on its deposits and other interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. Community Mutual’s operations are also affected by non-interest income, such as service fees and gains and losses on sales of securities, the provision for loan losses and non-interest expenses such as salaries and employee benefits, occupancy costs, and other general and administrative expenses. In general, financial institutions such as Community Mutual are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions, and funds availability. Community Mutual’s operations and lending are principally concentrated in Westchester County, New York, and its operations and earnings are influenced by the economics of the area in which it operates. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences, and levels of personal income and savings in Community Mutual’s primary market area.

Our net interest income may be affected by market interest rate changes. Increases in short-term interest rates in 2005 and 2006, as a result of increases in the Federal Funds rate, without a corresponding increase in long-term interest rates, have resulted and may continue to result in an increase in interest expense and reduction in net interest income in the future. The effect of the flattening interest rate yield curve could decrease our ability to invest the net proceeds of the offering and reinvest proceeds from loan and investment repayments at higher interest rates. Our cost of funds has increased faster than our yield on loans and investments, due to the longer-term nature of our interest-earning assets and the flat yield curve. As a result, while our interest income rose from $5.3 million in the year ended September 30, 2005 to $5.7 million in the year ended September 30, 2006, our interest expense rose from $1.0 million in the year ended September 30, 2005 to $1.7 million in the year ended September 30, 2006.

In order to grow and diversify in the current flat yield curve environment, Community Mutual seeks to continue to grow its multi-family, non-residential, construction, home equity and commercial loans by targeting these markets in Westchester County and surrounding areas as a means to increase the yield on and diversify its loan portfolio and build transactional deposit account relationships; and depending on market conditions, sell a portion of the fixed rate residential real estate loans to a third party, in order to diversify its loan portfolio, increase fee income and reduce interest rate risk.

To the extent we increase our investment in construction or development, consumer and commercial loans, which are considered to entail greater risks than one- to four-family residential loans, our provision for loan losses may increase to reflect this increased risk, which could cause a reduction in our income.

Overview And Strategic Plan

Community Mutual seeks to differentiate itself from its competition by providing superior, highly personalized and prompt service with competitive fees and rates to its customers. Historically, Community Mutual has been a community-oriented retail savings bank offering residential mortgage loans and traditional deposit products and, to a lesser extent, commercial real estate, small business and consumer loans in Westchester County, New York, and surrounding areas.

Community Mutual has adopted a strategic plan that focuses on growth in the traditional one- to four-family real estate lending market as well as diversification of the loan portfolio into higher yield multi-family, non-residential, construction and commercial loan markets. Community Mutual’s strategic plan also calls for increasing deposit relationships and broadening its product lines and services. Community Mutual believes that this business strategy is best for its long term success and viability, and complements its existing commitment to high quality customer service.

In connection with its overall growth strategy, Community Mutual seeks to:

•

continue to grow its commercial and industrial loan and commercial real estate loan portfolio by targeting commercial businesses in its primary market area and in Westchester County and surrounding areas as a means to increase the yield on and diversify its loan portfolio and build transactional deposit account relationships;

•	focus on expanding its retail banking franchise, and increasing the number of households served within its market area; and

•

depending on market conditions, sell a portion of the fixed rate residential real estate loans to a third party, in order to diversify its loan portfolio, increase fee income and reduce interest rate risk.

In addition, Community Mutual intends to apply for permission to form an FDIC-insured, New York State-chartered limited purpose commercial bank subsidiary for the purpose of accepting municipal deposits and other public funds.

Following the conversion and offering, Community Mutual intends to utilize proceeds from the offering to further the objectives of its growth-oriented strategy. See “How We Intend To Use The Proceeds From The Offering.”

Critical Accounting Policies

It is management’s opinion that accounting estimates covering certain aspects of the business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity required in making these estimates. Community Mutual considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required for probable credit losses and the material effect that such judgments can have on the results of operations. Management’s quarterly evaluation of the adequacy of the allowance considers Community Mutual’s historical loan loss experience, review of specific loans, current economic conditions, and such other factors considered appropriate to estimate losses. Management uses presently available information to estimate probable losses on loans; however, future additions to the allowance may be necessary based on changes in estimates, assumptions, or economic conditions. Significant factors that could give rise to changes in these estimates include, but are not limited to, changes in economic conditions in the local area, concentrations of risk and declines of local property values.

These critical policies and their application have been and will continue to be reviewed periodically by the Audit Committee and the Board. All accounting policies are important, and as such, we encourage you to review each of the policies included in Note 1 to the Notes to Community Mutual’s Financial Statements to obtain a better understanding of how its financial performance is reported.

Management Of Interest Rate Risk

As a financial institution, Community Mutual’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a significant portion of its assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those which possess a short term to maturity. Interest rates are highly sensitive to factors that are beyond Community Mutual’s control, including general economic conditions, inflation, changes in the slope of the yield curve, monetary and fiscal policies of the federal government and the regulatory policies of government authorities. Due to the nature of Community Mutual’s operations, it is not subject to foreign currency exchange or commodity price risk. Instead, Community Mutual’s real estate loan portfolio, concentrated in Westchester County, New York, is subject to the risks associated with the economic conditions prevailing in its market area.

The primary goals of Community Mutual’s interest rate management strategy are to determine the appropriate level of risk given Community Mutual’s business strategy and then manage that risk so as to reduce the exposure of Community Mutual’s net interest income to fluctuations in interest rates.

Community Mutual seeks to coordinate asset and liability decisions so that, under changing interest rate scenarios, earnings will remain within an acceptable range. To achieve the objectives of managing interest rate risk, Community Mutual’s Asset Liability Management Committee, which includes the President and Chief Executive Officer, Chief Financial Officer, Senior Vice President of Retail Banking and certain members of the Board of Trustees, meets quarterly to discuss and monitor the market interest rate environment relative to interest rates that are offered on Community Mutual’s products. The Asset Liability Management Committee presents periodic reports to the Board of Trustees at its regular meetings.

Historically, Community Mutual’s lending activities have been dominated by one- to four-family real estate mortgage loans. Community Mutual’s primary source of funds has been deposits which have substantially shorter terms to maturity than the loan portfolio. Community Mutual has employed certain strategies to manage the interest rate risk inherent in the asset/liability mix, including but not limited to:

•	limiting terms of fixed rate one- to four-family mortgage loan originations, which are retained in Community Mutual’s portfolio; and

•	emphasizing investments with short- and intermediate-term maturities of less than five years.

In addition, the actual amount of time before mortgage loans are repaid can be significantly impacted by changes in mortgage prepayment rates and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates, related mortgage refinancing opportunities and competition. Community Mutual monitors interest rate sensitivity so that it can make adjustments to its asset and liability mix on a timely basis.

Net Interest Income At Risk

Community Mutual uses a simulation model to monitor interest rate risk. This model reports the net interest income at risk under different interest rate environments. Specifically, an analysis is performed of changes in net interest income assuming changes in interest rates, both up and down from current rates over the three-year period following the current financial statements.

The changes in interest income and interest expense due to changes in interest rates reflect the interest sensitivity of Community Mutual’s interest earning assets and interest bearing liabilities. For example, in a rising interest rate environment, the interest income from an adjustable-rate mortgage will increase depending on its repricing characteristics while the interest income from a fixed rate loan would not increase until it was repaid and loaned out at a higher interest rate.

The table below sets forth as of June 30, 2006, the estimated changes in net interest income that would result from a 300 basis point change in interest rates over a twelve-month period.

	June 30, 2006
Changes in Interest Rate (basis points)	Amount	Percent Change
300	$4,217	(2.99)%
0	4,347	—
(300)	4,377	0.69%

Analysis Of Net Interest Income

Net interest income represents the difference between the interest income derived from interest-earning assets, such as mortgage loans and investment securities, and the interest expense incurred on interest-bearing liabilities, such as time deposits. Net interest income depends on the volume and mix of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

Average Balances, Interest and Average Yields. The following table sets forth certain information relating to Community Mutual’s average balance sheets and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities, interest earned and interest paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances over the periods indicated. The average balances for loans are net of allowance for loan losses, but include non-accrual loans.

	At September 30, 2006		For the Year Ended September 30, 2006			For the Year Ended September 30, 2005
	Actual Balance	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$96,732	5.90%	$85,685	$4,785	5.58%	$77,401	$4,238	5.48%
Securities available for sale	4,087	4.21%	4,114	187	4.55%	3,185	128	4.02%
Securities held to maturity(2)	15,211	3.67%	18,424	554	3.01%	19,509	577	2.96%
Other interest-earning assets(3)	703	5.50%	4,649	194	4.17%	13,006	316	2.43%

Total interest-earning assets	116,733	5.55%	112,872	5,720	5.07%	113,101	5,259	4.65%

Non-interest earning assets	5,795		4,003			3,602

Total assets	$122,528		$116,875			$116,703

Interest-bearing liabilities:
Interest-bearing deposits:
Demand accounts	$4,886	1.70%	$6,519	101	1.55%	$8,689	144	1.66%
Savings and club accounts	49,714	0.40%	53,650	213	0.40%	62,121	249	0.40%
Certificates of deposit	41,898	4.17%	36,634	1,379	3.76%	24,490	593	2.42%
Borrowed money(4)	4,449	5.26%	721	21	2.77%	707	14	1.98%

Total interest bearing liabilities	100,947	1.95%	97,524	1,714	1.76%	96,007	1,000	1.04%

Non-interest bearing liabilities:
Non-interest bearing demand deposits	12,286		10,552			10,888
Other	988		680			1,337

Total non-interest bearing liabilities	13,274		11,232			12,225

Total liabilities	114,221		108,756			108,232

Equity	8,444		8,402			7,869
Comprehensive income (loss)	(137)		(283)			602

Total capital	8,307		8,119			8,471

Total liabilities and equity	$122,528		$116,875			$116,703

Interest rate spread				$4,006	3.31%		$4,259	3.61%

Net interest-earning assets/net interest margin			$15,348		3.55%	$17,094		3.77%

Ratio of interest earning assets to interest bearing liabilities				1.16x			1.18x

(1)	Net of allowance for loan losses and net deferred costs and fees.
(2)	Amounts shown are at amortized costs.
(3)	Includes stock of Federal Home Loan Bank of New York.
(4)	Includes mortgage escrowed funds.

In the year ended September 30, 2006, average interest bearing liabilities were $97.5 million, an increase of $1.5 million from the year ended September 30, 2005. The average rate on these liabilities rose from 1.04% in the year ended September 30, 2005 to 1.76% in the year ended September 30, 2006. In addition to the overall increase in interest bearing liabilities, there was a shift of $10.6 million from lower cost demand and savings accounts to higher cost certificates of deposit. The average rate for this category rose from 2.42% in the year ended September 30, 2005 to 3.76% in the year ended September 30, 2006 as a result of the rising interest rate environment and competition in the market in which Community Mutual attracts its deposits.

In the year ended September 30, 2006, average interest earning assets decreased to $112.9 million, from the average of $113.1 million for the year ended September 30, 2005, and the weighted average yield rose by 42 basis points to 5.07%, reflecting a shift from lower yield securities held to maturity and other interest earning assets to higher yield loans. In addition, the loan portfolio was diversified into higher yield multi-family, non-residential, construction and commercial loan markets.

The interest rate on interest bearing liabilities rose in response to local market conditions and to increases in the Federal Funds rate which rose from 1.75% as of October 1, 2004 to 3.75% as of September 30, 2005 and 5.25% as of September 30, 2006, a 350 basis point increase over 2 years. The interest rate on 10-year Treasury notes, from which conventional mortgages are generally priced was 4.12% as of October 1, 2004, 4.33% as of September 30, 2005 and 4.63% as of September 30, 2006, an increase of only 51 basis points over 2 years. The excess of increased costs of deposits resulting from increases in the federal funds rate over the higher interest income resulting from increases in the 10-year Treasury notes rate (and resulting loan rates) had the effect of reducing net interest income. The negative impact on net interest income was mitigated by reinvesting the proceeds of lower yield securities held to maturity and other interest earning assets into higher yield loans, as well as diversifying the loan portfolio into higher yield multi-family, non-residential, construction and commercial loans.

Rate/Volume Analysis. The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the absolute value of the change due to volume and the change due to rate.

	Year Ended September 30, 2006 compared to Year Ended September 30, 2005
	Rate	Volume	Net
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$80	$467	$547
Securities available for sale	18	41	59
Securities held to maturity	8	(32)	(24)
Other interest-earning assets	151	(272)	(121)

Total interest-earnings assets	257	204	461

Interest-bearing liabilities:
Demand deposits	(11)	(32)	(43)
Savings and club accounts	—	(36)	(36)
Certificates of deposit	420	366	786
Borrowed money	5	2	7

Total interest-bearing liabilities	414	300	714

Net interest income	$(157)	$(96)	$(253)

Comparison Of Financial Condition At September 30, 2006 And September 30, 2005

Total assets increased by $8.2 million or 7.2%, to $122.5 million at September 30, 2006 from $114.3 million at September 30, 2005. The growth of the loan portfolio, funded by borrowings and higher deposits accounted for most of the growth.

Cash and cash equivalents decreased by $9.4 million from $12.4 million at September 30, 2005 to $3.1 million at September 30, 2006, as Community Mutual used these funds to increase the size of its loan portfolio at higher interest rates. Community Mutual’s total securities portfolio decreased from $19.8 million at September 30, 2005 to $19.3 million at September 30, 2006.

Community Mutual’s total loan portfolio increased by $17.4 million, or 22.0%, from $79.3 million at September 30, 2005 to $96.7 million at September 30, 2006. The growth in the loan portfolio reflects increased real estate mortgage loans, as well as diversification into other higher yield products such as multi-family, non-residential, commercial and construction loans. Loan growth resulted from focused advertising, more aggressive and competitive loan pricing, development of broker relationships within the residential mortgage community and the addition of a seasoned lending management team. While multi-family, non-residential, commercial and construction loans generally involve a higher degree of risk than loans secured by residential real estate, asset quality remained sound from the year ended September 30, 2006 as there were no non-performing loans. The allowance for loan losses as a percentage of total loans was 0.22% and 0.30% at September 30, 2006 and September 30, 2005, respectively.

Community Mutual’s total deposits increased by $4.5 million from $104.2 million at September 30, 2005 to $108.8 million at September 30, 2006. The components of the overall increase in deposits include a decrease in savings and club accounts off-set by an increase in certificates of deposit, as well as a shift in deposits from savings deposits to certificates of deposit. Demand deposits rose from $17.0 million to $17.1 million while savings and club accounts decreased from $58.3 million to $49.7 million between September 30, 2005 and September 30, 2006. Certificates of deposit increased from $28.9 million to $41.9 million during the same period, reflecting deposit growth and a shift in deposits form savings to certificates of deposit.

Borrowing under the Federal Home Loan Bank of New York overnight line of credit amounted to $4.2 million at September 30, 2006 as deposit growth and use of cash and cash equivalents were not sufficient to fund loan growth.

Comparison Of Operating Results For The Years Ended September 30, 2006 And September 30, 2005

General. Net income was $52,000 for the year ended September 30, 2006 compared to $1.3 million for the year ended September 30, 2005. The decrease in net income reflects lower gains on sale of securities, which declined from $2.0 million pre tax in 2005, to $110,000 in 2006, and lower net interest income in 2006.

Interest Income. Interest income rose by $461,000 for the year ended September 30, 2006 to $5.7 million from $5.3 million for the year ended September 30, 2005. The increase in interest income is primarily attributable to an increase in interest from loans from $4.2 million for the year ended September 30, 2005 to $4.8 million for the year ended September 30, 2006. Interest from securities, Federal funds and other interest earning assets declined from $1.0 million in 2005 to $0.9 million in 2006. The increase in interest from loans receivable was due to an increase in average loans of $8.3 million from $77.4 million to $85.7 million and by an increase in the average yield from 5.48% to 5.58%. Interest on loans was negatively impacted as increases in short term interest rates were not reflected in the long term rates which are used to determine interest rates on new loans. The decrease in interest from securities, Federal funds and other interest earning assets is a result of the decreased average balances, partially off-set by an increase in yield on such securities.

Interest Expense. Interest expense increased by $714,000 from $1.0 million for the year ended September 30, 2005 to $1.7 million for the year ended September 30, 2006. This increase was caused by higher average balances in the year ended September 30, 2006 as compared to 2005 and by higher rates. The average balance of interest-bearing liabilities increased from $96.0 million for the year ended September 30, 2005 to $97.5 million for the year ended September 30, 2005. The cost of such interest-bearing deposits increased on average from 1.04% to 1.76% for the year ended 2005 compared to fiscal year ended 2006. A shift in deposits from lower cost savings and club accounts to higher cost certificates of deposit was the primary factor for the increase in interest expense.

Net Interest Income. Net interest income before the provision for loan losses decreased $253,000 from $4.3 million for the year ended September 30, 2005 to $4.0 million for the year ended September 30, 2006. This decrease was due to higher interest income from Community Mutual’s loan portfolio, offset by the higher cost of its interest-bearing deposits. Net interest income was negatively impacted by interest rates on loans which did not rise in response to increases in short term interest rates, the higher interest rates that Community Mutual paid in response to rising short term rates and market conditions, and to the shift in deposits from lower cost accounts to higher cost certificates of deposit.

Provision for Loan Losses. There was no provision for loan losses in the year ended September 30, 2006 compared to a provision of $67,000 in 2005. The allowance for loan losses was $238,000 at September 30, 2005 compared to $216,000 at September 30, 2006. There were no non-performing loans at September 30, 2006 or September 30, 2005. Net loan charge-offs were $22,000 for the year ended September 30, 2006 compared to a net recovery of $1,000 in 2005.

Community Mutual establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probably incurred credit losses in its loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis.

Non-Interest Income. Non-interest income decreased by $1.9 million from $2.3 million for the year ended September 30, 2005 to $422,000 for the year ended September 30, 2006. The decrease was mainly attributable to a $2.0 million gain on securities sold during 2005.

In the year ended September 30, 2005, Community Mutual sold investments in Federal Home Loan Mortgage Corporation common stock and a large cap mutual fund in order to realize gains on these investments and simplify its investment portfolio. Community Mutual received proceeds of $3.8 million and realized a pre-tax gain of $2.0 million as a result of these sales. As of September 30, 2005, available for sale investments consisted of mortgage backed securities and common stock with a cost of $117,000 and unrealized gains of $104,000. As of September 30, 2006 available for sale investments consisted of U.S. government agency bonds and mortgage-backed securities with a cost of $4.1 million and unrealized losses of $19,000.

Non-Interest Expense. Non-interest expense was $4.3 million in each year. In the year ended September 30, 2006, Community Mutual invested in upgrading processes, technology and personnel, as well as advertising. Community Mutual was able to absorb these additional costs without adding to total non-interest expense through cost reductions, in particular with respect to professional fees.

Income Taxes. Income tax expense was $40,000 for the year ended September 30, 2006 compared to $869,000 for the year ended September 30, 2005. The change is due to the fact that Community Mutual generated pre-tax income of $2.2 million in fiscal 2005 compared to $92,000 in fiscal 2006. A substantial portion of the 2005 income resulted from the sale of securities. Community Mutual’s effective tax rate was 43.5% in 2006 compared to 40.0% in 2005. The higher 2006 tax rate reflects the N.Y. State minimum tax which was higher than the statutory tax rate.

Liquidity And Capital Resources

The term “liquidity” refers to Community Mutual’s ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and pay operating expenses. Liquidity management involves monitoring Community Mutual’s sources and uses of funds in order to meet day to day cash flow requirements while maximizing profits. Community Mutual’s primary sources of funds are deposits, borrowings, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by its operations. Community Mutual has a line of credit to provide borrowing capacity with the Federal Home Loan Bank of New York for up to $23.6 million, of which $4.2 was utilized at September 30, 2006.

Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds. Community Mutual expects to raise liquidity through the proceeds of the stock conversion. Community Mutual could also sell loans in the secondary market to provide additional liquidity.

Community Mutual’s primary investing activities are the origination of one- to four-family real estate mortgage loans, and to a lesser extent, commercial and consumer loans. Community Mutual maintains an investment portfolio consisting principally of U.S. government agency securities. For the years ended September 30, 2006 and 2005, Community Mutual originated loans of approximately $27.5 million and $12.6 million, respectively. During the year ended September 30, 2005, Community Mutual received proceeds from the sale of available for sale securities of $3.8 million and invested $2.2 million in held to maturity securities. During the year ended September 30, 2006, Community Mutual received proceeds from maturities of held to maturity investments of $4.3 million and invested $4.0 million in available for sale securities.

At September 30, 2006, Community Mutual had loan commitments to borrowers of approximately $4.6 million, and available letters and lines of credit of approximately $8.7 million. Total deposits were $108.8 million at September 30, 2006 and $104.2 million at September 30, 2005. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Time deposit accounts scheduled to mature within one year were $29.5 million at September 30, 2006. Based on Community Mutual’s deposit retention experience and current pricing strategy, a significant portion of these time deposits are expected to remain with Community Mutual. Community Mutual is committed to maintaining a strong liquidity position; and therefore, monitors its liquidity position on a daily basis. Community Mutual anticipates that it will have sufficient funds to meet its current funding commitments.

In the year ended September 30, 2006, net cash used in operating activities was $1.5 million, compared to $191,000 in the year ended September 30, 2005. Interest receivable increased from $515,000 as of September 30, 2005 to $638,000 at September 30, 2006 as a result of increases in loan balances, and diversification of the loan portfolio into multi-family, non-residential and construction loans. The increase in other assets used $952,000 of cash in the year ended September 30, 2006, compared to $303,000 in the year ended September 30, 2005. Deferred costs included in other assets relating to the mutual-to-stock conversion were $478,000 and $339,000 for the years ended September 30, 2006 and 2005. In the year ended September 30, 2006, other assets included $363,000 of receivables relating to the timing of mortgage escrow deposits and payments. The increase in other liabilities provided $494,000 of cash in the year ended September 30, 2005 relating principally to current income tax accruals, while the decrease in other liabilities in the year ended September 30, 2006 used $606,000 of cash relating to payments of current income tax liabilities and a reduction in the minimum pension liability.

Net cash used by investing activities was $16.8 million in the year ended September 30, 2006 compared to net cash provided by investing activities of $739,000 in the year ended September 30, 2005. In the year ended September 30, 2006, substantially all of the proceeds of from investment maturities were reinvested in securities available for sale, net loans receivable increases used $17.5 million of cash and Federal Home Loan Bank stock redemptions provided $416,000 of cash. In the year ended September 30, 2005, proceeds of sales and maturities of investments amounted to $5.8 million, of which $2.2 million was reinvested in securities held to maturity, and net loans receivable increases used $2.7 million of cash.

Cash provided from financing activities was $9.0 million in the year ended September 30, 2006 as deposits increased by $4.5 million and Federal home Loan Bank borrowings provided $4.2 million of cash. In the year ended September 30, 2005, $6.3 million of cash was used in financing activities as deposit balances declined by $6.2 million.

As a result of the operating, investing and financing activities, cash and cash equivalents declined by $5.8 million and $9.4 million during the years ended September 30, 2005 and 2006, respectively.

Community Mutual does not anticipate any material capital expenditures other than retail bank office modernization which will be funded with the proceeds of the stock conversion, nor does it have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123R revised FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation costs will be recognized over the period that an employee provides service in exchange for the award.

SFAS No. 123R is effective for public companies that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. CMS Bancorp will be required to account for stock-based compensation in accordance with SFAS No. 123R.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion 20, “Accounting Changes,” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management currently believes that adoptions of the provisions of SFAS No. 154 will not have a material impact on CMS Bancorp’s financial statements.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. CMS Bancorp is currently evaluating the potential impact, if any, the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

On September 29, 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which amends SFAS No. 87 and SFAS No. 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 87 and SFAS No. 106, liabilities that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date, the date at which the benefit obligation and plan assets are measured, is required to be CMS Bancorp’s fiscal year end. SFAS No. 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. CMS Bancorp is currently analyzing the effects of SFAS No. 158, but does not expect its implementation will have a significant impact on its financial conditions or results of operations.

In September 2006, the FASB issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” which is effective for fiscal years beginning after December 15, 2006. This position statement eliminates the accrue-in-advance method of accounting for planned major maintenance activities. We do not expect this pronouncement to have a significant impact on the determination or reporting of our financial results.

On September 13, 2006, the Securities and Exchange Commission issued Staff Accounting Bulleting (“SAB”) No. 108. SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB No. 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB No. 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. We have analyzed SAB 108 and determined that upon adoption it will have no impact on our consolidated financial conditions or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our consolidated financial statements.

Impact Of Inflation And Changing Prices

The financial statements and related notes of Community Mutual have been prepared in accordance with generally accepted accounting principles (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Community Mutual’s operations. Unlike industrial companies, Community Mutual’s assets and liabilities are primarily monetary in nature. As a result, the effect of changes in interest rates will have a more significant impact on Community Mutual’s performance than will the effect of changing prices and inflation in general.

BUSINESS OF CMS BANCORP

We have not engaged in any business to date; accordingly, we have omitted the financial statements of CMS Bancorp from this prospectus. We are a Delaware corporation formed for the purpose of effectuating the conversion and offering described in this prospectus. We are registering our common stock with the Securities and Exchange Commission, and will be issuing shares of our common stock as described in this prospectus. Upon completion of the conversion and offering, we will own Community Mutual. We may retain up to 50% of the net proceeds from the offering. We will invest our initial capital as discussed in “How We Intend To Use The Proceeds From The Offering.”

Immediately after completion of the conversion and offering, it is expected that our only business activities will be to hold all of the outstanding common stock of Community Mutual, to hold a loan to the employee stock ownership plan, and to contribute 50% of the net proceeds from the offering to Community Mutual as additional capital. We may use the net proceeds we retain to pay dividends to stockholders (although we do not intend to pay dividends during the first year after the conversion and the offering), to repurchase shares of our common stock, and for general corporate purposes. In the future, as the holding company of Community Mutual, we will be authorized to pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Community Mutual. There are no specific plans for any additional capital issuance, merger or acquisition, or other diversification of our activities at the present time.

Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends that we receive from Community Mutual. Initially, we will neither own nor lease any property, but will instead use the premises, equipment, and furniture of Community Mutual. At the present time, we intend to employ only persons who are officers of Community Mutual to serve as our officers. However, we will use the support staff of Community Mutual from time to time. These persons will not be separately compensated by us. We will hire additional employees, as appropriate, to the extent we expand our business in the future. See “How We Intend To Use The Proceeds From The Offering.”

BUSINESS OF COMMUNITY MUTUAL SAVINGS BANK

General

Community Mutual Savings Bank is a community- and customer-oriented retail savings bank offering residential mortgage loans and traditional deposit products and, to a lesser extent, commercial real estate, small business and consumer loans in Westchester County, New York, and surrounding areas. Community Mutual retains all of the loans that it originates. To fund loans and manage liquidity, Community Mutual invests in various types of assets, including securities of various government-sponsored enterprises and mortgage-backed securities.

Community Mutual’s revenues are derived principally from principal and interest payments on loans, interest and dividends received from its investment securities and fees for bank services. Community Mutual’s primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by operations. See “ — Sources Of Funds.”

Community Mutual was originally chartered in 1887 as Community Savings and Loan, a New York State-chartered savings and loan association. In 1980, it converted to a New York State-chartered savings bank and changed its name to Community Mutual Savings Bank of Southern New York. In 1983, Community Mutual Savings Bank of Southern New York changed its name to Community Mutual Savings Bank.

Community Mutual’s mission is to operate and grow a profitable community-oriented financial institution serving primarily individual customers and small businesses through retail operations in its market area.

Operating Strategy

Community Mutual’s primary operating strategy has been to offer one- to four-family real estate mortgage loans, deposit accounts and traditional banking products to individuals and small businesses in Westchester County, New York, through Community Mutual’s corporate office in White Plains, New York and five retail banking offices in Eastchester, Greenburgh, Mount Vernon, West Harrison, and White Plains, New York. Community Mutual’s product offerings also include commercial real estate and non-real estate loans, consumer loans and various deposit-related products, including merchant services and debit cards.

Community Mutual seeks to differentiate itself from its competition by providing superior, highly personalized and prompt service with competitive fees and rates to its customers. Community Mutual also tries to limit its exposure to changes in interest rates by monitoring and managing the terms, maturities and pricing of its interest rate-sensitive assets and liabilities.

To implement its operating strategy, Community Mutual strives to:

•	capitalize on its knowledge of the local banking market;

•	continue to provide residential mortgage loans and a variety of deposit products to its customer base;

•	offer competitive rates and develop customer relationships to attract new deposits and maintain its existing deposit base;

•	maintain strong asset quality;

•	build its brand identity and strengthen its bonds to the community by unifying its retail banking office appearance; and

•

meet the needs of its customers through a service-oriented approach to banking, which emphasizes delivering a consistent and quality level of professional service in the communities that Community Mutual serves.

In addition, Community Mutual intends to apply for permission to form an FDIC-insured, New York State-chartered limited purpose commercial bank subsidiary for the purpose of accepting municipal deposits and other public funds.

The critical components of Community Mutual’s future success include its ability to grow and retain deposits, generate residential mortgages, originate commercial and consumer loans, manage credit risk, leverage capital, maintain adequate net interest margins, control expenses and broaden its sources of non-interest income.

Community Mutual entered into a Memorandum of Understanding in November 2002 in response to regulatory concerns over Community Mutual’s profitability, securities trading and interest rate risk management under prior management. In January 2005, Community Mutual entered into a revised Memorandum of Understanding, which eliminated the provisions addressing securities trading and interest rate risk management, as a result of an examination conducted by Community Mutual’s regulators as of December 31, 2003. The revised Memorandum of Understanding was lifted on July 13, 2006.

In January 2005, the President, Chief Executive Officer and Chairman of the Board of Community Mutual, resigned. That same month, the Board appointed Thomas G. Ferrara as its new chairman. In April 2005, Community Mutual retained John E. Ritacco as its new President and Chief Executive Officer. In October 2005, Community Mutual retained Stephen Dowd as its new Chief Financial Officer and Christopher Strauss as its new Senior Lending Officer. Mr. Ritacco has over 27 years of experience in banking, Mr. Dowd has over 30 years of experience in accounting, finance and administration, and Mr. Strauss has over 30 years of experience in banking.

In addition to putting in place a new management team, Community Mutual implemented a new three-year strategic plan; reviewed and enhanced its internal audit and compliance programs; revised or implemented new policies and procedures relating to, among others, Bank Secrecy Act compliance and data security; redesigned a new personnel policy and improved the level of staff qualifications; implemented a new information technology plan designed to result in the full automation of Community Mutual’s account opening, loan origination, and checking account processes; and instituted enhanced internal data collection and reporting procedures.

Under its new management team, Community Mutual is committed to making its operations more efficient, controlling non-interest expense and implementing an aggressive sales and marketing culture that Community Mutual believes will enhance productivity and loan originations and improve the operations of its retail banking office network. We cannot give any assurances that Community Mutual’s new management team will succeed in achieving these goals.

After the completion of the conversion, Community Mutual intends to continue to grow its base of interest-earning assets by expanding its loan portfolio and by using borrowings, where appropriate, to supplement deposits as a funding source. See “How We Intend To Use The Proceeds From The Offering.”

Market Area

Community Mutual’s primary market area is Westchester County, New York, a northern suburb of New York City. Community Mutual conducts its retail banking operations from its corporate office located in White Plains, the county seat for Westchester, and five retail banking offices located in Eastchester, Greenburgh, Mount Vernon, West Harrison and White Plains, New York.

The Westchester market area, with a population of approximately 950,000, is characterized by a thriving, vibrant and affluent suburban economy. Westchester is one of the state’s wealthiest counties, with a median household income of $80,686 as of June 30, 2006. Westchester County is the headquarters location of more than 170 businesses, including household names like Pepsico, Inc., IBM Corporation, and Fuji Photo Film USA Incorporated.

Competition

Community Mutual faces intense competition in its market area both in making loans and attracting deposits. New York has a high concentration of financial institutions, many of which are branches of large money center and regional banks that have resulted from the consolidation of the banking industry in New York and surrounding states. The Westchester County deposit market is highly competitive and includes the largest banks in the country. At June 30, 2006, 37 banks and thrifts operated 354 banking offices in its market. Some of these competitors have significant resources, more capital, extensive branch and automated teller machine networks and established customer bases and may offer services that Community Mutual does not provide. For example, Community Mutual does not provide trust or investment services or credit cards, and do not yet provide online banking services through home computers. Customers who seek “one-stop shopping” may be drawn to Community Mutual’s competitors. Community Mutual faces additional competition for deposits from short-term money market funds, corporate and government securities funds, and from brokerage firms, mutual funds, and insurance companies.

Lending Activities

Loan Portfolio Composition. Community Mutual has a long standing commitment to originating for portfolio residential loans and, to a lesser extent, commercial real estate and commercial and consumer loans.

At September 30, 2006, Community Mutual had total loans of $96.3 million, of which $86.8 million, or 90.1%, were one- to four-family residential mortgages. Of residential mortgage loans outstanding at that date, 94.7% were fixed-rate loans and 5.3% were adjustable-rate mortgage loans. Community Mutual’s residential loan origination activity is primarily concentrated in Westchester County, New York. At September 30, 2006, 76.6% of the dollar amount of its residential loan portfolio consisted of loans secured by property located in Westchester County and 23.4% of the dollar amount of its residential loan portfolio consisted of loans secured by property located in Putnam, Rockland, Dutchess and the Bronx counties. Community Mutual has no loans secured by property located outside of the state of New York.

Community Mutual also originates multi-family, non-residential, construction, home equity and second mortgage loans both within and outside of Westchester County, New York. At September 30, 2006, Community Mutual had $8.8 million, or 9.1% of total loans, in these loan categories.

As of September 30, 2006, Community Mutual’s loan portfolio also included commercial and consumer loans of $745,000 or 0.8% of Community Mutual’s loan portfolio.

The following table sets forth the composition of Community Mutual’s mortgage and other loan portfolios in dollar amounts and in percentages at the dates indicated.

	At September 30,
	2006		2005
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate mortgages:
One- to four-family	$86,774	90.1%	$73,877	93.4%
Multi-family	1,757	1.8%	128	0.2%
Non-residential	1,145	1.2%	442	0.6%
Construction	250	0.3%	—	—
Equity and second mortgages	5,646	5.8%	4,507	5.6%

Total real estate loans	95,572	99.2%	78,954	99.8%

Commercial loans	550	0.6%	10	—

Consumer:
Passbook	151	0.2%	75	0.1
Student loans	26	0.0%	52	0.1
Checking	18	0.0%	19	—

Total other loans	195	0.2%	146	0.2%

Total Loans	96,317	100.0%	79,110	100.0%

Less:
Allowance for loan losses	216		238
Net deferred origination costs and fees	(631)		(431)

	(415)		(193)

Total loans receivable, net	$96,732		$79,303

Loan Maturity. The following tables present the contractual maturity of Community Mutual’s loans and the dollars amounts of all loans and whether these loans have fixed or adjustable interest rates at September 30, 2006. The table does not include the effect of prepayments or scheduled principal amortization.

	At September 30, 2006
	One- to four- family	Multi- family	Non- residential	Construction	Equity and second mortgages	Other	Total
	(Dollars in thousands)
Amount due:
One year or less	$88	—	—	$250	22	$384	$744

More than one year to three years	239	77	75	—	—	294	685
More than three years to five years	932	—	411	—	—	67	1,410
More than five years to ten years	9,791	697	—	—	—	—	10,488
More than ten years to twenty years	25,113	—	—	—	1,791	—	26,904
More than twenty years	50,611	983	659	—	3,833	—	56,086

Total due after one year	86,686	1,757	1,145	—	5,624	361	95,573

Total due:	$86,774	$1,757	$1,145	$250	$5,646	$745	$96,317

Less:
Allowance for loan losses							216
Net deferred origination costs and fees							(631)

Loans receivable, net							$96,732

Amount due after one year:
Fixed rate	$82,119	$78	$—	$—	$1,279	$110	$83,586
Variable rate	$4,567	$1,679	$1,145	$—	$4,345	$251	$11,987

The following table presents Community Mutual’s loan originations, purchases, sales and principal payments for the periods indicated.

	For the Year Ended September 30,
	2006	2005
	(Dollars in thousands)
Loans receivable, net at beginning of period	$79,303	$76,773

Originations by type:
One- to four-family	23,705	11,869
Home equity (net increase)	429	668
Other	3,384	15

Total originations	27,518	12,552

Principal payments	(10,267)	(10,183)
Provision (charge-off) for loan losses	(22)	68
Increase of other items	200	93

	(10,089)	(10,022)

Net increase	17,429	2,530

Loans receivable, net at end of period	$96,732	$79,303

Residential Mortgage Lending. Community Mutual emphasizes the origination of mortgage loans secured by one- to four-family properties that serve as the primary residence of the owner. As of September 30, 2006, loans on one- to four-family residential properties accounted for $86.8 million, or 90.1%, of its total loan portfolio. Of residential mortgage loans outstanding on that date, 94.7% were fixed rate loans and 5.3% were adjustable-rate loans.

Most of Community Mutual’s loan originations are from existing or past customers, members of its local communities or referrals from local real estate agents, attorneys and builders. Community Mutual believes that its retail banking offices are a significant source of new loan generation.

Community Mutual’s mortgage loan originations are generally for terms from 15 to 30 years, amortized on a monthly basis with interest and principal due each month. Residential real estate loans may remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option without penalty generally after the first year of the loan. Conventional residential mortgage loans granted by Community Mutual customarily contain “due-on-sale” clauses, which permit Community Mutual to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

Community Mutual offers conventional mortgage loans for terms of up to 30 years using standard documents. Community Mutual lends up to a maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties of 80% of the lesser of the appraised value or purchase price of the property.

Community Mutual also offers adjustable-rate mortgage loans with a maximum term of 30 years. Adjustable-rate loans offered by Community Mutual include loans which provide for an interest rate which is based on the interest paid on U.S. Treasury securities of corresponding terms plus a margin of up to 2.5%. Community Mutual currently offers adjustable-rate loans with initial rates below those that would prevail under the foregoing computations, based upon its determination of market factors and competitive rates for adjustable-rate loans in its market area. For adjustable-rate loans, borrowers are qualified at the initial rate.

Community Mutual’s adjustable-rate mortgages include limits on increase or decrease in the interest rate of the loan. The interest rate may increase or decrease by a maximum 2.0% per adjustment with a ceiling rate over the life of the loan. The retention of adjustable-rate mortgage loans in Community Mutual’s loan portfolio helps reduce exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of the pricing of adjustable-rate mortgage loans. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.

During the year ended September 30, 2006, Community Mutual originated $3.1 million in adjustable-rate mortgage loans and $20.6 million in fixed-rate loans. Approximately 4.6% of all residential loan originations during the year ending September 30, 2006 were refinancings of loans already in Community Mutual’s portfolio.

Multi-family Real Estate Loans. Community Mutual actively seeks opportunities to make loans secured by real estate improved with multi-family (5 or more units) buildings. During the year ended September 30, 2006, Community Mutual originated $1.7 million in multi-family real estate loans. All multi-family loans originated during the year ended September 30, 2006 were adjustable rate loans.

Home Equity Loans and Lines of Credit. Community Mutual offers home equity loans and lines of credit that are secured by the borrower’s primary residence. Community Mutual’s home equity loans can be structured as loans that are disbursed in full at closing or as lines of credit. Home equity loans and lines of credit are offered with terms up to 25 years. Community Mutual’s home equity loans and home equity lines of credit are originated with either fixed rates of interest or adjustable interest rates tied to the prime rate. Home equity loans and lines of credit are underwritten under the same criteria that Community Mutual uses to underwrite one- to four-family loans. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of up to 80% when combined with the principal balance of the existing mortgage loan. At the time that Community Mutual closes a home equity loan or line of credit, it files a mortgage to perfect its security interest in the underlying collateral. At September 30, 2006, the outstanding balances of home equity loans and lines of credit totaled $5.6 million, or 5.8% of its loan portfolio. Of these loans, $4.3 million had variable rates of interest and $1.3 million were fixed interest rules.

Non-Residential Real Estate Loans. In underwriting non-residential real estate loans, consideration is given to the property’s historic cash flow, current and projected occupancy, location and physical condition. At September 30, 2006, Community Mutual’s real estate loan portfolio consisted of 3 loans totaling $1.1 million, or 1.2% of total loans. The non-residential real estate portfolio consists of loans that are collateralized by properties in Community Mutual’s normal lending area. Community Mutual lends up to a maximum loan-to-value ratio of 80% on commercial properties and usually requires a minimum debt coverage ratio of 1.2 times the net operating income of the property.

Non-residential real estate lending involves additional risks compared with one- to four-family residential lending. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. Also, non-residential real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Community Mutual’s loan policies limit the amount of loans to a single borrower or group of borrowers to reduce this risk.

Because of increased risks associated with non-residential real estate loans, these loans generally have a higher rate and shorter term than residential mortgage loans. Non-residential real estate loans are generally offered at variable rates tied to prime rate. The term of such loans generally does not exceed 20 years.

Commercial Loans. In addition to non-residential real estate loans, Community Mutual also engages in small business commercial lending, including business installment loans, lines of credit and other commercial loans. At September 30, 2006, Community Mutual’s commercial loan portfolio consisted of two loans, totaling $550,000.

Unless otherwise structured as a mortgage on commercial real estate, such loans generally are limited to terms of five years or less and have variable interest rates tied to the prime rate. Whenever possible, Community Mutual collateralizes these loans with a lien on commercial real estate, or alternatively, with a lien on business assets and equipment and the personal guarantees from principals of the borrower. Interest rates on commercial loans generally have higher yields than residential mortgages.

Commercial loans are generally considered to involve a higher degree of risk than residential mortgage loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending. Community Mutual utilizes the services of an outside consultant to conduct on-site reviews of the commercial loan portfolio to ensure adherence to underwriting standards and policy requirements.

Consumer Loans. Community Mutual offers a variety of consumer loans to meet customer demand and the needs of the community and to increase the yield on its loan portfolio. At September 30, 2006, the consumer loan portfolio totaled $195,000 or 0.2% of total loans. Consumer loans generally are offered for terms of up to five or 10 years, depending on the collateral, at fixed interest rates. Community Mutual expects consumer lending to be an area of gradual lending growth, with installment loans continuing to account for the major portion of its consumer lending volume.

Consumer loans are generally originated at higher interest rates than residential mortgage loans but also tend to have a higher credit risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets. Despite these risks, Community Mutual’s level of consumer loan delinquencies generally has been low. No assurance can be given, however, that Community Mutual’s delinquency rate on consumer loans will continue to remain low in the future, or that Community Mutual will not incur future losses on these activities.

Loan Approval Procedures and Authority. Community Mutual’s lending policies provide that the maximum mortgage amount is $1 million (without Board of Trustees approval), with minimum mortgage amounts generally limited to $100,000. Once Community Mutual receives a completed application, each qualifying application is presented to the Senior Lending Officer and the President and Chief Executive Officer; the Loan Committee (which consists of bank trustees and officers); or the Board of Trustees for approval depending upon the size of the loan and its conformity with lending policy.

The following describes Community Mutual’s current lending procedures. Upon receipt of a completed loan application from a prospective borrower, Community Mutual orders a credit report and verifies certain other information and obtains additional financial or credit related information, as necessary. Community Mutual requires an appraisal for all mortgage loans including loans made to refinance existing mortgage loans. Appraisals are performed by licensed or certified third-party appraisal firms that have been approved by Community Mutual’s Management, Loan Committee, and Board of Trustees. Community Mutual requires title insurance on all mortgage loans. Community Mutual also requires borrowers to obtain hazard insurance, and if applicable, will require borrowers to obtain flood insurance prior to closing. Borrowers are generally required to pay on a monthly basis together with each payment of principal and interest into a mortgage escrow account from which Community Mutual makes disbursements for items such as real estate taxes, flood insurance, and private mortgage insurance premiums, as required.

Asset Quality

One of Community Mutual’s key operating objectives has been and will continue to be to maintain a high level of asset quality. Through a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of foreclosed properties, Community Mutual has been proactive in addressing problem and non-performing assets. These strategies, as well as Community Mutual’s high proportion of one- to four-family mortgage loans, maintenance of sound credit standards for new loan originations and loan administration procedures, have resulted in historically low delinquency ratios and, in recent years, a reduction in non-performing assets. These factors have helped strengthen Community Mutual’s financial condition.

Delinquent Loans and Foreclosed Assets. When a borrower fails to make required payments on a loan, Community Mutual takes a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. In the case of mortgage loans, Community Mutual’s mortgage servicing department is responsible for collection procedures from the 15th day up to the 120th day of delinquency. A reminder letter requesting prompt payment is sent on the 25th day of delinquency. At 30 days of delinquency, a late charge notice is sent, and Community Mutual also attempts to establish telephone contact with the borrower. If no contact is established, progressively stronger collection letters are sent on the 45th and 55th days of delinquency, followed by a second late charge notice on the 60th day of the delinquency. Between the 60th and 90th day of delinquency, if telephone contact has not been established or if there has been mail returned, the collector or his assistant makes a physical inspection of the property. When contact is made with the borrower at any time prior to foreclosure, Community Mutual attempts to obtain full payment of the amount delinquent or work out a repayment schedule with the borrower in order to avoid foreclosure. It has been Community Mutual’s experience that most loan delinquencies are cured with minimum loss.

Community Mutual sends the “right to cure” foreclosure notice when a loan is approximately 75 days delinquent. This contains a “right to cure” clause that gives Community Mutual’s customer the terms which must be met within 30 days of the date that the letter is sent in order to avoid foreclosure action. After this letter expires, the Senior Lending Officer sends the loan to the Bank’s Loan Committee for approval to foreclose. Community Mutual commences foreclosure if the loan is not brought current by the 120th day of delinquency unless specific limited circumstances warrant an exception. Community Mutual holds property foreclosed upon taking title as other real estate owned. Community Mutual carries foreclosed real estate at its fair market value less estimated selling costs. If a foreclosure action is commenced and the loan is brought current, paid in full or refinanced before the foreclosure sale, Community Mutual either sells the real property securing the loan at the foreclosure sale or sells the property as soon thereafter as practical. The collection procedures for Federal Housing Association and Veterans’ Administration one- to four-family residential mortgage loans follow the collection guidelines outlined by those agencies.

The collection procedures for consumer, commercial, and other loans, excluding student loans, include Community Mutual sending periodic late notices and letters to a borrower once a loan is past due. Community Mutual attempts to make direct contact with a borrower once a loan is 15 days past due. Community Mutual follows the same collection procedure as mortgages in its attempts to reach individuals by telephone and sending letters and notices. The Senior Lending Officer reviews loans 30 days or more delinquent on a regular basis. If collection activity is unsuccessful after 120 days, Community Mutual may charge off a loan and/or refer the matter to its legal counsel for further collection effort. Loans deemed uncollectable are proposed for charge-off. All loan charge-offs regardless of amount are approved by the Senior Lending Officer or the President. Charge-offs in excess of $2,500 must be approved by a second senior officer and reported to the Lending Committee at its next scheduled meeting. The collection procedures for guaranteed student loans follow those specified by federal and state guidelines.

Community Mutual’s policies require that management continuously monitor the status of the loan portfolio and report to the Board of Trustees on a monthly basis. These reports include information on delinquent loans and foreclosed real estate and Community Mutual’s actions and plans to cure the delinquent status of the loans and to dispose of the real estate.

The following table presents information regarding non-accrual mortgage and consumer and other loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated.

	At September 30,
	2006	2005
	(Dollars in thousands)
Loans past due 90 days or more but still accruing:
Mortgage loans on real estate:
Residential	$—	$336
Commercial real estate	—	—
Other loans:
Commercial loans	—	—
Consumer loans	1	35
Student loans	—	—

Total	$1	$371

Loans accounted for on a nonaccrual basis	$—	$—

With the exception of first mortgage loans insured or guaranteed by the Federal Housing Association or the Veterans’ Administration for which the borrower has obtained private mortgage insurance, Community Mutual stops accruing income on loans when interest or principal payments are 90 days in arrears or earlier when the timely collectibility of such interest or principal is doubtful. Community Mutual designates loans on which it stops accruing income as non-accrual loans and it reverse outstanding interest that it previously credited. Community Mutual may recognize income in the period that Community Mutual collects it, when the ultimate collectibility of principal is no longer in doubt. Community Mutual returns a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist.

Community Mutual defines the population of impaired loans to be all non-accrual commercial real estate and commercial loans greater than $25,000. Impaired loans are individually assessed to determine whether a loan’s carrying value is not in excess of the fair value of the collateral or the present value of the loan’s cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impaired loan portfolio. Community Mutual had no loans classified as impaired at September 30, 2006 or at September 30, 2005. In addition, at September 30, 2006 and September 30, 2005, Community Mutual had no loans classified as troubled debt restructuring.

Foreclosed real estate consists of property acquired through foreclosure or deed in lieu of foreclosure. Foreclosed real estate properties are initially recorded at the lower of the recorded investment in the loan or fair value. Community Mutual has no foreclosed real estate.

Allowance for Loan Losses. The following table sets forth activity in Community Mutual’s allowance for loan losses and other ratios at or for the dates indicated.

	For the Years Ended September 30,
	2006	2005
	(Dollars in thousands)
Balance at beginning of period:	$238	$170

Charge-offs:
One- to four-family	—	—
Multi-family	—	—
Commercial real estate	—	—
Home equity	—	—
Consumer	24	—
Unsecured	—	—

Total	$24	$—

Recoveries:
One- to four-family	—	—
Multi-family	—	—
Commercial real estate	—	—
Home equity	—	—
Consumer	2	1
Unsecured	—	—

Total	$2	$1

Net charge-offs/(recoveries)	22	(1)
Provisions charged to operations	—	67
Balance at end of period	$216	$238

Average loans outstanding	$85,685	$77,401

Ratio of (recoveries) net charge-offs during the period to average loans outstanding during the period	0.03%	0.00%

The allowance for loan losses is a valuation account that reflects Community Mutual’s evaluation of the losses inherent in its loan portfolio. Community Mutual maintains the allowance through provisions for loan losses that it charges to income. Community Mutual charges losses on loans against the allowance for loan losses when it believes that the collection of loan principal is unlikely.

Community Mutual’s evaluation of risk in maintaining the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured, and considers the following factors: Community Mutual’s historical loan loss experience, known and inherent risks in the loan portfolio, the estimated value of the underlying collateral and current economic and market trends. Although Community Mutual believes that it has established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review Community Mutual’s loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. Those agencies may require Community Mutual to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination. An increase in the allowance for loan losses would adversely affect Community Mutual’s results of operations.

For the year ended September 30, 2006, Community Mutual did not need to increase its allowance for loan losses through a provision for loan losses based on its evaluation of the items discussed above. Community Mutual believes that its allowance for loan losses accurately reflects the level of risk in its loan portfolio. Management identifies through normal internal credit review procedures potential problem loans. These problem loans are defined as loans not included as non-performing loans, but about which management has developed information regarding possible credit problems, which may cause the borrowers future difficulties in complying with loan repayments. At September 30, 2006, no loans had been identified as potential problem loans. Community Mutual will continue to be aggressive in identifying, monitoring and resolving potential problem loans. See “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Comparison Of Operating Results For The Years Ended September 30, 2006 And September 30, 2005 — Provision for Loan Losses.”

The following table presents Community Mutual’s allocation of the allowance for loan losses by loan category and the percentage of loan in each category to total loans at the periods indicated.

	At September 30,
	2006			2005
	Amount of Loan Loss Allowance	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
One- to four-family	$26	$86,774	90.1%	$22	$73,877	93.4%
Multi-family	6	1,757	1.8%	—	128	0.2%
Non-Residential	30	1,145	1.2%	12	442	0.6%
Construction	7	250	0.3%	—	—	—
Equity & Second	47	5,646	5.9%	33	4,507	5.7%

	116	95,572	99.2%	67	78,954	99.8%
Commercial	15	550	0.6%	—	10	0.0%
Consumer	25	195	0.2%	44	146	0.2%
Unallocated	60	—	—	127	—	—

Total	$216	$96,317	100.0%	$238	$79,110	100.0%

Investment Activities

The Board of Trustees reviews and approves Community Mutual’s asset liability policy on an annual basis. The Chief Executive Officer and Chief Financial Officer, as authorized by the Board of Trustees, implement this policy based on established guidelines within the written policy.

Community Mutual’s asset liability policy is designed primarily to manage the interest rate sensitivity of its assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement its lending activities and to provide and maintain liquidity within established guidelines. In establishing its investment strategies, Community Mutual considers its interest rate sensitivity, the types of securities to be held, liquidity and other factors. Federally chartered savings banks have authority to invest in various types of assets, including securities of various government-sponsored enterprises, mortgage-backed securities, certain time deposits of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks and corporate debt instruments.

Securities Portfolio. Community Mutual classifies securities as held to maturity or available for sale at the date of purchase. Held to maturity securities are reported at cost, adjusted for amortization of premium and accretion of discount. Available for sale securities are reported at fair market value. At September 30, 2006, held to maturity securities totaled $15.2 million, or 76.1% of the total securities portfolio, and available for sale investments totaled $4.1 million, or 20.4% of Community Mutual’s total securities portfolio.

Community Mutual’s investment securities consist of fixed-rate government-sponsored enterprise securities that have maturities of less than five years and fixed-rate mortgage-backed securities, all of which are directly or indirectly insured or guaranteed by Fannie Mae or Ginnie Mae.

The following table sets forth the composition of Community Mutual’s securities portfolio at the dates indicated.

	At September 30,
	2006		2005
	Carrying Value	Percent of Total	Carrying Value	Percent of Total
	(Dollars in thousands)
Securities available for sale:
Mortgage-backed securities:
Government National Mortgage Corporation	$84	0.42%	$108	0.35%
Common stocks	—	—	113	0.36%
Federal agency obligations	4,003	20.01%	—	—

Total securities available for sale	4,087	20.43%	221	0.71%

Securities held to maturity:
Federal agency obligations	14,931	74.65%	19,232	61.92%
Mortgage-backed securities:
Federal National Mortgage Association	2	0.01%	4	0.01%
Government National Mortgage Association	278	1.39%	321	1.03%

Total securities held to maturity	15,211	76.05%	19,557	62.97%

Other interest-earning assets:
Federal Home Loan Bank capital stock	351	1.75%	767	2.47%
Federal funds sold	—	0.00%	3,500	11.27%
Other interest-earning deposits	352	1.76%	7,015	22.59%

Total other interest-earning assets	703	3.51%	11,282	36.32%

Total	$20,001	100.00%	$31,060	100.00%

Securities Portfolio Maturities. The following table sets forth the scheduled maturities and weighted average yields for Community Mutual’s available for sale and held to maturity investment securities at September 30, 2006. Actual maturities could differ.

	At September 30, 2006
	Amount Maturing
	Within One Year	% of Total	Weighted Average Yield	After One Year Through Five Years	% of Total	Weighted Average Yield	After Five Years Through Ten Years	% of Total	Weighted Average Yield	Over Ten Years	% of Total	Weighted Average Yield	Total	% of Total	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. agency obligations	$1,982	48.50%	4.04%	$2,021	49.45%	4.23%	$—	—	—	$—	—	—	$4,003	97.95%	4.13%
Mortgage-backed securities:
Government National Mortgage Association	—	—	—	—	—	—	—	—	—	84	2.05%	8.02%	84	2.05%	8.02%

Total	$1,982	48.50%	4.04%	$2,021	49.45%	4.23%	—	—	—	$84	2.05%	8.02%	$4,087	100.00%	4.21%

Securities held to maturity:
U.S. agency obligations	$12,731	83.70%	2.97%	$2,200	14.46%	3.67%	—	—	—	—	—	—	$14,931	98.16%	3.07%

Mortgage-backed securities held to maturity:
Government National Mortgage Association	—	—	—	1	0.01%	9.00%	6	0.04%	9.00%	271	1.78%	8.45%	278	1.83%	8.47%
Federal Home Loan
Mortgage Corporation	—	—	—	2	0.01%	10.25%	—	—	—	—	—	—	2	0.01%	10.25%

Total mortgage-backed securities	—	—	—	3	0.02%	9.88%	6	0.04%	9.00%	271	1.78%	8.45%	280	1.84%	8.48%

Total	$12,731	83.70%	2.97%	$2,203	14.48%	3.67%	$6	0.04%	9.00%	$271	1.78%	8.45%	$15,211	100.00%	3.17%

Sources Of Funds

General. Deposits, scheduled amortization and prepayments of loan principal, maturities and calls of investments securities, borrowings and funds provided by operations are Community Mutual’s primary sources of funds for use in lending, investing and for other general purposes. See “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Liquidity And Capital Resources.”

Deposits. Community Mutual offers a variety of deposit accounts with a range of interest rates and terms. Community Mutual currently offers regular savings deposits (consisting of passbook and statement savings accounts), interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts and time deposits.

Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Community Mutual’s deposits are primarily obtained from the areas surrounding its offices. Community Mutual relies primarily on paying competitive rates, service and long-standing relationships with customers to attract and retain these deposits. Community Mutual does not currently use brokers to obtain deposits.

When Community Mutual determines its deposit rates, it considers local competition, U.S. Treasury securities offerings and the rates charged on other sources of funds. Core deposits (defined as savings deposits, money market accounts and demand accounts) represented 61.0% of total deposits September 30, 2006. At September 30, 2006, time deposits with remaining terms to maturity of less than one year amounted to $29.5 million. See “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Analysis Of Net Interest Income” for information relating to the average balances and costs of Community Mutual’s deposit accounts for the years ended September 30, 2006 and 2005.

Deposit Distribution Weighted Average. The following table presents the distribution of Community Mutual’s deposit accounts at the dates indicated by dollar amount and percent of portfolio, and the weighted average nominal interest rate on each category of deposits.

	At September 30,
	2006			2005
	Amount	Percent	Weighted Average Rate	Amount	Percent	Weighted Average Rate
	(Dollars in thousands)
Demand deposits:
Non-interest bearing	$12,286	11.29%	0.00%	$9,805	9.40%	0.00%
Interest bearing	4,886	4.49%	1.70%	7,240	6.95%	1.80%

	17,172	15.78%	0.48%	17,045	16.35%	0.76%

Savings and club accounts	49,714	45.70%	0.40%	58,290	55.92%	0.40%
Certificates of deposit	41,898	38.52%	4.17%	28,911	27.73%	2.80%

Total deposits	$108,784	100.00%	1.87%	$104,246	100.0%	1.13%

Time Deposit Maturities. At September 30, 2006, Community Mutual had $12.2 million in time deposit with balances of $100,000 and over maturing as follows:

Maturity Period	Amount
(Dollars in thousands)
Three months or less	$2,450
Over three months through six months	1,947
Over six months through 12 months	6,103
Over 12 months	1,681

Total	$12,181

Time Deposit Balances by Rates. The following table presents, by interest rate ranges, information concerning Community Mutual’s time deposit accounts outstanding as of September 30, 2006.

	At September 30, 2006
	Period to Maturity
	Less than One Year	One to Two Years	Two to Three Years	More than Three Years	Total	Percent of Total
	(Dollars in thousands)
2.00% and under	$1,286	$—	$—	$—	$1,286	3.07%
2.01% to 3.00%	1,183	135	—	—	1,318	3.14%
3.01% to 4.00%	11,520	5,390	411	429	17,750	42.36%
4.01% to 5.00%	7,032	19	289	3,734	11,074	26.44%
5.01 % and over	8,454	1,660	145	211	10,470	24.99%

Total	$29,475	$7,204	$845	$4,374	$41,898	100.00%

Borrowings. Community Mutual currently borrows funds from the Federal Home Loan Bank of New York to finance our lending and investing activities, and we may continue to borrow funds in the future. We are a member of the Federal Home Loan Bank of New York and have available a line of credit of $23,615,200 as of September 30, 2006, of which $4,204,000 was used.

Subsidiary Activities

Community Mutual currently has no subsidiaries. Upon completion of the conversion and the offering, Community Mutual will be a subsidiary of CMS Bancorp.

Properties

As of September 30, 2006, Community Mutual conducted its business through its corporate office and five retail banking offices. As of September 30, 2006, the net book value of the computer equipment and other furniture, fixtures and equipment of our offices totaled $233,000.

Location	Ownership	Year Opened	Year of Lease Expiration	Net Book Value of Real Property
				(In thousands)
Corporate Office:

123 Main Street White Plains, NY	Leased	2004	2015	$101

Retail Banking Offices:

31 Mill Road Eastchester, NY	Leased	2000	2010	3

93 Knollwood Road Greenburgh, NY	Leased	1998	2008	7

40 East First Street Mount Vernon, NY	Owned	1941	N/A	342

29 Taylor Square East White Plains, NY	Leased	1995	2010	—

50 Main Street White Plains, NY	Leased	1994	2007	—

Total real property, net				$453

Legal Proceedings

Community Mutual is not currently involved in any pending legal proceeding other than routine legal proceedings occurring in the ordinary course of business. In the opinion of management, none of these current legal proceedings will have a material effect on Community Mutual’s financial position or results of operations.

Tax Allocation

Community Mutual and CMS Bancorp intend to enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of September 30, 2006, Community Mutual had 31 full-time employees and 8 part-time employees. The employees are not represented by a collective bargaining unit and Community Mutual considers its relationship with its employees to be satisfactory.

REGULATION

General

Community Mutual Savings Bank is currently a New York State-chartered mutual savings bank subject to regulation, examination, and supervision by the New York State Banking Department and the Federal Deposit Insurance Corporation as its deposit insurer. As a result of the conversion, Community Mutual will convert to a federal stock savings bank and will thereby become subject solely to the regulation, examination and supervision of the Office of Thrift Supervision as its primary regulator and the Federal Deposit Insurance Corporation as its deposit insurer.

Currently, Community Mutual must file reports with the New York State Banking Department and the Federal Deposit Insurance Corporation describing its activities and financial condition. Following the conversion, Community Mutual will be required to file such reports with the Office of Thrift Supervision, and CMS Bancorp, as a savings and loan holding company, will be required to file certain reports with, and otherwise comply with, the rules and regulations of the Office of Thrift Supervision and the SEC and the federal securities laws.

The New York State Banking Department and the Federal Deposit Insurance Corporation conduct periodic examinations of Community Mutual. Following the conversion, both Community Mutual and CMS Bancorp will be subject to periodic examinations by the Office of Thrift Supervision. This regulation and supervision is intended primarily for the protection of depositors.

The Office of Thrift Supervision and the Federal Deposit Insurance Corporation have significant discretion in connection with their supervisory, examination and enforcement policies and procedures. Any change in such policies and procedures could have a material adverse impact on CMS Bancorp, Community Mutual, and our operations and stockholders.

The following discussion is intended to be a summary of the material statutes and regulations applicable to federal savings banks and savings and loan holding companies.

Regulation Of Federal Savings Banks

Activity Powers. Following the conversion, Community Mutual will derive its lending, investment and other activity powers primarily from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision thereunder. Under these laws and regulations, federal savings banks, including Community Mutual, generally may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities; and certain other assets.

Community Mutual may also establish service corporations that may, subject to applicable limitations, engage in activities not otherwise permissible for Community Mutual, including certain real estate equity investments and securities and insurance brokerage activities. The investment powers of Community Mutual are subject to various limitations, including (i) a prohibition against the acquisition of any corporate debt security that is not rated in one of the four highest rating categories, (ii) a limit of 400% of a savings bank’s capital on the aggregate amount of loans secured by non-residential real estate property, (iii) a limit of 20% of a savings bank’s assets on commercial loans, with the amount of commercial loans in excess of 10% of assets being limited to small business loans, (iv) a limit of 35% of a savings bank’s assets on the aggregate amount of consumer loans and acquisitions of certain debt securities, (v) a limit of 5% of assets on non-conforming loans (loans in excess of the specific limitations of the Home Owners’ Loan Act), and (vi) a limit of the greater of 5% of assets or a savings bank’s capital on certain construction loans made for the purpose of financing what is or is expected to become residential property.

Loans to One Borrower. Community Mutual is currently subject to the limits on loans to one borrower of New York. Following the conversion, Community Mutual will generally be subject to the same limits on loans to one borrower as is a national bank. With specified exceptions, Community Mutual’s total loans or extensions of credit to a single borrower cannot exceed 15% of Community Mutual’s unimpaired capital and surplus. Community Mutual may lend additional amounts up to 10% of its unimpaired capital and surplus if the loans or extensions of credit are fully-secured by readily-marketable collateral. Community Mutual currently complies with applicable loans-to-one borrower limitations and will continue to do so following the conversion.

Qualified Thrift Lender Test. After the conversion, Community Mutual will be required, as a federal savings bank, to comply with the qualified thrift lender test under the Home Owners’ Loan Act. Under the qualified thrift lender test, Community Mutual will be required to maintain at least 65% of its portfolio assets in certain “qualified thrift investments” for at least nine months of the most recent twelve-month period. “Portfolio assets” means, in general, Community Mutual’s total assets less the sum of:

•	specified liquid assets up to 20% of total assets;

•	goodwill and other intangible assets; and

•	the value of property used to conduct Community Mutual’s business.

Community Mutual met the qualified thrift lender test at September 30, 2006 and in each of the prior 12 months, and, therefore, qualifies as a thrift lender. If Community Mutual fails the qualified thrift lender test, it must either operate under certain restrictions on its activities or convert to a national bank charter.

Capital Requirements. Office of Thrift Supervision regulations will require Community Mutual to meet three minimum capital standards:

(1)	a tangible capital ratio requirement of 1.5% of total assets as adjusted under Office of Thrift Supervision regulations;

(2)	a leverage ratio requirement of 3.0% of core capital to adjusted total assets, if Community Mutual has been assigned the highest composite rating of 1 under the Uniform Financial Institutions Rating System; and

(3)	a risk-based capital ratio requirement of 8.0% of core and supplementary capital to total risk-based assets.

The minimum leverage capital ratio for any other depository institution that does not have a composite rating of 1 will be 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, Community Mutual must compute its risk-based assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as assigned by the Office of Thrift Supervision capital regulation based on the risks found by the Office of Thrift Supervision to be inherent in the type of asset.

Tangible capital is defined, generally, as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related earnings, minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain mortgage servicing rights), and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. Supplementary capital currently includes cumulative and other preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses. In addition, up to 45% of unrealized gains on available-for-sale equity securities with a readily determinable fair value may be included in tier 2 capital. The allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets, and the amount of supplementary capital that may be included as total capital cannot exceed the amount of core capital.

At September 30, 2006, Community Mutual exceeded all regulatory minimum capital requirements.

Community Reinvestment. Under the Community Reinvestment Act, depository institutions, such as Community Mutual, have a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a federal savings bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The Community Reinvestment Act also requires all institutions to publicly disclose their Community Reinvestment Act ratings.

The Community Reinvestment Act regulations establish an assessment system that bases an institution’s rating on its actual performance in meeting community needs. The rule establishes a streamlined examination approach to evaluate the CRA performance of smaller institutions. Smaller institutions, those with less than $250 million in assets regulated by the FDIC, FRB and OCC and those with less than $1 billion regulated by the OTS, are evaluated using the following criteria:

•

the bank’s loan-to-deposit ratio, adjusted for seasonal variation and other appropriate lending-related activities, such as loan originations for sale to the secondary markets, community development loans or qualified investments;

•	the percentage of loans and, as appropriate, other lending-related activities located in the bank’s assessment areas;

•	the bank’s record of lending to and engaging in other appropriate lending-related activities for borrowers of different income levels and business types;

•	the geographic distribution of the bank’s loans; and

•	the bank’s record of taking action, if warranted, in response to written complaints about its performance in helping to meet credit needs in its assessment areas.

Community Mutual received a “Satisfactory” Community Reinvestment Act rating in its most recent examination as of December 31, 2005.

Transactions with Affiliates. Community Mutual’s authority to engage in transactions with its “affiliates” is limited by Sections 23A and 23B of the Federal Reserve Act. The Office of Thrift Supervision regulations, in turn, incorporate all applicable provisions of the Federal Reserve Board’s Regulation W. In general, these transactions must be on terms that are as favorable to Community Mutual as comparable transactions with non-affiliates. In addition, certain types of transactions with affiliates are restricted to an aggregate percentage of Community Mutual’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from Community Mutual. Office of Thrift Supervision regulations prohibit a federal savings bank from lending to any of its affiliates that engage in activities not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

Loans to Insiders. Community Mutual’s authority to extend credit to its directors, executive officers and principal stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and the regulations of the Office of Thrift Supervision. The Office of Thrift Supervision regulations, in turn, incorporate Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders: (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are no less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Community Mutual’s capital. The regulations allow small discounts on fees on residential real estate loans for directors, officers and employees. In addition, extensions of credit in excess of certain limits must be approved by Community Mutual’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings banks, including Community Mutual after the conversion. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Standards for Safety and Soundness. Under federal law, the Office of Thrift Supervision has adopted a set of guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings standards, compensation, fees and benefits. In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines.

In addition, the Office of Thrift Supervision adopted regulations that authorize, but do not require, the Office of Thrift Supervision to order an institution that has been given notice that it is not satisfying these safety and soundness standards to submit a compliance plan. If, after being notified, an institution fails to submit an acceptable plan of compliance or fails in any material respect to implement an accepted plan, the Office of Thrift Supervision must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the “prompt corrective action” provisions of federal law. If an institution fails to comply with such an order, the Office of Thrift Supervision may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Prompt Corrective Regulatory Action. Under the Office of Thrift Supervision prompt corrective action regulations, the Office of Thrift Supervision is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a federal savings bank would be placed in one of the following four categories based on its capital:

•	well-capitalized;

•	adequately capitalized;

•	undercapitalized; or

•	critically undercapitalized.

At September 30, 2006, Community Mutual met the criteria for being considered “well-capitalized.” When appropriate, the Office of Thrift Supervision can require corrective action by a savings and loan holding company under the “prompt corrective action” provision of the Federal Deposit Insurance Act.

Capital Distributions. The Office of Thrift Supervision imposes various restrictions or requirements on Community Mutual’s ability to make capital distributions, including cash dividends. A savings institution that is the subsidiary of a savings and loan holding company must file a notice with the Office of Thrift Supervision at least 30 days before making a capital distribution. Community Mutual must file an application for prior approval if the total amount of its capital distributions, including the proposed distribution, for the applicable calendar year would exceed an amount equal to Community Mutual’s net income for that year plus Community Mutual’s retained net income for the previous two years.

The Office of Thrift Supervision may disapprove a notice of application if:

•	Community Mutual would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation, or agreement.

Liquidity. Community Mutual will be required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Insurance of Deposit Accounts. Community Mutual is and, following the conversion, will continue to be a member of the Deposit Insurance Fund, maintained by the Federal Deposit Insurance Corporation, and Community Mutual pays its deposit insurance assessments to the Deposit Insurance Fund. The Deposit Insurance Fund was formed on March 31, 2006 following the merger of the Bank Insurance Fund and the Savings Association Insurance Fund in accordance with the Federal Deposit Insurance Reform Act of 2005.

In addition to merging the insurance funds, the Federal Deposit Insurance Reform Act of 2005 established a statutory minimum and maximum reserve ratio for the Deposit Insurance Fund and granted the Federal Deposit Insurance Corporation greater flexibility in establishing the required reserve ratio for the Deposit Insurance Fund. In its regulations implementing the Federal Deposit Insurance Reform Act of 2005, the Federal Deposit Insurance Corporation set the current annual designated reserve ratio for the Deposit Insurance Fund at 1.25%.

In order to maintain the Deposit Insurance Fund, member institutions are assessed insurance premiums. The amount of each institution’s premium is based on the balance of insured deposits and the degree of risk the institution poses to the Deposit Insurance Fund. Under the assessment system adopted by the Federal Deposit Insurance Corporation following the enactment of the Federal Deposit Insurance Act of 2005, insured institutions are assigned to one of four risk categories. Deposit insurance assessment rates currently range from 0.05% to 0.07% for Risk Category I institutions (i.e., well-capitalized and with one of the two highest safety and soundness examination ratings) to 0.43% for Risk Category IV institutions (i.e., undercapitalized and with substantial supervisory concerns).

In addition to merging the insurance funds, the Federal Deposit Insurance Reform Act also granted the Federal Deposit Insurance Corporation additional flexibility in establishing reserves in the Deposit Insurance Fund. The Federal Deposit Insurance Corporation has issued proposed rules regarding the provisions of the Deposit Insurance Fund. The finalization and implementation of these rules will likely affect the insurance premiums paid by all members of the Deposit Insurance Fund, including Community Mutual.

In addition, all Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately 0.0168% of insured deposits to fund interest payments on bonds issued by the Financing Corporation to fund the closing and disposal of failed thrift institutions by the Resolution Trust Corporation. These assessments will continue until the Financing Corporation bonds mature in 2017.

Federal Home Loan Bank System. Community Mutual is and, following the conversion, will continue to be a member of the Federal Home Loan Bank of New York, which is one of the regional Federal Home Loan Banks composing the Federal Home Loan Bank System. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions. Community Mutual, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of New York in an amount at least equal to 0.12% of the total assets of Community Mutual. Community Mutual is also required to own activity based stock, which is based on 4.45% of Community Mutual’s outstanding advances. These percentages are subject to change by the Federal Home Loan Bank. Community Mutual was in compliance with this requirement with an investment in Federal Home Loan Bank of New York stock at September 30, 2006 of $351,000. Any advances from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the Federal Home Loan Banks can pay as dividends to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Community Mutual’s net interest income would be affected.

Reserve Requirement. Community Mutual is and, following the conversion, will continue to be subject to provisions of the Federal Reserve Act and the Federal Reserve Board’s regulations under which depository institutions may be required to maintain non-interest-earning reserves against their deposit accounts and certain other liabilities. Currently, reserves must be maintained against transaction accounts (primarily NOW and regular checking accounts). The amount of transaction accounts exempt from a reserve requirement is $8.5 million. A 3.0% reserve is required for transaction accounts from $8.5 million to $45.8 million. Transaction accounts over $45.8 million are subject to a reserve requirement of $1,119,000 plus 10% of the amount over $45.8 million. Community Mutual is in compliance with the foregoing reserve requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Community Mutual’s interest-earning assets. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve Board discount window, but Federal Reserve Board regulations require such institutions to exhaust all Federal Home Loan Bank sources before borrowing from the Federal Reserve Board.

Prohibitions Against Tying Arrangements. Federal savings banks are subject to the prohibitions of 12 U.S.C. § 1464(q) on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

The Bank Secrecy Act. Community Mutual is and, following the conversion, both Community Mutual and CMS Bancorp will be subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act, which gives the federal government powers to address money laundering and terrorist threats through enhanced domestic security measures, expanded surveillance powers, and mandatory transaction reporting obligations. By way of example, the Bank Secrecy Act imposes an affirmative obligation on Community Mutual to report currency transactions that exceed certain thresholds and to report other transactions determined to be suspicious. Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among financial institutions, bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act. Among other requirements, the USA PATRIOT Act imposes the following obligations on financial institutions:

•

financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls, (ii) specific designation of an anti-money laundering compliance officer, (iii) ongoing employee training programs, and (iv) an independent audit function to test the anti-money laundering program;

•	financial institutions must establish and meet minimum standards for customer due diligence, identification and verification;

•

financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) must establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering through those accounts;

•

financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and are subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks; and

•	bank regulators are directed to consider a financial institution’s or holding company’s effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

Office of Foreign Asset Control. Community Mutual is and, following the conversion, both Community Mutual and CMS Bancorp will be, like all United States companies and individuals, prohibited from transacting business with certain individuals and entities named on the Office of Foreign Asset Control’s list of Specially Designated Nationals and Blocked Persons. Failure to comply may result in fines and other penalties. Recently, the Office of Foreign Asset Control issued guidance directed at financial institutions in which it asserted that it may, in its discretion, examine institutions determined to be high-risk or to be lacking in their efforts to comply with these prohibitions.

Holding Company Regulation

Upon completion of the conversion, we will be a savings and loan holding company regulated by the Office of Thrift Supervision. As such, we will be registered with and subject to Office of Thrift Supervision examination and supervision, as well as certain Office of Thrift Supervision reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over us and our non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.

Permissible Activities. Our business activities are restricted by federal law and Office of Thrift Supervision regulations to financially-related activities permissible for bank holding companies. Accordingly, our activities will be restricted to:

•	furnishing or performing management services for a savings institution subsidiary of such holding company;

•	conducting an insurance agency or escrow business;

•	holding, managing, or liquidating assets owned or acquired from a savings institution subsidiary of such company;

•	holding or managing properties used or occupied by a savings institution subsidiary of such company;

•	acting as trustee under a deed of trust;

•

any other activity (i) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies, or (ii) in which multiple savings and loan holding companies were authorized by regulation to directly engage in on March 5, 1987;

•

purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such holding company is approved by the Director of the Office of Thrift Supervision; and

•	any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act.

Permissible activities which are deemed to be financial in nature or incidental thereto under Section 4(k) of the Bank Holding Company Act include:

•	lending, exchanging, transferring, investing for others, or safeguarding money or securities;

•	insurance activities or providing and issuing annuities, and acting as principal, agent, or broker;

•	financial, investment, or economic advisory services;

•	issuing or selling instruments representing interests in pools of assets that a bank is permitted to hold directly;

•	underwriting, dealing in, or making a market in securities;

•	activities previously determined by the Federal Reserve Board to be closely related to banking;

•	activities that bank holding companies are permitted to engage in outside of the U.S.; and

•	portfolio investments made by an insurance company.

In addition, we cannot be acquired by or acquire a company unless the acquirer is engaged solely in financial activities.

Restrictions on Acquisition of Control. Federal law prohibits a savings and loan holding company, including CMS Bancorp, directly or indirectly, from acquiring:

•	control (as defined under the Home Owners’ Loan Act) of another savings institution (or a holding company parent) without prior Office of Thrift Supervision approval;

•

through merger, consolidation, or purchase of assets, another savings institution or a holding company thereof, or acquiring all or substantially all of the assets of such institution (or a holding company) without prior Office of Thrift Supervision approval; or

•

control of any depository institution not insured by the Federal Deposit Insurance Corporation (except through a merger with and into the holding company’s savings institution subsidiary that is approved by the Office of Thrift Supervision).

A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has a principal office outside of the state where the principal office of its subsidiary institution is located, except:

•	in the case of certain emergency acquisitions approved by the Federal Deposit Insurance Corporation;

•	if such holding company controls a savings institution subsidiary that operated a home or branch office in such additional state as of March 5, 1987; or

•

if the laws of the state in which the savings institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located or by a holding company that controls such a state-chartered association.

Federal Securities Laws. Our common stock will be registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will be subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Exchange Act.

The Sarbanes-Oxley Act. As a public company, we will be subject to the Sarbanes-Oxley Act of 2002, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the Securities and Exchange Commission includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•

a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•

the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	the requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and the requirement of filing of a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Section 402 of the Sarbanes-Oxley Act prohibits the extension of personal loans to directors and executive officers of issuers (as defined in the Sarbanes-Oxley Act). The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as Community Mutual, that are subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Quotation on the Nasdaq Capital Market. We have applied to have our common stock quoted on the Nasdaq Capital Market. In order to maintain such quotation, we will be subject to certain corporate governance requirements, including:

•	a majority of our board must be composed of independent directors;

•

we are required to have an audit committee composed of at least three directors, each of whom is an independent director, as such term is defined by both the rules of the National Association of Securities Dealers and by Securities Exchange Act of 1934 regulations;

•	our nominating committee and compensation committee must also be composed entirely of independent directors; and

•	our audit committee and our nominating committee must have publicly available written charters.

TAXATION

Federal Taxation

General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Community Mutual or CMS Bancorp. For federal income tax purposes, Community Mutual reports its income on the basis of a taxable year ending December 31, using the accrual method of accounting, and is generally subject to federal income taxation in the same manner as other corporations. Following the conversion, Community Mutual and CMS Bancorp will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. Community Mutual is not currently under audit by the Internal Revenue Service and has not been audited by the IRS during the past five years.

Bad Debt Reserves. Community Mutual, as a “small bank” (one with assets having an adjusted tax basis of $500 million or less), is permitted to maintain a tax reserve for bad debts based on the six-year average experience method. Under the Small Business Job Protection Act of 1996, Community Mutual has recaptured (taking into income) over a multi-year period a portion of the balance of its tax bad debt reserve as of December 31, 1995. The tax liability associated with the recapture has been adequately provided for in Community Mutual’s financial statements.

Distributions. To the extent that Community Mutual makes “non-dividend distributions” to stockholders, such distributions will be considered to result in distributions from Community Mutual’s unrecaptured tax bad debt reserve “base year reserve,” i.e., its reserve as of December 31, 1987, to the extent thereof and then from its supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in Community Mutual’s taxable income. Non-dividend distributions include distributions in excess of Community Mutual’s current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of Community Mutual’s current or accumulated earnings and profits, as calculated for federal income tax purposes, will not constitute non-dividend distributions and, therefore, will not be included in Community Mutual’s income.

The amount of additional taxable income created from a non-dividend distribution is equal to the lesser of Community Mutual’s base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in certain situations, approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a combined state and federal corporate income tax rate of 40.0%. Community Mutual does not intend to pay dividends that would result in the recapture of any portion of its bad debt reserves.

Elimination of Dividends; Dividends Received Deduction. CMS Bancorp may exclude from its income 100% of dividends received from Community Mutual as a member of the same affiliated group of corporations.

State Taxation

New York State Taxation. Community Mutual is subject to the New York state franchise tax on banking corporations in an annual amount equal to the greater of (1) 7.5% of Community Mutual’s “entire net income” allocable to New York State during the taxable year, or (2) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) 0.01% of the value of the taxable assets allocable to New York State with certain modifications, (b) 3% of Community Mutual’s “alternative entire net income” allocable to New York State or (c) $250. Entire net income is similar to federal taxable income, subject to certain modifications, and alternative entire net income is equal to entire net income without certain adjustments. For purposes of computing its entire net income, Community Mutual is permitted a deduction for an addition to the reserve for losses on qualifying real property loans. Community Mutual is currently using a six-year average experience method, similar to the federal method to compute their New York State bad debt deduction.

New York State passed legislation in August 1996 that incorporated into New York State tax law provisions for the continued use of bad debt reserves in a manner substantially similar to the provisions that applied under federal law prior to the enactment of the 1996 Act discussed above. This legislation enabled Community Mutual to avoid the recapture of the New York State tax bad debt reserves that otherwise would have occurred as a result of the changes in federal law and to continue to utilize the reserve method for computing its bad debt deduction. However, the New York State bad debt reserve is subject to recapture for “non-dividend distributions” in a manner similar to the recapture of federal bad debt reserves for such distributions. See “— Federal Taxation — Distributions.” Also, the New York State bad debt reserve is subject to recapture in the event that Community Mutual fails to satisfy certain definitional tests relating to its assets and the nature of its business.

Delaware State Taxation. As a Delaware holding company not earning income in Delaware, CMS Bancorp is exempted from Delaware corporate income tax, but is required to file annual returns and pay annual fees and a franchise tax to the State of Delaware.

MANAGEMENT

Board of Directors

Our initial Board of Directors consists of seven members, all of whom are currently members of Community Mutual’s Board of Trustees. Our charter provides that the Board of Directors is divided into three classes, as nearly equal in number as possible.

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors will not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending monthly meetings of the Board of Directors. Our directors also discuss business and other matters with the Chairman of the Board of Directors, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors, and other consultants).

The following table states our directors’ names, ages, the years when they began serving as directors, and the years when their current terms of office as directors will expire.

Name	Age(1)	Position with CMS Bancorp	Bank Trustee Since	Bancorp Term Expires
William V. Cuddy, Jr.	47	Director	1994	2007
Thomas G. Ferrara	51	Chairman	1993	2009
Susan A. Massaro	50	Director	1998	2008
Cheri Mazza	48	Director	2006	2009
Matthew G. McCrosson	56	Director	2005	2008
John E. Ritacco	52	President, Chief Executive Officer and Director	2005	2009
AnneMarie V. Romagnoli	71	Director	1996	2007

(1)	As of September 30, 2006.

Business Experience Of Directors

The business experience of each director for at least the past five years is set forth below.

William V. Cuddy, Jr. is Senior Vice President of CB Richard Ellis Group, Inc., providing commercial real estate brokerage services to clients in Westchester County, New York, and Fairfield County, Connecticut.

Thomas G. Ferrara has been Chairman of the Board of Trustees of Community Mutual since January 2005. Since 1994, Mr. Ferrara has been President of Future Value Associates, Ltd., a consulting firm for 401(k) plans, benefit plans, estate planning, insurance and variable annuities and mutual funds. He is also currently registered as an agent with Park Avenue Securities LLC, an SEC-registered investment advisor and broker-dealer. Mr. Ferrara holds an undergraduate degree in Commerce from Niagara University. He completed his Masters of Business Administration at night at the New York City campus of Pace University. He serves on the Boards of Calvary Hospital, in the Bronx, New York, The Fred S. Keller School in Yonkers, New York, The Pound Ridge Library Foundation, Pound Ridge, New York, and The National Corvette Museum in Bowling Green, Kentucky. In addition, Mr. Ferrara’s civic activities include coaching girls basketball for the local Catholic Youth Organization, serving on the Parents’ Executive Council of Loyola College in Maryland, as well as the Inner School Fund for the Cardinal’s Committee for the Archdiocese of New York. Mr. Ferrara is also an active alumnus with Niagara University.

Susan A. Massaro is Senior Vice President of Scivantage, Inc., a provider of web-based front- and middle-office brokerage solutions. Previously, Ms. Massaro was Executive Vice President in charge of the Information Technology Professional Services business unit at Nova.Corp. from June 2001 until its acquisition by Scivantage in June 2005. From 1996 to June 2001, Ms. Massaro was Senior Vice President at Icon CMT and Qwest Communications International. Icon CMT was acquired by Qwest in December 1998.

Cheri Mazza has been an associate professor of accounting at Fordham University since September 2000. Prior to joining Fordham University, Ms. Mazza was a project manager at the Financial Accounting Standards Board. Ms. Mazza is a certified public accountant and a certified management accountant.

Matthew G. McCrosson has been partner in charge of consulting for O’Connor, Davies, Munns & Dobbins, Accountants and Consultants since January 2006. From July 2000 to December 2005, Mr. McCrosson was principal in charge of consulting for O’Connor, Davies, Munns & Dobbins. Prior to that, Mr. McCrosson was with KPMG Consulting, in the firm’s public services line of business. Mr. McCrosson has served as chief financial officer or chief operating officer of several national and regional not-for-profit organizations.

John E. Ritacco has been President and Chief Executive Officer of Community Mutual since April 21, 2005. Mr. Ritacco has a diversified background in retail and commercial banking spanning more than 25 years. Prior to joining Community Mutual, Mr. Ritacco served as Senior Vice President, Middle Market Lending for Union State Bank. From 2001 to 2004, Mr. Ritacco served as President and Chief Executive Officer of Reliance Bank, based in White Plains.

AnneMarie V. Romagnoli has been an adjunct professor at the College of New Rochelle since 1988. She is a former principal and administrator of the Clarkstown School District in New City, New York.

Committees Of The Board Of Directors

Our Board of Directors has established the following committees.

Executive Committee. The Executive Committee of our Board of Directors exercises the powers of the Board of Directors between board meetings.

Audit Committee. Directors Cuddy, Mazza, McCrosson and Romagnoli serve on the Audit Committee. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent auditors, and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of our independent auditors. The Audit Committee will also review and approve all transactions with affiliated parties. The Board of Directors has adopted a written charter for the Audit Committee. We believe that Directors Mazza and McCrosson each qualifies as an “audit committee financial expert,” as that term is defined by Securities and Exchange Commission regulations, and the Board of Directors has designated them as such.

Compensation Committee. The Compensation Committee of the Board of Directors assesses the structure of the management team and the overall performance of CMS Bancorp and Community Mutual. It serves as the compensation committee and oversees executive compensation by approving salary increases and reviews general personnel matters such as staff performance evaluations. Directors Ferrara, Massaro and Romagnoli serve on the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee meets to recommend the nomination of Directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee will consider recommendations from stockholders if submitted in a timely manner in accordance with the procedures established in the bylaws and will apply the same criteria to all persons being considered. Directors Ferrara, Massaro and Romagnoli serve on the Nominating and Corporate Governance Committee.

Each of our committees listed above other than the Executive Committee is composed entirely of directors who are independent as such term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ Manual and our audit committee is comprised of directors who are independent in accordance with Rule 10A-3(m) of the Securities Exchange Act of 1934, as amended.

Director Compensation

Meeting Fees. We will pay a fee of $1,000 to each of our non-employee directors for attendance at each board meeting and $400 for attendance at each meeting of a committee of which they are members.

Executive Officers

In addition to Mr. Ritacco, our initial senior executive officers will be as follows:

Stephen Dowd, age 52, has served as Senior Vice President and Chief Financial Officer of Community Mutual since October 2005. Mr. Dowd has extensive experience in finance, having served as the chief financial officer of a technology consulting firm from 1999 to 2005. From 1990 to 1999, Mr. Dowd held various accounting and finance positions at ASARCO, a publicly held international mining company. Prior to that, Mr. Dowd was a senior manager at Ernst and Young, in the New York and White Plains offices, where he served clients in numerous industries, including banking.

Christopher Strauss, age 63, has served as Senior Vice President and Senior Lending Officer of Community Mutual since October 2005. From March 2004 to September 2005, Mr. Strauss was Vice President of Credit Administration at Union State Bank, where he managed the credit underwriting process in the bank’s Westchester Loan Center originating commercial and industrial and commercial real estate loans. From 2001 to March 2004, Mr. Strauss was Senior Vice President and Senior Lending Officer at Reliance Bank in White Plains, New York, where he managed all aspects of the bank’s lending, including underwriting and credit decisions on all new and renewing loans, pricing and structuring on new and renewing loans, loan servicing, credit grading, and loan collection. In addition, he acted as Reliance Bank’s Compliance Officer, managing the bank’s compliance program to include all lending, branch operations and Bank Secrecy Act requirements.

Executive Officer Compensation

Summary Compensation Table. The following table provides information about the compensation paid in fiscal year 2006 to Community Mutual’s President and Chief Executive Officer, Chief Financial Officer, and Senior Lending Officer, each of whom will act in the same capacity for CMS Bancorp upon completion of the conversion and the offering. No other CMS Bancorp officer’s total annual salary and bonus for fiscal year 2006 was in excess of $100,000.

Summary Compensation Table

Annual Compensation

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)	Shares Underlying Option Awards(#)	LTIP Payouts ($)	All Other Compensation ($)
John E. Ritacco President and Chief Executive Officer	2006	231,731	35,000	4,301	—	—	—	—
Stephen Dowd Senior Vice President and Chief Financial Officer	2006	131,250	10,000	—	—	—	—	—
Christopher Strauss Senior Vice President and Senior Lending Officer	2006	125,700	—	—	—	—	—	—

(1)	Amount is for the use of an automobile.

Employment Agreement

Community Mutual has entered into an employment agreement with Mr. John E. Ritacco to secure his services as President and Chief Executive Officer. The employment agreement has a fixed term of three years beginning on July 7, 2005, and may be renewed annually after a review of the executive’s performance. This agreement provides for a minimum annual salary of $275,000, a guaranteed annual cash bonus of $45,000, an annual performance-based bonus of up to $25,000 linked to net earnings, potential for additional discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. This agreement also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and after termination for so long as the executive is subject to suit due to the services performed as executive.

Community Mutual may terminate the executive’s employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, the executive will be owed severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received had the executive worked for the remaining unexpired term of the agreements. The same severance benefits would be payable if the executive resigns during the term following:

•	a loss of title, office or membership on the board of directors;

•	a material reduction in duties, functions or responsibilities;

•	involuntary relocation of the executive’s principal place of employment to a location over 30 miles in distance from Community Mutual’s principal office;

•	other material breach of contract by Community Mutual which is not cured within 30 days;

•	a reduction in base salary or certain other reductions in benefits; or

•	a termination for any reason following a change of control of Community Mutual (as defined in the employment agreement).

In the event of a change of control, a portion of any severance payments under the employment agreement might constitute an “excess parachute payment” under current federal tax laws for which Community Mutual could not claim a federal income tax deduction.

Future Employment Agreement

In connection with the conversion and offering, we will enter into an employment agreement with Mr. Ritacco that will have terms identical to the employment agreement between Community Mutual and Mr. Ritacco, except that under the employment agreement with us, Mr. Ritacco will be indemnified for any excise taxes imposed due to a change of control. If we or Community Mutual experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of our assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreement might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a 20% federal excise tax payable by the executive. Neither we nor Community Mutual could claim a federal income tax deduction for an excess parachute payment. The employment agreement requires us to indemnify Mr. Ritacco against the financial effects of such an excise tax.

Future Change Of Control Agreements

Community Mutual will enter into two-year change of control agreements with Mr. Ritacco, Mr. Dowd, Mr. Strauss, Diane Cocozzo and Laura Caruolo. These agreements will be guaranteed by us. The term of these agreements is perpetual until Community Mutual gives notice of non-extension, at which time the term is fixed for two years.

Generally, Community Mutual may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if we or Community Mutual sign a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years. Community Mutual would pay the same severance benefits if the officer resigns after a change of control following a loss of title or office, material reduction in duties, functions, compensation or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from Community Mutual’s principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

If we and Community Mutual experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Under the change in control agreements, any severance payments made which are subject to section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Internal Revenue Code.

Benefit Plans

Pension Plans. Community Mutual maintains a tax-qualified pension plan that covers substantially all employees who are age 18 and have at least one year of service. The following table shows the estimated aggregate benefits payable under the tax-qualified pension plan upon retirement at age 65 with various years of service and average compensation combinations.

	Years of Benefit Service
Average Compensation(1)	10	15	20	25	30
$ 125,000	$41,667	$62,500	$62,500	$62,500	$62,500
150,000	50,000	75,000	75,000	75,000	75,000
175,000	58,333	87,500	87,500	87,500	87,500
200,000	66,667	100,000	100,000	100,000	100,000
225,000	68,333	102,500	102,500	102,500	102,500
250,000	68,333	102,500	102,500	102,500	102,500

(1)	Average compensation is average base salary, as reported in the “Salary” column of the Summary Compensation Table, for the highest three consecutive years of employment within the final 10 years of employment. Tax laws impose a limit ($220,000 for individuals retiring in 2006) on the average compensation that may be counted in computing benefits under the tax-qualified pension plan.

The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts.

401(k) Plan. Community Mutual maintains a tax-qualified 401(k) defined contribution plan for employees who have attained age 18 and have at least one year of service. Eligible employees may make pre-tax contributions to the plan through salary reduction elections from annual compensation, subject to limitations of the Internal Revenue Code (for 2006, the annual limit was $15,000 for participants under the age of 50). Community Mutual may make a discretionary matching contribution to the plan equal to a fixed percentage of annual compensation contributed to the plan on a pre-tax basis by the eligible employee.

Future Stock Benefit Plans

Employee Stock Ownership Plan. In anticipation of the conversion, we have established an employee stock ownership plan for our employees. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and have attained age 18 and will take effect at the completion of the conversion.

We intend to lend the employee stock ownership plan enough money to purchase 8.0% of the shares sold in the offering and issued to the foundation. The employee stock ownership plan will purchase these shares from us to the extent that shares are available after filling the subscriptions of eligible account holders. Otherwise, the employee stock ownership plan will purchase these shares on the open market after completion of the conversion to the extent that shares are available for purchase on reasonable terms, and with Office of Thrift Supervision approval. If the employee stock ownership plan cannot purchase the shares that it wants directly from us in the offering, there is no assurance that it will purchase shares after the conversion, or that such purchases will occur during any particular time period or at any particular price.

Although contributions to this plan will be discretionary, Community Mutual intends to contribute enough money each year to make the required principal and interest payments on the loan from us. It is expected that this loan will be for a term of up to 30 years and will call for level annual payments of principal plus interest. The plan will initially pledge the shares it purchases as collateral for the loan and hold them in a suspense account.

The employee stock ownership plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. The employee stock ownership plan will allocate the shares released each year among the accounts of participants in proportion to their salary for the year. For example, if a participant’s salary for a year represents 1.0% of the total salaries of all participants for the year, the plan would allocate to that participant 1.0% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

The employee stock ownership plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

Effect of the Conversion on Existing Compensation Plans and Future Benefit Plans and Compensation Agreements. Our employment agreements, change of control agreements and the employee stock ownership plan provide additional and accelerated benefits if we experience a change of control. The conversion will not trigger additional benefits or accelerate benefits under any of the plans or agreements.

Stock Option Plan. We intend to implement a stock option plan for our directors and officers after the conversion and offering. Applicable regulations prohibit us from implementing this plan until six months after the conversion. If we implement this plan, applicable rules and regulations require that we first obtain the approval of the holders of a majority of outstanding shares.

The stock option plan will authorize the Compensation Committee to grant options to purchase up to 10.0% of the shares sold in the offering and issued to the foundation, over a period of 10 years, in compliance with Office of Thrift Supervision rules. The Compensation Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement the stock option plan before the first anniversary of the conversion and offering, applicable regulations will require that we observe the following restrictions:

•	limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan;

•

limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan;

•	not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan; and

•	not permit accelerated vesting for any reason other than an individual’s death, disability, or upon a change of control of us and Community Mutual.

After the first anniversary of the conversion and offering, we may amend the plan to change or remove these restrictions. We currently expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of an individual’s retirement. We expect that any other amendment to this plan (whether adopted before or after the first anniversary of the plan’s initial effective date) will be subject to stockholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

We expect that the stock option plan will permit the Compensation Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

Non-qualified stock options may be granted to either employees or non-employees such as outside directors. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid by the individual on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount may be taxed at capital gains rates provided the individual holds the stock for a minimum of one year, which will vary depending upon the time that has elapsed since the exercise of the option.

When a non-qualified stock option is exercised, we and Community Mutual may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

Management Recognition and Retention Plan. We intend to implement a management recognition and retention plan for our directors and officers after the conversion and offering. Applicable regulations prohibit us from implementing this plan until six months after the conversion and offering. In order to implement this plan, applicable rules and regulations require that we first obtain the approval of the holders of a majority of our outstanding shares.

The management recognition and retention plan will authorize the Compensation Committee to make restricted stock awards of up to 4.0% of the shares newly issued to investors, in compliance with Office of Thrift Supervision rules. The Compensation Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the conversion and offering, applicable regulations will require that we observe the following restrictions:

•	limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan;

•

limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan;

•	we must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan; and

•	we must not permit accelerated vesting for any reason other than an individual’s death, disability, or upon change of control of us and Community Mutual.

After the first anniversary of the conversion and offering, we may amend the plan to change or remove these restrictions. We currently expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement. We expect that any other amendment to this plan (whether adopted before or after the first anniversary of the plan’s initial effective date) will be subject to stockholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time in order for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We and Community Mutual may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, we and Community Mutual may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

Transactions With Related Persons

Community Mutual makes residential real estate loans to employees. Loans to employees are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with non-employee borrowers. Community Mutual does not offer employees residential real estate loans at a reduced rate. These loans have the same underwriting terms that apply to non-employee borrowers.

Community Mutual’s authority to extend credit to directors, executive officers, and 10% stockholders, as well as entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Board and Regulation O of the Federal Reserve Board thereunder. Among other things, these provisions require that extensions of credit to insiders: (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and (ii) do not exceed certain limitations on the amount of credit extended to such persons, individually and in aggregate, which limits are based, in part, on the amount of our capital. We intend that any transactions in the future between us and any of our executive officers, directors, holders of 10% or more of the shares of any class of our common stock and affiliates thereof, will contain terms no less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons and will be approved by a majority of our independent outside directors not having any interest in the transaction.

Thomas Ferrara, the Chairman of the Board of Trustees of Community Mutual and the Board of Directors of CMS Bancorp, is the holder (with his spouse) of 100% and President of Future Value Associates, Ltd., a consulting firm for 401(k) plans, benefit plans, estate planning, insurance and variable annuities and mutual funds. As of January 1, 2007, Sarah Becker, the Vice President of Future Value Associates, who is a registered representative of Park Avenue Securities and a field representative for The Guardian Life Insurance Company of America, will hold 49% of Future Value Associates, Ltd. and Mr. Ferrara will hold 51%. Ms. Becker is a consultant for Community Mutual with respect to its benefit plans. Community Mutual does not compensate this agent directly for her involvement; she makes commissions from Park Avenue and Guardian due to investment products purchased by Community Mutual Savings Bank for its benefits plans. For the fiscal year ended September 30, 2006, Ms. Becker received aggregate compensation from Community Mutual, directly and indirectly of $9,642. None of this compensation was paid to Mr. Ferrara or Future Value Associates.

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from an unaffiliated third party. All related party transactions must be approved by the Audit Committee.

PROPOSED PURCHASES OF COMMON STOCK BY MANAGEMENT

The following table presents, for each of our directors and executive officers, the amount of common stock they wish to purchase in the offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of our directors and executive officers, but do not include shares purchased by the employee stock ownership plan or issued under any of our future stock benefit plans. None of our directors or executive officers expects to purchase more than 1.0% of our common stock. Collectively our directors and executive officers expect to purchase a total of 46,000 shares, or 3.07% of shares we sell in the offering (assuming the sale of 1,500,000 shares of common stock).

Name	Total Shares Purchased	Aggregate Price of Shares Purchased
Directors:

William V. Cuddy, Jr.	15,000	$150,000
Thomas G. Ferrara	15,000	150,000
Susan A. Massaro	2,000	20,000
Cheri Mazza	2,000	20,000
Matthew G. McCrosson	4,000	40,000
AnneMarie V. Romagnoli	2,000	20,000
John E. Ritacco	2,500	25,000

Other executive officers:

Laura M. Caruolo	500	5,000
Diane E. Cocozzo	1,000	10,000
Stephen E. Dowd	1,000	10,000
Christopher Strauss	1,000	10,000

All directors and executive officers as a group:	46,000	$460,000

THE CONVERSION AND THE OFFERING

The Board of Trustees of Community Mutual has approved the plan of conversion, Community Mutual’s charter conversion from a New York mutual savings bank to a federal stock savings bank charter and the establishment of The Community Mutual Savings Bank Charitable Foundation. The plan of conversion and establishment of the foundation must also be approved by the depositors of Community Mutual. A special meeting of the depositors will be called to vote on these two proposals. In addition, the Office of Thrift Supervision has conditionally approved the charter conversion and the plan of conversion; however, such approval will not constitute a recommendation or endorsement of the conversion or the offering by the Office of Thrift Supervision.

General

On May 19, 2005, the Trustees of the Bank approved a plan of conversion to convert the Bank from a New York State-chartered mutual savings bank to a New York State-chartered stock savings bank. On November 16, 2006, the Trustees terminated the 2005 plan of conversion and adopted a new plan of conversion and stock issuance. On January 25, 2007, the Trustees adopted an amended and restated plan of conversion and stock issuance.

Under the plan of conversion, Community Mutual proposes to convert from a New York State-chartered mutual savings bank to a stock holding company structure, and shares of CMS Bancorp common stock will be offered for sale in a stock offering. In connection with the mutual-to-stock conversion, Community Mutual proposes to exchange its New York mutual savings bank charter for that of a federal stock savings bank. Also in connection with the mutual-to-stock conversion, we plan to establish The Community Mutual Savings Bank Charitable Foundation. Once the conversion and offering are completed, all of Community Mutual’s stock will be owned by CMS Bancorp, and all of CMS Bancorp’s stock will, in turn, be owned by the public, including The Community Mutual Savings Bank Charitable Foundation. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

We intend to infuse Community Mutual with 50% of the net proceeds, make a loan to our employee stock ownership plan to purchase up to 8.0% of the stock in the offering and retain the balance of the net proceeds. In addition, we intend to establish and fund The Community Mutual Savings Bank Charitable Foundation. See “The Community Mutual Savings Bank Charitable Foundation.”

In accordance with the terms of the plan of conversion and with Office of Thrift Supervision regulations, we will offer shares of our common stock in what is called a “subscription offering” in the order of priority listed below:

(1)	Depositors with accounts at Community Mutual with aggregate balances of at least $100 on March 31, 2005;

(2)	Our tax-qualified employee stock ownership plan;

(3)	Depositors with accounts at Community Mutual with aggregate balances of at least $100 on December 31, 2006; and

(4)	Depositors with accounts at Community Mutual as of [Record Date].

The shares of common stock not purchased in the subscription offering may be offered to the general public in a “community offering,” with preference granted to natural persons and trusts of natural persons residing in Westchester County, New York, and then to members of the general public to whom we deliver a prospectus and stock order form. We also may offer shares of common stock not purchased in the subscription offering or the community offering to the public through a syndicate of broker-dealers managed by Ryan Beck & Co., Inc. (referred to as a “syndicated community offering”).

We have the right to accept or reject orders received in the community offering and the syndicated community offering at our sole discretion. The community offering may begin during or immediately following the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See “— Community Offering.”

We determined the number of shares of common stock to be offered based upon the purchase price per share and an independent appraisal of the estimated pro forma market value of CMS Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. No commission will be charged to purchasers. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined at the completion of the offering. See “— Stock Pricing And Number Of Shares To Be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion, which is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each banking office of Community Mutual and at the Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons For The Conversion And The Offering

The conversion and offering are intended to provide an additional source of capital not currently available to us. The net proceeds raised in the offering will allow Community Mutual to better serve the needs of our community by:

•

supporting future lending and operational growth, including de novo branch expansion and acquisitions of other financial institutions or branches (although we have no such acquisitions planned at this time) and the formation of an FDIC-insured, New York State-chartered limited purpose commercial bank subsidiary for the purpose of accepting municipal deposits and other public funds;

•	enhancing existing products and services and supporting the development of new products and services, such as, in the future, online banking;

•	renovating existing retail banking offices;

•	enhancing its ability to attract and retain qualified directors, management and other employees through stock-based incentive plans;

•	repaying borrowings from the Federal Home Loan Bank of New York; and

•	upgrading its technology infrastructure, marketing, training and staff recruitment.

We will use the capital retained by us to:

•	pay dividends to stockholders (although we do not intend to pay dividends during the first year after the conversion and the offering);

•	repurchase shares of our common stock;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	fund other general corporate purposes.

The conversion also allows us to form a charitable foundation to benefit the communities in which Community Mutual maintains its corporate office or a retail banking office.

After considering the advantages and risks of the conversion and offering, as well as applicable fiduciary duties, the Board of Trustees of Community Mutual approved the conversion and offering as being in the best interests of Community Mutual, its depositors and the communities that it serves.

Approvals Required

The affirmative vote of a majority of the total eligible votes of the depositors of Community Mutual at a special meeting of depositors is required to approve the plan of conversion from mutual to stock form. The establishment and funding of The Community Mutual Savings Bank Charitable Foundation must also receive the affirmative vote of at least a majority of the votes eligible to be cast by depositors of Community Mutual. The charter conversion and the plan of conversion also must be approved by the Office of Thrift Supervision.

Effects Of The Conversion On Depositors and Borrowers

Continuity. While the conversion is being accomplished, the normal business of Community Mutual of accepting deposits and making loans will continue without interruption. After the conversion, Community Mutual will continue to offer existing services to depositors, borrowers and other customers. The trustees serving Community Mutual at the time of the conversion will serve as our directors after the conversion and offering.

Effect on Deposit Accounts. Under the plan of conversion, each depositor in Community Mutual at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Community Mutual will be affected by the conversion, and the amount, interest rate, maturity, and security for each loan will remain as it was contractually fixed prior to the conversion.

Tax Effects. CMS Bancorp will receive an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the conversion will not be taxable for federal or state income tax purposes to CMS Bancorp, eligible account holders, supplemental eligible account holders, or Community Mutual. See “— Tax Aspects.”

Effect on Liquidation Rights. Each qualifying depositor in Community Mutual has both a deposit account in Community Mutual and a pro rata ownership interest in the net worth of Community Mutual based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of Community Mutual. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a qualifying deposit account obtains a pro rata ownership interest in Community Mutual without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Community Mutual, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary savings association of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Community Mutual is liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata interest in any residual surplus and reserves of Community Mutual after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Community Mutual were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2005 and December 31, 2006 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to us as the holder of Community Mutual’s capital stock. Under the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Stock Pricing And Number Of Shares To Be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Community Mutual has retained FinPro, Inc. to make this valuation. For its services in preparing the initial valuation, FinPro, Inc. will receive a fee of $29,000. Community Mutual has agreed to indemnify FinPro, Inc. under certain circumstances against liabilities and expenses in connection with the services rendered by FinPro, Inc. under the engagement letter between Community Mutual and FinPro, Inc., except where FinPro, Inc. is determined to have been negligent or engaged in willful misconduct in the preparation of its appraisal.

The appraisal considered the pro forma impact of the offering. Consistent with Office of Thrift Supervision’ appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies, subject to valuation adjustments applied by FinPro, Inc. to account for differences between CMS Bancorp and the peer group. FinPro, Inc. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

The independent valuation was prepared by FinPro, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements. FinPro, Inc. also considered factors such as the operating and financial characteristics of Community Mutual compared to those of publicly-traded savings institutions that FinPro, Inc. deemed comparable to Community Mutual and CMS Bancorp; Community Mutual’s regulatory history; the aggregate size of the offering of the common stock; the economic and demographic conditions in Community Mutual’s existing market area; CMS Bancorp’s potential to pay dividends; and the trading market for securities of comparable publicly-traded institutions and the general market conditions for such securities.

Included in FinPro, Inc.’s report were certain assumptions as to the pro forma earnings of CMS Bancorp after the offering that were utilized in determining the appraised value. These assumptions included estimated expenses, the employee stock ownership plan’s purchase of up to 8.0% of the shares in the offering, an assumed after-tax rate of return on the net offering, and post-offering purchases in the open market of 4.0% of the common stock issued in the offering by the management recognition plan at $10.00 per share. At the mid-point valuation, the pro-forma earnings were estimated at $155,000 (or $0.11 per share) compared with the historical earnings of $52,000. The equity increased from $8.3 million at September 30, 2006 to $19.9 million ($12.78 per share) on a pro-forma basis at the midpoint. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

In arriving at the estimated valuation range, FinPro, Inc. considered that CMS Bancorp would be priced at a 280.4% premium on a pro forma earnings per share basis and at a 27.1% discount on a tangible book value relative to the peer group at the midpoint of the valuation range. The discounted price-to-tangible book value reflects adjustments made to the pro forma market value of CMS Bancorp based on a comparison of certain criteria relative to the peer group. Specifically, CMS Bancorp’s significantly lower profitability compared to its peer group resulted in a strong downward adjustment, offset in part by moderate upward adjustments based on CMS Bancorp’s asset quality, as measured by its level of non-performing assets; recent deposit and loan growth; and CMS Bancorp’s stronger market area, all as compared to CMS Bancorp’s peer group.

The independent valuation states that, as of November 30, 2006, the estimated pro forma market value, or valuation range, of CMS Bancorp ranged from a minimum of $13.2 million to a maximum of $17.9 million, with a midpoint of $15.5 million, taking into account shares issued to The Community Mutual Savings Bank Charitable Foundation. The number of shares offered will be equal to the aggregate value of the shares in the offering divided by the price per share. The Board of Directors decided to offer the shares for a price of $10.00 per share in order to allow for a broad distribution of shares. Based on the $10.00 price per share, the minimum of the offering range is 1,275,000 shares, the midpoint of the offering range is 1,500,000 shares and the maximum of the offering range is 1,725,000 shares.

The Board of Trustees reviewed the independent valuation and, in particular, considered the following:

•	CMS Bancorp’s pro forma financial condition and results of operations;

•	comparison of financial performance ratios of CMS Bancorp to those of other financial institutions of similar size; and

•	stock market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by FinPro, Inc. in preparing the independent valuation and the Board of Directors believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Community Mutual or market conditions generally. In the event that the independent valuation is updated to amend the pro forma market value of CMS Bancorp to less than $13.2 million or more than $15.5 million, the appraisal will be filed with the SEC by post-effective amendment.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. FinPro, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did FinPro, Inc. independently value our assets or liabilities. The independent valuation considers Community Mutual as a going concern and should not be considered as an indication of the liquidation value of Community Mutual. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $20.5 million, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 2.05 million shares, taking into account shares issued to The Community Mutual Savings Bank Charitable Foundation, as a result of regulatory considerations, demand for the shares or changes in market conditions. The subscription price of $10.00 per share will remain fixed.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $20.5 million and a corresponding increase in the offering range to more than 1,983,750 shares, or a decrease in the minimum of the valuation range to less than $13.2 million and a corresponding decrease in the offering range to fewer than 1,275,000 shares, then, after consulting with the Office of Thrift Supervision, we may cancel all deposit account withdrawal authorizations and promptly return by check all funds received, with interest at Community Mutual’s passbook savings rate of interest. If we decide to continue, rather than terminate the offering, we will notify all subscribers of the extension and of the duration of the extension that has been granted and subscribers will have the right to confirm, modify or rescind their purchase orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and CMS Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and CMS Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the appraisal report of FinPro, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for the appraisal are available for inspection as specified under “Where You Can Find Additional Information.”

Subscription Offering And Subscription Rights

In accordance with the plan of conversion, the right to subscribe for the purchase of shares of common stock in the subscription offering have been granted under the plan of conversion in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum, and overall purchase limitations set forth in the plan of conversion and as described below under “— Limitations On Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each Community Mutual depositor with aggregate deposit account balances of $100 or more (a “Qualifying Deposit”) on March 31, 2005 (“Eligible Account Holders”) will receive, without any payment required, nontransferable subscription rights to purchase up to 15,000 shares of common stock, subject to the overall purchase limitations. See “— Limitations On Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions from Eligible Account Holders, shares will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2005. Failure to list an account, or providing incomplete or incorrect information, could result in fewer shares being allocated to them than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also trustees or officers of Community Mutual or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2005.

Priority 2: Tax-Qualified Employee Stock Benefit Plan. Our tax-qualified employee benefit plan has the right to purchase up to 10.0% of the shares of common stock sold in the offering and issued to the foundation. Our employee stock ownership plan, which is a tax-qualified employee stock benefit plan, intends to purchase up to 8.0% of the common stock sold in the offering and issued to the foundation. The employee stock ownership plan’s subscription will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If we increase the number of shares offered in the conversion and offering above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount to fill its order. The employee stock ownership plan may instead conduct all or part of its purchases on the open market following the completion of the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan, each Community Mutual depositor, other than trustees and officers of Community Mutual and their associates, with a Qualifying Deposit on December 31, 2006 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without any payment required, non-transferable subscription rights to purchase up to 15,000 shares of common stock, subject to the overall purchase limitations. See “— Limitations On Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at December 31, 2006. Failure to list an account, or providing incomplete or inaccurate information, could result in fewer shares being allocated to a Supplemental Eligible Account Holder than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, each depositor of Community Mutual on the voting record date of [Record Date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Member”) will receive, without any payment required, non-transferable subscription rights to purchase up to 15,000 shares of common stock, subject to the overall purchase limitations. See “— Limitations On Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each subscribing Other Member.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she has an ownership interest at [Record Date]. Failure to list an account could result in fewer shares being allocated to an Other Member than if all accounts had been disclosed.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we may offer shares under the plan of conversion to members of the public in a community offering. Shares may be offered with the following preferences:

(1)	Natural persons and trusts of natural persons residing in Westchester County, New York; and

(2)	Members of the general public to whom we deliver a prospectus and stock order form.

Subscribers in the community offering may purchase up to 15,000 shares of common stock, subject to the overall purchase limitations. See “— Limitations On Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares available to fill the orders of natural persons or trusts of natural persons residing in Westchester County, New York, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by each such person. Thereafter, unallocated shares will be allocated among natural persons and trusts of natural persons residing in Westchester County, New York, whose accepted orders remain unsatisfied in the same proportion that the unfilled order bears to the total number of preferred subscribers whose accepted orders remain unsatisfied. If oversubscription instead occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Westchester County, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within Westchester County, New York, is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

The community offering, if any, may begin during or immediately following the subscription offering and must terminate no more than 45 days following the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision.

Syndicated Community Offering

If appropriate and feasible, our Board of Trustees may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve wide distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 15,000 shares of common stock, subject to the overall purchase limitations. Any syndicated community offering is expected to begin during or as soon as possible after the completion of the subscription offering and community offering, if any.

Any syndicated community offering will be conducted in accordance with certain SEC rules applicable to best efforts underwriting. Generally, under those rules, Ryan Beck & Co., Inc., as our broker-dealer, will deposit the funds it receives from interested investors prior to closing into a separate non-interest bearing account. If and when all the conditions for the closing are met, funds for shares of common stock sold by the broker-dealer in the syndicated community offering, less the broker-dealer’s commissions, will be promptly delivered to us. If the offering closes, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after the closing, without interest. If the offering does not close, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. Order forms will not be used.

If for any reason we cannot effect a syndicated community offering of shares not distributed in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining after the subscription and community offerings or the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

Expiration Date For The Offering

The offering will expire at 1:00 p.m., Eastern time, on [Expiration Date], unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, as necessary. We may decide to extend the expiration date of the offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. We may extend the expiration date without notice to you until [Extension Date #1]. Subscription rights which have not been exercised prior to the expiration date will be void.

If the sale of our common stock is not completed by [Extension Date #1], we may terminate the offering, in which case all funds received will be returned promptly with interest at our passbook savings rate of interest and all deposit account withdrawal authorizations will be cancelled. If, instead, we receive approval of the Office of Thrift Supervision to extend the time for completing the offering, we will resolicit subscribers. No single extension can exceed 90 days and all extensions in the aggregate may not last beyond [Extension Date #2]. If we receive regulatory approval for an extension of the offering, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, modify or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest or withdrawal authorizations will be cancelled.

The conversion must be completed by [Extension Date #2], which is two years after the special meeting of depositors of Community Mutual to vote on the plan of conversion.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Limitations On Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased during the offering:

•	No person, or persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase fewer than 25 shares of common stock or more than 15,000 shares;

•

Our tax-qualified employee stock benefit plan may purchase in the aggregate up to 10.0% of the shares sold in the offering and issued to the foundation, including shares issued in the event of an increase in the offering range of up to 15%;

•

Except for the tax-qualified employee stock benefit plan, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 25,000 shares in all categories of the offering combined;

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by officers and trustees of Community Mutual and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 35% of the shares issued in the offering.

Depending upon market or financial conditions, the Board of Trustees of Community Mutual, with the approval of the Office of Thrift Supervision and without further approval of Community Mutual’s depositors, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares, in our sole discretion, may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who increase their subscriptions.

In the event of an increase in the total number of shares offered in the offering, due to an increase in the offering range of up to 15%, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill the tax-qualified employee stock benefit plan’s subscription for up to 10.0% of the total number of shares sold in the offering; then

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and then

(3)	to fill unfulfilled subscriptions in the community offering.

The term “associate” of a person means:

•

any corporation or organization, other than CMS Bancorp, Community Mutual, or a majority-owned subsidiary of CMS Bancorp or Community Mutual, of which the person is an officer, partner, or 10% stockholder;

•

any trust or other estate in which the person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, that such term does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as director or in a similar fiduciary capacity; and

•	any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director or officer of CMS Bancorp or Community Mutual.

The term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchases are “associates” or “acting in concert.” Persons living at the same address and persons exercising subscription rights through qualifying deposits registered to the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise. Community Mutual’s trustees will not be treated as associates of each other solely because of their membership on its Board of Trustees. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of CMS Bancorp or Community Mutual and except as described below. Any purchases made by any associate of CMS Bancorp or Community Mutual for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under guidelines of the National Association of Securities Dealers (“NASD”), its members and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of the common stock in the offering. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “— Restrictions On Transfer Of Subscription Rights And Shares” and “Restrictions On Acquisition Of CMS Bancorp And Community Mutual Savings Bank.”

Plan Of Distribution; Selling Agent Compensation

Offering materials have been distributed by mail to those with subscription rights at the last known address on our records as of the voting record date. Subscription rights expire whether or not eligible subscribers can be located.

To assist in the marketing of our common stock, Community Mutual has retained Ryan Beck & Co., Inc., a broker/dealer registered with the National Association of Securities Dealers, Inc., who will assist us in the offering by:

•	acting as our financial advisor for the stock offering;

•	educating our employees about the stock offering;

•	managing the Stock Information Center and providing administrative services;

•	targeting our sales efforts, including assisting in the preparation of marketing materials;

•	soliciting orders for common stock; and

•	assisting in soliciting proxies of Community Mutual’s voting depositors.

For these services, Ryan Beck & Co., Inc. will receive a management fee of $50,000 and a marketing fee equal to 1.0% of the dollar amount of common stock sold in the subscription and community offerings, excluding shares of common stock sold to our officers and directors and the employee stock ownership plan. In the event that Ryan Beck & Co., Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Ryan Beck & Co., Inc. for the shares it sells) for the shares they sell shall not exceed 6.0% of the aggregate dollar amount of shares sold in the syndicated offering. Ryan Beck & Co., Inc. will also be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $15,000, without the consent of CMS Bancorp and for attorney’s fees in an amount not to exceed $75,000.

We will indemnify Ryan Beck & Co., Inc. against certain liabilities, including liabilities under the Securities Act of 1933. We will also indemnify Ryan Beck & Co., Inc. against all claims, losses, actions, judgments, damages or expenses, including by not limited to reasonable attorneys’ fees, arising out of Ryan Beck & Co., Inc.’s engagement, except that such indemnification shall not apply to Ryan Beck & Co., Inc.’s own bad faith, willful misconduct or gross negligence.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Community Mutual may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. These employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Community Mutual’s corporate office apart from the area accessible to the general public. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure For Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Order forms will be distributed only if accompanied or preceded by a prospectus. We will make reasonable attempts to provide a prospectus and offering materials to all holders of subscription rights. The subscription offering and all subscription rights are expected to expire at 1:00 p.m., Eastern time on [Expiration Date], however, whether or not we have been able to locate each person entitled to subscription rights.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any withdrawal orders and return all funds submitted, plus interest at Community Mutual’s passbook savings rate from the date of receipt.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received (not postmarked) by our Stock Information Center prior to 1:00 p.m., Eastern time, on [Expiration Date]. Order forms may not be delivered to retail banking offices of Community Mutual.

We are not required to accept order forms that are not received by that time, are executed defectively, or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the order reply envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked.

We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by Community Mutual or the Federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Securities Exchange Act.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check, or money order, made payable directly to CMS Bancorp, Inc.; or

•	authorization of withdrawal from Community Mutual deposit accounts.

Appropriate means for designating direct withdrawals from certain types of deposit accounts at Community Mutual are provided in the order forms. The funds designated must be available in your account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at Community Mutual, and interest will be paid at the passbook savings rate from the date payment is received until the offering is completed. Community Mutual also reserves the option of placing such funds with other federally-insured depository institutions. Regulations prohibit Community Mutual from lending funds or extending credit to any persons to purchase shares of common stock in the offering. Cash, wire transfers, third party checks and Community Mutual line of credit checks may not be remitted as payment for your purchase. Once we receive your executed order form, it may not be modified or rescinded.

CMS Bancorp shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using Individual Retirement Account Funds. If you wish to use some or all of the funds in your individual retirement account at Community Mutual, the applicable funds must be transferred to a self-directed individual retirement account maintained by an independent trustee, such as brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administration fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the Stock Information Center promptly, preferably at least two weeks prior to the [Expiration Date] offering deadline, to discuss the possibility of using your Community Mutual individual retirement account or other retirement account held at Community Mutual or elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, limitations imposed where the funds are held.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the new shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” registrations, or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

Restrictions On Transfer Of Subscription Rights And Shares

Office of Thrift Supervision conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Each person placing an order in the subscription offering will be required to certify on the order form that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of subscription rights or the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights. We will not honor orders that we believe involve the transfer of subscription rights.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the conversion repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Community Mutual’s regulatory capital to be reduced below the amount required for conversion or the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the conversion, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the conversion will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Purchases of outstanding shares of our common stock by Community Mutual trustees, executive officers, or any person who becomes an executive officer or director of CMS Bancorp after adoption of the plan of conversion, and their associates, during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be sold in the offering and issued to our foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of us who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933 under certain circumstances.

Stock Information Center

If you have any questions regarding the offering or the conversion, please call our Stock Information Center at [    ], from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is closed on weekends and bank holidays. You may also visit our Stock Information Center, located at Community Mutual’s corporate office, 123 Main Street, Suite 750, 7th Floor, White Plains, New York. Community Mutual’s retail banking offices will not have offering material and cannot accept completed orders forms or proxy cards.

Accounting Consequences

The conversion will be accounted for at historical cost in accordance with accounting principles generally accepted in the United States of America. Accordingly, the carrying value of the assets, liabilities, and capital will be unaffected by the conversion and will be reflected in CMS Bancorp’s consolidated financial statements based on their historical amounts.

Tax Aspects

Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal income tax laws and New York State income tax laws, to the effect that no gain or loss will be recognized by, and no amount will be income of, CMS Bancorp, Community Mutual or account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued, as a result of the conversion.

Based in part upon certain factual representations of Community Mutual or its officers, Thacher Proffitt & Wood LLP has issued an opinion regarding all of the material federal income tax consequences of the conversion. In the following discussion, the “Mutual Conversion” refers to Community Mutual’s conversion from a New York State-chartered mutual savings bank to a federal mutual savings bank, and “Stock Conversion” refers to Community Mutual’s conversion from a federal mutual savings bank to a federal stock savings bank.

Thacher Proffitt & Wood LLP has issued an opinion that:

(1) Community Mutual’s change in form from a New York mutual savings bank to a federal mutual savings bank will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and Community Mutual will not recognize any gain or loss as a result of the Mutual Conversion.

(2) Community Mutual’s change in form from a federal mutual savings bank to a federal stock savings bank will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and Community Mutual will not recognize any gain or loss as a result of the Stock Conversion.

(3) No gain or loss will be recognized by Community Mutual or CMS Bancorp upon the purchase of Community Mutual’s capital stock by CMS Bancorp or by CMS Bancorp upon the purchase of shares of common stock pursuant to the plan of conversion.

(4) No gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in, and interests in the liquidation account of, Community Mutual after the Mutual Conversion in exchange for their deposit accounts in Community Mutual before the Mutual Conversion.

(5) No gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in, and interests in the liquidation account of, Community Mutual after the Stock Conversion in exchange for their deposit accounts in Community Mutual before the Stock Conversion.

(6) The tax basis of the depositors’ deposit accounts in Community Mutual immediately after the Mutual Conversion will be the same as the basis of their deposit accounts in Community Mutual immediately prior to the Mutual Conversion.

(7) The tax basis of the depositors’ deposit accounts in Community Mutual immediately after the Stock Conversion will be the same as the basis of their deposit accounts in Community Mutual immediately prior to the Stock Conversion.

(8) The tax basis of each Eligible Account Holder’s and each Supplemental Eligible Account Holder’s interest in the liquidation account of Community Mutual immediately after the Mutual Conversion will be zero.

(9) The tax basis of each Eligible Account Holder’s and each Supplemental Eligible Account Holder’s interest in the liquidation account of Community Mutual immediately after the Stock Conversion will be zero.

(10) It is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of common stock of Community Mutual after the Stock Conversion to be issued to Eligible Account Holders and Supplemental Eligible Account Holders of Community Mutual is zero and, accordingly, that no income will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of Community Mutual upon the issuance to them of subscription rights or upon the exercise of the subscription rights.

(11) It is more likely than not that the tax basis to the holders of shares of common stock of Community Mutual after the Stock Conversion purchased in the subscription offering pursuant to the exercise of subscription rights will be the amount paid therefor, and that the holding period for such shares of Common Stock will begin on the date of completion of the subscription offering.

The opinions set forth in (10) and (11) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Although the Internal Revenue Service (“IRS”) will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase common stock of Community Mutual after the Stock Conversion at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., there is a more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes.

Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached in the opinion. If there is a disagreement, we can not guarantee that the IRS would not prevail in a judicial or administrative proceeding.

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by the Board of Trustees of Community Mutual will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the Board of Trustees, the plan of conversion may be substantively amended by a majority vote of the Board of Trustees as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to the depositors. Amendment of the plan of conversion thereafter requires a majority vote of the Board of Trustees, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the Board of Trustees at any time prior to the earlier of approval of the plan of conversion by the Office of Thrift Supervision and the date of the special meeting of depositors, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion shall be terminated if the conversion and offering are not completed within 24 months from the date on which the depositors of Community Mutual approve the plan of conversion, and may not be extended by us or the Office of Thrift Supervision.

THE COMMUNITY MUTUAL SAVINGS BANK CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, we intend to establish a new foundation. The plan of conversion provides that we will establish The Community Mutual Savings Bank Charitable Foundation as a non-stock Delaware corporation and will fund the foundation with an initial contribution of a number of shares of our authorized but unissued common stock equal to 3.6% of the number of shares sold in the offering and $60,000 in cash. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. The conversion and offering present us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the potential associated tax benefits without any significant cash outlay by us.

Purpose Of The Foundation

Although we intend to continue to emphasize community lending and community activities following the conversion and offering, such activities are not our sole corporate purpose. The Community Mutual Savings Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of the foundation with shares of our common stock will allow our community to share in our potential growth and success long after the offering. The Community Mutual Savings Bank Charitable Foundation will accomplish that goal by providing for continued ties between it and us, thereby forming a partnership within the communities in which we operate and serve.

We do not expect the contribution to the foundation to take the place of our traditional community lending and charitable activities. For the years ended September 30, 2006 and 2005, we contributed $14,164 and $6,000, respectively, to community organizations. We expect to continue making charitable contributions within our community. In connection with the closing of the conversion, we intend to contribute 54,000 shares of our common stock to the foundation, at the midpoint of the offering, valued at $540,000 based on the offering price of $10.00 per share.

Structure Of The Foundation

The Community Mutual Savings Bank Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. The Community Mutual Savings Bank Charitable Foundation’s charter will provide that the foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The charter will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We will select Mr. Ferrara and Mr. Ritacco to serve on the initial Board of Directors of the foundation. As required by Office of Thrift Supervision regulations, we also will select one additional person to serve on the initial Board of Directors of the foundation who will not be one of our officers, directors or employees and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial Board of Directors during the year following the completion of the conversion and offering, following the first anniversary of the conversion and offering, the foundation may alter the size and composition of its Board of Directors. For five years after the conversion, one seat on the foundation’s Board of Directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our or any of our affiliate’s officers, directors or employees, and one seat on the foundation’s Board of Directors will be reserved for one of our directors.

The Board of Directors of The Community Mutual Savings Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of the foundation also will be responsible for directing the activities of the foundation, including the management and voting of the common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by The Community Mutual Savings Bank Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

The Community Mutual Savings Bank Charitable Foundation’s place of business will be located at our corporate office. The Board of Directors of the foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

The Community Mutual Savings Bank Charitable Foundation will receive working capital from:

•	any dividends that may be paid on our common stock in the future;

•	within the limits of applicable federal and state laws, loans collateralized by the common stock; or

•	the proceeds of the sale of any of the common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, The Community Mutual Savings Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by the foundation in any one year shall not exceed 5% of the average market value of the assets held by the foundation, except where the Board of Directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Community Mutual Savings Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as The Community Mutual Savings Bank Charitable Foundation files its application for tax-exempt status within 27 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether The Community Mutual Savings Bank Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by The Community Mutual Savings Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to The Community Mutual Savings Bank Charitable Foundation on the amount of common stock to be sold in the offering. See “Holding Company Capitalization,” “Bank Regulatory Capital Compliance,” and “Comparison Of Valuation And Pro Forma Information With And Without Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock to The Community Mutual Savings Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that The Community Mutual Savings Bank Charitable Foundation is required to pay us for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to The Community Mutual Savings Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to The Community Mutual Savings Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize The Community Mutual Savings Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to The Community Mutual Savings Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Within four and one-half months after the close of its fiscal year, The Community Mutual Savings Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed On The Foundation

Office of Thrift Supervision regulations will impose the following conditions on the establishment of The Community Mutual Savings Bank Charitable Foundation:

•	the Office of Thrift Supervision can examine the foundation;

•	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the IRS;

•	the foundation must operate according to written policies adopted by its Board of Directors, including a conflict of interest policy;

•	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the conversion, The Community Mutual Savings Bank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Additionally, the establishment and funding of The Community Mutual Savings Bank Charitable Foundation must be separately approved by at least a majority of the total number of votes eligible to be cast by depositors of Community Mutual at the special meeting of members.

Consummation of the conversion and related offering of common stock is not conditioned upon depositors’ approval of the foundation. Failure to approve the foundation may, however, materially increase our pro forma market value. See “Comparison Of Valuation And Pro Forma Information With And Without Charitable Foundation.”

RESTRICTIONS ON ACQUISITION OF CMS BANCORP

AND COMMUNITY MUTUAL SAVINGS BANK

General

The plan of conversion provides for the conversion of Community Mutual Savings Bank from a New York State-chartered mutual savings bank to a federal stock savings bank and the concurrent formation of a stock holding company. See “The Conversion And The Offering — General.” Certain provisions in our charter and bylaws may have anti-takeover effects. In addition, provisions in Community Mutual’s charter and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Charter and Bylaws of CMS Bancorp

CMS Bancorp’s charter and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our Board of Directors or management more difficult. The following description is a summary of the provisions of the charter and bylaws. See “Where You Can Find Additional Information” as to how to review a copy of these documents.

Limitation on Voting Rights. Our charter provides that no person may directly or indirectly acquire the beneficial ownership of more than 10% of any class of an equity security of ours. If shares are acquired in excess of 10%, those shares will be considered “excess shares” and will be entitled to vote one one-hundredth (1/100th) of a vote with respect to each excess share.

Board of Directors.

Classified Board. Our Board of Directors is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified Board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the Board of Directors will serve until the next election of directors. Our bylaws provide that a director may be removed from the Board of Directors before the expiration of his or her term only for cause and only upon the vote of eighty percent (80%) of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Indemnification. Our charter provides that a director shall not be personally liable to us or our stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the Delaware General Corporate Law. In addition, our charter contains provisions requiring us to, among other things, to indemnify to the fullest extent permitted by the Delaware General Corporate Law, any person who is or was or has agreed to become a director or officer, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of CMS Bancorp, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of CMS Bancorp.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our stockholders may act only through an annual or special meeting. Our charter provides that special meetings of stockholders may be called only upon direction of the Chairman of the Board of Directors, if one has been elected, the President and the Chief Executive Officer or by resolution of at least seventy-five percent (75%) of the directors then in office. At a special meeting, stockholders may consider only the business specified in the notice of meeting given by us. The provisions of our charter and bylaws prohibiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called.

Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our Board of Directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate notice of the stockholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives our Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about those matters.

Authorized But Unissued Shares of Capital Stock. Following the conversion, we will have authorized but unissued shares of common and preferred stock. The charter authorizes 1,000,000 shares of serial preferred stock, par value $0.01 per share. CMS Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and our Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of CMS Bancorp that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of CMS Bancorp. The Board of Directors has no present plan or understanding to issue any preferred stock.

Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. Our charter requires the approval of the holders of at least eighty percent (80%) of our outstanding shares of voting stock, together with the affirmative vote of at least fifty percent (50%) of the outstanding shares of voting stock not beneficially owned by “interested stockholders” to approve certain business combinations and related transactions, unless (1) the proposed transaction has been approved in advance by a majority of our Board of Directors who are not affiliated with the interested stockholder and were directors prior to the time when the interested stockholder became an interested stockholder (“disinterested directors”) or (2) the proposed transaction meets certain conditions that are designed to afford the our stockholders a fair price for their shares. If either of the two conditions are met, then the affirmative vote of a majority of the outstanding shares is required.

The term “interested stockholder” is defined to include any individual, corporation, partnership or other entity (other than Community Mutual or any employee benefit plan maintained by us or Community Mutual) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of our voting stock.

A “business combination” means:

(1)	any merger or consolidation of CMS Bancorp or any of our subsidiaries with or into any interested stockholder or its affiliate;

(2)	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested stockholder or its affiliate of 5% or more of the assets of CMS Bancorp or combined assets of CMS Bancorp and its subsidiaries;

(3)	the issuance or transfer to any interested stockholder or its affiliate by CMS Bancorp (or any subsidiary) of any securities of CMS Bancorp other than (a) on a pro rata basis to all stockholders, (b) in connection with the exercise or conversion of securities issued pro rata that are exercisable for, or convertible into, securities of CMS Bancorp or any of our subsidiaries or (c) the issuance or transfer of such securities having an aggregate fair market value equal to less than one percent (1%) of the aggregate fair market value of all outstanding capital stock;

(4)	the adoption of any plan for the liquidation or dissolution of CMS Bancorp proposed by or on behalf of any interested stockholder or its affiliate;

(5)	any reclassification of securities, recapitalization, merger or consolidation of CMS Bancorp which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of CMS Bancorp owned directly or indirectly by an Interested Stockholder or its affiliate; and

(6)	the acquisition by CMS Bancorp or its subsidiary of any securities of an interested stockholder or its affiliates or associates.

Evaluation of Offers. Our charter requires that our Board of Directors, when evaluating any offer from another party to acquire CMS Bancorp through: (1) a tender or exchange offer for any outstanding equity security of CMS Bancorp; (2) a merger or consolidation of CMS Bancorp with another corporation or entity; or (3) a purchase or acquisition of all or substantially all of the properties and assets of CMS Bancorp, shall give due consideration to the extent permitted by law to all relevant factors, including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of CMS Bancorp and its subsidiaries and on the employees, customers, suppliers and creditors of CMS Bancorp and its subsidiaries, and the effects on the communities in which CMS Bancorp’s and its subsidiaries’ facilities are located.

By having these standards in the charter of CMS Bancorp, our Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of CMS Bancorp, even if the price offered is significantly greater than the then market price of any equity security of CMS Bancorp.

Amendment of Charter and Bylaws. Certain provisions of our charter may not be amended or repealed without the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more interested stockholders exist, by not less than a majority of the disinterested directors or (2) the holders of not less than two-thirds of the total votes eligible to be cast. If the amendment or repeal is proposed by or on behalf of an interested stockholder or a director who is an affiliate or associate of an interested stockholder, it must be approved by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast not beneficially owned by an interested stockholder or an affiliate or associate thereof. Amendment of the provision relating to business combinations must also be approved by either (a) a majority of the disinterested directors, or (b) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock not beneficially owned by any interested stockholder or affiliate or associate thereof.

Our bylaws may be amended or repealed at any regular or special meeting of the entire Board by the vote of two-thirds of the members of the entire Board, except as provided by applicable law, provisions of our charter or as otherwise set forth in the bylaws. Provided, however, that (a) notice specifying the change or amendment shall have been given at a previous regular meeting and entered in the minutes of the Board; (b) a written statement describing the change or amendment shall be made in the notice delivered to the directors of the meeting at which the change or amendment shall be acted upon; and (c) any bylaw made by the Board may be altered, amended, rescinded or repealed by the holders of shares of capital stock entitled to vote at any annual meeting or special meeting called for that purpose in accordance with the percentage requirements set forth in the charter or bylaws.

Provisions of our bylaws that contain supermajority voting requirements may not be amended or repealed without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquirer.

Delaware Corporate Law

The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquirer to engage in certain transactions with the target company.

In general, Section 203 provides that a person who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such Person acquired 15% of the outstanding voting stock. The term “business combination” is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

(1)	any business combination if, prior to the date a person acquired 15% of the voting stock, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder acquiring 15%;

(2)	any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans);

(3)	any business combination that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the interest party; and

(4)	certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its charter or bylaws electing not to be governed by Section 203 of the Delaware General Corporate Law. At the present time, the Board of Directors does not intend to propose any such amendment.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly, offer to acquire or acquire the beneficial ownership of more than 10% of any class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any manner submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provision of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted the regulations under the Change in Bank Control Act, which generally requires persons who at any time intend to acquire control of a federally-chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day period does not commence until the information is deemed substantially complete. Control for these purposes exists in situations where the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statutes and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF CAPITAL STOCK OF CMS BANCORP

General

We are authorized to issue fourteen million (14,000,000) shares of common stock having a par value of $.01 per share and one million (1,000,000) shares of preferred stock having a par value of $.01 per share. CMS Bancorp currently expects to sell up to 1,725,000 shares of common stock (or 1,983,750 shares in the event of an increase of 15% in the estimated valuation range) to purchasers of common stock in the offering. CMS Bancorp will not issue any shares of preferred stock in the offering. Except as discussed above in “Restrictions On Acquisition Of CMS Bancorp And Community Mutual Savings Bank,” each share of our common stock will have the same relative rights as, and will be identical in all respects with, every other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and non-assessable.

The shares of common stock:

•	are not deposit accounts and are subject to investment risk;

•	are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other government agency; and

•	are not guaranteed by CMS Bancorp or Community Mutual.

Common Stock

Dividends. We can pay dividends out of statutory surplus or from net profits if, as and when declared by our Board of Directors. Our payment of dividends is subject to limitations which are imposed by law. See “Our Policy Regarding Dividends.” The owners of our common stock will be entitled to receive and share equally in dividends as may be declared by the Board of Directors out of funds legally available for dividends. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the conversion, the holders of our common stock will possess exclusive voting rights in us. They will elect our Board of Directors and act on such other matters as are required to be presented to them under Delaware law, our charter, or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions On Acquisition Of CMS Bancorp And Community Mutual Savings Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of our common stock may be considered “Excess Shares” and the holders thereof shall be entitled to cast only one one-hundredth of one vote (1/100) per share for each Excess Share. See “Restrictions On Acquisition Of CMS Bancorp and Community Mutual Savings Bank.” If preferred stock is issued, holders of our preferred stock may also possess voting rights. Certain matters, including the removal of directors, the approval of business combinations and amending the Certificate of Incorporation or Bylaws, may require a supermajority stockholder vote. See “Restrictions On Acquisition Of CMS Bancorp And Community Mutual Savings Bank.”

Liquidation. If there is any liquidation, dissolution or winding up of Community Mutual, CMS Bancorp, as owner of Community Mutual’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Community Mutual, including all deposit accounts and accrued interest.

Upon our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive all of our assets available for distribution after payment or provision for payment of all its debts and liabilities. If preferred stock is issued, the preferred stockholders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

We will not issue any preferred stock in the conversion and we have no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

REGISTRATION REQUIREMENTS

Our common stock will be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the Securities and Exchange Commission under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

LEGAL AND TAX MATTERS

The legality of our common stock has been passed upon for us by Thacher Proffitt & Wood LLP, Washington, D.C. Thacher Proffitt & Wood LLP has consented to the references to their opinion in this prospectus. Certain legal matters will be passed upon for Ryan Beck & Co., Inc. by Malizia Spidi & Fisch, PC, Washington, D.C.

EXPERTS

The financial statements as of September 30, 2006 and 2005 and for the years then ended included in this prospectus and registration statement have been so included in reliance on the report of Beard Miller Company LLP, an independent registered public accounting firm, as set forth in their report appearing herein and has been so included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

Beard Miller Company LLP has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

FinPro, Inc. has consented to the publication in this prospectus of a summary of its report to us setting forth its opinion as to our estimated pro forma market value, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, DC 20549. You may obtain copies of this material from the Securities and Exchange Commission at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including CMS Bancorp, that file electronically with the Securities and Exchange Commission. The address for this website is www.sec.gov.

The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions and are not necessarily complete.

Community Mutual has filed applications for approval of the plan of conversion and offering with the Office of Thrift Supervision. This prospectus omits certain information contained in the applications. The applications may be inspected, at no charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision’s Northeast Regional Office, Harborside Financial Center, Plaza 5, Suite 1600, Jersey City, NJ 07311.

Copies of the plan of conversion and our charter and bylaws are available without charge from us at each banking office of Community Mutual. A copy of the appraisal report of FinPro, Inc., including any amendments made to it, and the detailed memorandum of FinPro, Inc. setting forth the method and assumptions for such appraisal are available for inspection at our corporate office.

COMMUNITY MUTUAL SAVINGS BANK

The registrant, CMS Bancorp, Inc., a Delaware corporation, has not yet commenced operations and has engaged in only minimal activities to date. Accordingly, the financial statements of CMS Bancorp, Inc. have been omitted as they are not required.

Certain schedules required by Office of Thrift Supervision regulations and by Regulation S-X are not included because they are not applicable or the required information has been disclosed elsewhere.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees

Community Mutual Savings Bank

White Plains, New York

We have audited the accompanying statements of financial condition of Community Mutual Savings Bank (the “Bank”) as of September 30, 2006 and 2005, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to in the second preceding paragraph present fairly, in all material respects, the financial position of Community Mutual Savings Bank as of September 30, 2006 and 2005, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP

Pine Brook, New Jersey

October 20, 2006

Community Mutual Savings Bank

Statements of Financial Condition

	September 30
	2006	2005
	(In Thousands)
Assets
Cash and amounts due from depository institutions	$2,709	$1,921
Interest-earning deposits	352	7,015
Federal funds sold	—	3,500

Cash and Cash Equivalents	3,061	12,436

Securities available for sale	4,087	221
Securities held to maturity (fair value of $15,073 and $19,232, respectively)	15,211	19,557
Loans receivable, net of allowance for loan losses $216 and $238, respectively	96,732	79,303
Premises and equipment	686	572
Federal Home Loan Bank of New York stock, at cost	351	767
Interest receivable	638	515
Other assets	1,762	967

Total Assets	$122,528	$114,338

Liabilities and Retained Earnings
Liabilities

Deposits:
Non-interest bearing	$12,286	$9,805
Interest-bearing	96,498	94,441

Total Deposits	108,784	104,246

Advances from Federal Home Loan Bank of New York	4,204	—
Advance payments by borrowers for taxes and insurance	245	1
Other liabilities	988	1,974

Total Liabilities	114,221	106,221

Commitments and Contingencies	—	—

Retained Earnings

Retained earnings	8,444	8,392
Accumulated other comprehensive income (loss)	(137)	(275)

Total Retained Earnings	8,307	8,117

Total Liabilities and Retained Earnings	$122,528	$114,338

See notes to financial statements.

Community Mutual Savings Bank

Statements of Income

	Years Ended September 30
	2006	2005
	(In Thousands)
Interest Income

Loans	$4,785	$4,238
Securities	741	705
Federal funds sold	71	146
Other interest-earning assets	123	170

Total Interest Income	5,720	5,259

Interest Expense

Deposits	1,693	986
Mortgage escrow funds	12	14
Borrowings	9	—

Total Interest Expense	1,714	1,000

Net Interest Income	4,006	4,259

Provision for Loan Losses	—	67

Net Interest Income after Provision for Loan Losses	4,006	4,192

Non-Interest Income

Fees and service charges	289	345
Gain on sale of securities available for sale	110	1,960
Other	23	12

Total Non-Interest Income	422	2,317

Non-Interest Expenses

Salaries and employee benefits	2,365	2,389
Net occupancy	555	471
Equipment	389	373
Professional fees	313	458
Advertising	92	42
Federal insurance premium	37	48
Directors’ fees	162	138
Other insurance	73	79
Bank charges	86	85
Other	264	251

Total Non-Interest Expenses	4,336	4,334

Income before Income Taxes	92	2,175

Income Taxes	40	869

Net Income	$52	$1,306

See notes to financial statements.

Community Mutual Savings Bank

Statements of Retained Earnings

Years Ended September 30, 2006 and 2005

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance - September 30, 2004	$7,086	$1,005	$8,091

Comprehensive income:
Net income	1,306	—	1,306
Other comprehensive loss	—	(1,280)	(1,280)

Total Comprehensive Income			26

Balance - September 30, 2005	8,392	(275)	8,117

Comprehensive income:
Net income	52	—	52
Other comprehensive income	—	138	138

Total Comprehensive Income			190

Balance - September 30, 2006	$8,444	$(137)	$8,307

See notes to financial statements.

Community Mutual Savings Bank

Statements of Cash Flows

	Years Ended September 30
	2006	2005
	(In Thousands)
Cash Flows from Operating Activities

Net income	$52	$1,306
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of premises and equipment	99	101
Amortization and accretion of premium, discount and deferred loan costs, net	58	54
Gain on sale of securities available for sale	(110)	(1,960)
Provision for loan losses	—	67
Deferred income taxes	65	51
(Increase) decrease in interest receivable	(123)	7
(Increase) in other assets	(952)	(303)
(Decrease) in accrued interest payable	(28)	(8)
Increase (decrease) in other liabilities	(606)	494

Net Cash Used in Operating Activities	(1,545)	(191)

Cash Flows from Investing Activities
Purchases of securities available for sale	(4,007)	(8)
Purchases of securities held to maturity	—	(2,200)
Proceeds from sales of securities available for sale	129	3,799
Proceeds from maturities and calls of securities held to maturity	4,300	1,968
Principal repayments of securities available for sale	20	26
Principal repayments on securities held to maturity	46	103
Net increase in loans receivable	(17,507)	(2,654)
Additions to premises and equipment	(213)	(237)
Redemption (purchase) of Federal Home Loan Bank of New York stock	416	(58)

Net Cash Provided by (Used in) Investing Activities	(16,816)	739

Cash Flows from Financing Activities
Net increase (decrease) in deposits	4,538	(6,207)
Advances from Federal Home Loan Bank of New York	4,204	—
Increase (decrease) in advance payments by borrowers for taxes and insurance	244	(106)

Net Cash Provided by (Used in) Financing Activities	8,986	(6,313)

Net Decrease in Cash and Cash Equivalents	(9,375)	(5,765)

Cash and Cash Equivalents - Beginning	12,436	18,201

Cash and Cash Equivalents - Ending	$3,061	$12,436

Supplementary Cash Flows Information
Interest paid	$1,686	$992

Income taxes paid	$707	$183

See notes to financial statements.

Community Mutual Savings Bank

Notes to Financial Statements

Note 1 - Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses represents its best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in market and economic conditions in the Bank’s market area.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions, interest-earning deposits and federal funds sold, all with original maturities of three months or less.

Securities

Investments in debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities or as held-to-maturity securities, are classified as available for sale securities and reported at fair value, with unrealized holding gains and losses, net of applicable income taxes, reported in the accumulated other comprehensive income, as a separate component of retained earnings.

On a quarterly basis, the Bank makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Bank considers many factors including the severity and duration of the impairment; the intent and ability of the Bank to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss.

Premiums and discounts on all debt securities are amortized or accreted to income by use of the interest method over the estimated remaining period to contractual maturity.

Gains or losses on sales of securities are recognized on the specific identification method.

Community Mutual Savings Bank

Notes to Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Loans Receivable

Loans receivable are carried at unpaid principal balances and net deferred loan origination costs less the allowance for loan losses.

The Bank defers loan origination fees and certain direct loan origination costs and accretes net amounts as an adjustment of yield over the contractual lives of the related loans by use of the interest method.

Recognition of interest income is discontinued and existing accrued interest receivable reversed on loans that are more than ninety days delinquent and where management, through its loan review process, feels such interest is uncollectible. Income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

Allowance for Loan Losses

An allowance for loan losses is maintained at a level that represents management’s best estimate of losses known and inherent in the loan portfolio that are both probable and estimatable. The allowance is decreased by loan charge-offs, increased by subsequent recoveries of loans previously charged off, and then adjusted, via either a charge or credit to operations, to an amount determined by management to be necessary. Loans or portions thereof, are charged off when, after collection efforts are exhausted, they are determined to be uncollectible. Management of the Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume inherent in its loan activities, along with the general economic and real estate market conditions. The Bank utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan losses are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management’s judgment. Although management believes that specific and general loan losses are established in accordance with management’s best estimate, actual losses are dependent upon future events and, as such, further additions to the level of loan loss allowances may be necessary.

A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependant. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to interest receivable and then to principal.

Concentration of Risk

The Bank’s lending activities are concentrated in loans secured by real estate located in the State of New York.

Community Mutual Savings Bank

Notes to Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Premises and Equipment

Premises and equipment are comprised of land, at cost, and buildings, building improvements, furnishings and equipment and leasehold improvements, at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10 -50
Furnishings and equipment	3 - 10
Leasehold improvements	The lesser of useful life or term of lease

Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are charged to expense in the year incurred. Rental income is netted against occupancy expenses in the statement of income.

Advertising

Advertising expense is recognized as incurred.

Business and Interest-Rate Risk

The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to originate loans secured by real estate and purchase investment and mortgage-backed securities. The potential for interest-rate risk exists when interest-sensitive liabilities reprice at different times and rates than interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. Management regularly monitors the maturity structure of the Bank’s assets and liabilities in order to measure its level of interest-rate risk and plan for future volatility.

Income Taxes

Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the Bank’s tax returns differ from these provisions due principally to temporary differences in the treatment of certain items for financial statement and income tax reporting purposes. Deferred income taxes have been recorded to recognize such temporary differences.

Off-Balance Sheet Credit-Related Financial Instruments

In the ordinary course of business, the Bank enters into commitments to extend credit, including commitment under lines of credit. Such financial instruments are recorded when they are funded.

Reclassification

Certain amounts for the year ended September 30, 2005 have been reclassified to conform to the current year’s presentation.

Community Mutual Savings Bank

Notes to Financial Statements

Note 2 - Securities Available for Sale

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value
	(In Thousands)
September 30, 2006:
U.S. Government agencies:
Due within one year	$1,991	$—	$9	$1,982
Due after one year through five years	2,034	—	13	2,021
Mortgage-backed securities	81	3	—	84

	$4,106	$3	$22	$4,087

September 30, 2005:
Mortgage-backed securities	$98	$10	$—	$108
Common stock	19	94	—	113

	$117	$104	$—	$221

The age of unrealized losses and fair value of related securities available for sale at September 30, 2006 were as follows:

	September 30, 2006
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$4,003	$22	$—	$—	$4,003	$22

At September 30, 2005, there were no unrealized losses on securities available for sale.

At September 30, 2006, management concluded that the unrealized losses above (which related to three securities) are temporary in nature since they are primarily related to market interest rates not related to the underlying credit quality of the issuer of securities. Additionally, the Bank has the intent and ability to hold these investments for a time necessary to recover the amortized cost.

Proceeds from sales of securities available for sale during the year ended September 30, 2006 were $129,000 and gross gains of $110,000 were realized on those sales. Proceeds from sales of securities available for sale during the year ended September 30, 2005, were $3,799,000 and gross gains of $2,081,000 and gross losses of $121,000 were realized on those sales.

Community Mutual Savings Bank

Notes to Financial Statements

Note 3 - Securities Held to Maturity

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
September 30, 2006:
U.S. Government agencies:
Due within one year	$12,731	$—	$112	$12,619
After one but within five years	2,200	—	36	2,164
Mortgage-backed securities:
Due after ten years	280	10	—	290

	$15,211	$10	$148	$15,073

September 30, 2005:
U.S. Government agencies:
Due within one year	$4,300	$—	$65	$4,235
After one but within five years	14,932	—	286	14,646
Mortgage-backed securities:
Due after ten years	325	26	—	351

	$19,557	$26	$351	$19,232

The age of unrealized losses and fair value of related securities held to maturity at September 30, 2006 and 2005 were as follows:

	2006		2005
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies:
Less than 12 months	$—	$—	$9,862	$169
12 months or more	14,783	148	9,019	182

	$14,783	$148	$18,881	$351

As of September 30, 2006, management concluded that the unrealized losses above (which relates to 37 securities) were temporary in nature since they were primarily related to market interest rates and not related to the underlying credit quality of the issuer of the securities. Additionally, the Bank has the intent and ability to hold these investments for a time necessary to recover the amortized cost.

There were no sales of securities held to maturity during the years ended September 30, 2006 and 2005.

Community Mutual Savings Bank

Notes to Financial Statements

Note 4 - Loans Receivable

	September 30,
	2006	2005
	(In Thousands)
Real estate:
One-to-four family	$86,774	$73,877
Multi-family	1,757	128
Non-residential	1,145	442
Construction	250	—
Equity and second mortgages	5,646	4,507

	95,572	78,954

Commercial	550	10

Consumer:
Passbook	151	75
Student	26	52
Checking overdraft	18	19

	195	146

Total Loans	96,317	79,110

Allowance for loan losses	216	238
Net deferred loan origination costs, net	(631)	(431)

	(415)	(193)

	$96,732	$79,303

The following is an analysis of the allowance for loan losses:

	Years Ended September 30,
	2006	2005
	(In Thousands)
Balance - beginning	$238	$170
Provision charged to operations	—	67
Loans charged off	(24)	—
Recovery of loans previously charged off	2	1

Balance - ending	$216	$238

Community Mutual Savings Bank

Notes to Financial Statements

Note 4 - Loans Receivable (Continued)

At September 30, 2006 and 2005, and during the years then ended, the Bank had no loans which were considered to be impaired or placed on non-accrual status.

At September 30, 2006 and 2005, loans serviced for the benefit of others totaled $624,000 and $721,000, respectively.

Note 5 - Premises and Equipment

	September 30,
	2006	2005
	(In Thousands)
Land	$179	$179

Buildings and improvements	477	475
Accumulated depreciation	(441)	(436)

	36	39

Construction in process	128	—

Leasehold improvements	427	427
Accumulated amortization	(316)	(303)

	111	124

Furnishings and equipment	1,706	1,623
Accumulated depreciation	(1,473)	(1,393)

	233	230

	$686	$572

Note 6 - Interest Receivable

	September 30,
	2006	2005
	(In Thousands)
Loans	$473	$375
Securities	165	140

	$638	$515

Community Mutual Savings Bank

Notes to Financial Statements

Note 7 - Deposits

	September 30,
	2006		2005
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars In Thousands)
Demand:
Non-interest bearing	$12,286	—%	$9,805	—%
Interest bearing	4,886	1.70%	7,240	1.80%

	17,172	0.48%	17,045	0.76%
Savings and club	49,714	0.40%	58,290	0.40%
Certificates of deposits	41,898	4.17%	28,911	2.80%

	$108,784	1.87%	$104,246	1.13%

The scheduled maturities of certificates of deposit are as follows:

	September 30,
	2006	2005
	(In Thousands)
One year or less	$29,475	$18,021
After one to two years	7,204	3,789
After two to three years	845	5,245
After three years to four years	1,237	881
After four years to five years	3,137	975

	$41,898	$28,911

The aggregate amount of certificates of deposit with balances of $100,000 or more totaled approximately $12,181,000 and $4,993,000 at September 30, 2006 and 2005, respectively. Deposits in excess of $100,000 are not insured by Federal Deposit Insurance Corporation.

Interest expense on deposits consists of the following:

	Years Ended September 30,
	2006	2005
	(In Thousands)
Demand	$101	$144
Savings and clubs	213	249
Certificates of deposit	1,379	593

	$1,693	$986

Community Mutual Savings Bank

Notes to Financial Statements

Note 8 - Advances from Federal Home Loan Bank of New York (“FHLB”)

	September 30,
	2006	2005
	(In Thousands)
Overnight borrowings	$4,204	$—
Interest rate	5.45%	—%

The advances are secured by stock of the FHLB in the amount of $351,000 and a blanket assignment of qualifying loans at September 30, 2006.

The Bank has established an overnight line of credit and comparison (DRA) commitment, each in the amount of $11,807,600, with the FHLB, which will enpire on July 31, 2007. As of September 30, 2006, there was $4,204,000 outstanding against these credit lines.

Note 9 - Lease Commitments and Total Rental Expense

The Bank leases five locations under long-term operating leases. Future minimum lease payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consisted of the following at September 30, 2006 (in thousands):

Year ended September 30:
2007	$386
2008	324
2009	265
2010	252
2011	179
Thereafter	646

$2,052

The total rental expense and related charges for all leases for the years ended September 30, 2006 and 2005 was approximately $464,000 and $444,000, respectively.

Note 10 - Income Taxes

The Bank qualifies as a thrift under the provisions of the Internal Revenue Code and, therefore, was permitted to, prior to January 1, 1996, deduct from federal taxable income an allowance for bad debts based on 8% of taxable income before such deduction, less certain adjustments, subject to certain limitations. Beginning January 1, 1996, the Bank, for federal income tax purposes, must calculate its tax bad debt deduction using either experience or specific charge off method. The New York State tax law permits the Bank to deduct 32% of its taxable income before bad debt deduction, subject to certain limitations.

Retained earnings at September 30, 2006, include approximately $1,981,000 of such bad debt deduction for which federal income taxes have not been provided. In addition, deferred New York State taxes have not been provided on bad debt allowance in the amount of $4,100,000. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

Community Mutual Savings Bank

Notes to Financial Statements

Note 10 - Income Taxes (Continued)

The components of income taxes (benefit) are as follows:

	Years Ended September 30,
	2006	2005
	(In Thousands)
Current income tax expense (benefit):
Federal	$(22)	$634
State	(3)	184

	(25)	818

Deferred income tax expense:
Federal	50	39
State	15	12

	65	51

	$40	$869

The following table presents a reconciliation between the reported income taxes and the federal income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended September 30,
	2006	Percent of Pretax Income	2005	Percent of Pretax Income
	(Dollars in Thousands)
Federal income taxes	$31	34.0%	$740	34.0%
Increases in income taxes resulting from:
State income taxes, net of federal income tax effect	8	8.6	129	6.0
Other items, net	1	0.9	—	—

Effective Income Taxes	$40	43.5%	$869	40.0%

Community Mutual Savings Bank

Notes to Financial Statements

Note 10 - Income Taxes (Continued)

The tax effects of existing temporary differences that give rise to significant portions of net deferred tax assets and liabilities are as follows:

	September 30,
	2006	2005
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$86	$95
Deferred rent	25	—
Minimum pension liability	84	224
Unrealized loss on securities available for sale	8	—
Depreciation	—	20

Reserve for claims	—	29

Total Deferred Tax Assets	203	368
Deferred tax liabilities:
Unrealized gain on securities available for sale	—	41
Accrued pension	9	26
Depreciation	30	—
Other	19	—

Total Deferred Tax Liabilities	58	67

Net Deferred Tax Assets Included in Other Assets	$145	$301

Note 11 - Comprehensive Income (Loss)

Total comprehensive income represents the sum of net income and items of “other comprehensive income or loss” that are reported directly in equity on an after tax basis, such as the net unrealized holding gain or loss on securities available for sale and minimum pension liability adjustments. The Bank has reported its total comprehensive income in the statements of changes in equity.

Community Mutual Savings Bank

Notes to Financial Statements

Note 11 - Comprehensive Income (Loss) (Continued)

Other comprehensive income (loss) is summarized as follows:

	Years Ended September 30,
	2006	2005
	(In Thousands)
Securities available for sale:
Net unrealized holding gains arising during the year, net of income taxes of $(6,000) and $(34,000), respectively	$(7)	$(50)
Reclassification adjustment for net gains included in net income, net of income taxes of $(43,000) and $(763,000), respectively	(67)	(1,197)

	(74)	(1,247)
Adjustment in additional minimum pension liability, net of income taxes of $140,000 and $(29,000), respectively	212	(33)

	$138	$(1,280)

Accumulated other comprehensive loss, which is included in retained earnings, consisted of the following:

	September 30,
	2006	2005
	(In Thousands)
Net unrealized holding gains (losses) on securities available for sale, net of deferred income tax of $(8,000) and $41,000, respectively	$(11)	$63
Adjustment for additional minimum pension liability, net of related deferred income taxes of $(84,000) and $(224,000), respectively	(126)	(338)

	$(137)	$(275)

Note 12 - Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Community Mutual Savings Bank

Notes to Financial Statements

Note 12 - Regulatory Capital (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average total assets (as defined).

The following tables present a reconciliation of capital per generally accepted accounting principles (“GAAP”) and regulatory capital and information as to the Bank’s capital levels at the dates presented:

	September 30,
	2006	2005
	(In Thousands)
GAAP capital	$8,307	$8,117
Unrealized (gain) loss on securities available for sale	11	(63)
Intangible asset	(64)	—

Tier I and tangible capital	8,254	8,054
General valuation allowance	216	238
Unrealized gain on available for sale securities	—	42

Total Regulatory Capital	$8,470	$8,334

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
September 30, 2006:
Total capital (to risk-weighted assets)	$8,470	13.02%	$	≥5,204	≥	8.00%	$	≥6,505	≥10.00%
Core (Tier 1) capital (to risk-weighted assets)	8,254	12.69		—		—		≥3,903	≥6.00
Core (Tier 1) capital (to average total assets)	8,254	6.95		≥4,753	≥	4.00		≥5,941	≥5.00
Tangible capital (to average total assets)	8,254	6.95		≥1,782	≥	1.50		—	—

September 30, 2005:
Total capital (to risk-weighted assets)	$8,334	14.39%	$	≥4,634	≥	8.00%	$	≥5,793	≥10.00%
Core (Tier 1) capital (to risk-weighted assets)	8,054	13.90		—		—		≥3,476	≥6.00
Core (Tier 1) capital (to average total assets)	8,054	7.08		≥4,552	≥	4.00		≥5,690	≥5.00
Tangible capital (to average total assets)	8,054	7.08		≥1,707	≥	1.50		—	—

On May 22, 2006, the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized, as of December 31, 2005, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s category.

Community Mutual Savings Bank

Notes to Financial Statements

Note 13 - Benefit Plans

Pension Plan

The Bank maintains a defined benefit pension plan (the “Plan”) covering all employees who have met the Plan’s eligibility requirements. The Bank’s policy is to fund the Plan annually with at least the minimum contribution deductible and/or allowable for federal income tax purposes.

The following table sets forth the Plan’s funded status and components of net period cost:

	September 30,
	2006	2005
	(Dollars in Thousands)
Change in benefit obligation
Benefit obligation - beginning	$3,997	$3,460
Service cost	103	145
Interest cost	180	195
Actuarial (gain) loss	(779)	281
Settlements	(116)	(84)

Benefit obligation - ending	$3,385	$3,997

Change in plan assets
Fair value of assets - beginning	$2,748	$2,401
Actual return on plan assets	181	219
Settlements	(116)	(84)
Contributions	60	212

Fair value of assets - ending	$2,873	$2,748

Reconciliation of funded status
Accumulated benefit obligation	$3,089	$3,244

Projected benefit obligation	$(3,385)	$(3,997)
Fair value of assets	2,873	2,748

Funded status	(512)	(1,249)
Unrecognized prior service cost	33	36
Unrecognized net loss	505	1,314
Additional minimum liability	(243)	(598)

Accrued pension cost included in other liabilities	$(217)	$(497)

Valuation assumptions:
Discount rate	5.75%	5.25%
Rate of compensation increase	4.00%	4.00%

Community Mutual Savings Bank

Notes to Financial Statements

Note 13 - Benefit Plans (Continued)

Pension Plan (Continued)

	Years Ended September 30,
	2006	2005
	(Dollars in Thousands)
Net periodic pension expense
Service cost	$103	$145
Interest cost	180	195
Expected return on assets	(190)	(173)
Amortization of prior service cost	3	3
Amortization of unrecognized net loss	39	69

Total net periodic pension expense	$135	$239

Valuation assumptions:
Discount rate	5.25%	5.75%
Rate of return on long-term assets	7.00%	7.00%
Salary increase rate	4.00%	4.00%

The plan assets are invested as follows:

	September 30,
	2006	2005
Equity securities	52.22%	49.61%
Guaranteed insurance funds	47.78%	50.39%

	100.00%	100.00%

At September 30, 2006, expected benefit payments were as follows (in thousands):

Year ended September 30:
2007	$95
2008	122
2009	135
2010	157
2011	154
2012 to 2016	1,024

$1,687

The Bank expects to contribute $70,000 during the year ended September 30, 2007.

Community Mutual Savings Bank

Notes to Financial Statements

Note 13 - Benefit Plans (Continued)

Pension Plan (Continued)

The long-term rate of return on asset assumptions is set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan’s actual target allocation of asset classes. Equities and fixed income securities are assumed to earn real rates of return in the ranges of 5.0% to 9.0% and 2.0% to 6.0%, respectively. Additionally, the long-term inflation rate is projected to be 2.5%. When these overall return expectations are applied to a typical Plan’s largest allocation, the result is an expected return of 8.0% to 10.0%.

The Bank plans to maintain the current asset mix and seek to achieve an optimal risk/reward profile by limiting market exposure to present levels. It is expected to have a 4.0% to 5.0% return from fixed income and a 5.0% to 9.0% rate of return from equities. The overall expected long-term rate of return on plan assets used was 7.0%.

Savings and Investment Plan

The Bank has implemented a Savings and Investment Plan (the “Savings Plan”) pursuant to Section 401(k) of the Internal Revenue Code for all eligible employees. Under the Savings Plan, employees may elect to contribute a percentage of their compensation, subject to limits. The Bank makes matching contribution equal to 50% of employee’s contribution, up to 8.0% of compensation, subject to certain limitations. The Savings Plan expenses for the years ended September 30, 2006 and 2005, amounted to approximately $29,000 and $42,000, respectively.

Note 14 - Commitments and Contingencies

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

The Bank has the following outstanding commitments:

	September 30
	2006	2005
	(In Thousands)

Commitments to originate loans, expiring in three months or less	$4,575	$4,028

At September 30, 2006 of the $4,575,000 in outstanding commitments to originate loans, $3,435,000 are at fixed rates ranging from 6.00% to 7.00% and $1,140,000 are adjustable rates with initial rates ranging from 6.25% to 7.00%.

Community Mutual Savings Bank

Notes to Financial Statements

Note 14 - Commitments and Contingencies (Continued)

At September 30, 2005, of the $4,028,000 in outstanding commitments to originate loans $3,748,000 are at fixed rates ranging from 5.125% to 6.25% and $280,000 will have adjustable rates with an initial rate of $6.75%.

At September 30, 2006 and 2005, undisbursed funds from approved lines of credit under a homeowners’ equity lending program and overdraft protection line of credit, with an interest rate of 1.0% over the prime rate adjusted on a monthly basis, amounted to approximately $8,650,000 and $5,587,000, respectively. At September 30, 2006 and 2005, unused overdraft protection and commercial lines of credits were $131,000 and $236,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held consists primarily of residential real estate, but may include income-producing commercial properties.

At September 30, 2006, the Bank has an outstanding commitment to renovate one of its offices located in Mount Vernon in the amount of $363,000.

The Bank also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Bank is a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the financial position or results of operation of the Bank.

Note 15 - Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties other than a forced liquidation sale. Significant estimates were used for the purpose of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. Fair value estimates, methods and assumptions are set forth below for the Bank’s financial instruments.

Cash and Cash Equivalents and Interest Receivable

The carrying amounts for cash and cash equivalents and interest receivable approximate fair value because they mature in three months or less.

Securities

The fair value for debt and equity securities, both available for sale and held to maturity, as well as commitments to purchase such securities, are based on quoted market prices or dealer prices, if available. If quoted market or dealer prices are not available, fair value is estimated using quoted market or dealer prices for similar securities.

Community Mutual Savings Bank

Notes to Financial Statements

Note 15 - Fair Value of Financial Instruments (Continued)

Loans Receivable

The fair value of loans receivable is estimated by discounting future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

Deposits

The fair value of demand, savings and club accounts is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

Commitments to Extend Credit

The fair values of commitments to fund unused lines of credit and to originate or purchase loans are estimated using fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate commitments, fair value also considers the difference between current levels of interest rates and the committed interest rates. At September 30, 2006 and 2005, the fair value of commitments to extend credit were not considered material.

The carrying amounts and estimated fair values of financial instruments are as follows:

	September 30,
	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$3,061	$3,061	$12,436	$12,436
Securities available for sale	4,087	4,087	221	221
Securities held to maturity	15,211	15,073	19,557	19,232
Loans receivable	96,732	93,600	79,303	81,210
Interest receivable	638	638	515	515

Financial liabilities:
Deposits	108,784	107,750	104,246	104,270
Advances	4,204	4,204	—	—

Limitations

The fair value estimates are made at a discrete point in time based on relevant market information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all of the financial instruments were offered for sale.

Community Mutual Savings Bank

Notes to Financial Statements

Note 15 - Fair Value of Financial Instruments (Continued)

Limitations (Continued)

In addition, the fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to value the anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment and advances from borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

Note 16 - Stock Conversion

On May 19, 2005, the Trustees of the Bank approved a Plan of Conversion (the “2005 Plan”) to convert the Bank from a New York State-chartered mutual savings bank to a New York State-chartered stock savings bank. On November 16, 2006, the Trustees terminated the 2005 Plan and adopted a new plan of conversion and stock issuance. On January 25, 2007, the Trustees adopted an amended and restated plan of conversion and stock issuance (the “2006 Plan”). Under the terms of the 2006 Plan, the Bank will exchange its New York mutual savings bank charter for that of a federal stock savings bank, and CMS Bancorp, Inc., a Delaware company, will acquire all the stock of the Bank. Shares of CMS Bancorp common stock will be offered for sale to eligible depositors of the Bank and certain other persons in a subscription offering. Shares of CMS Bancorp common stock may also be offered for sale in a community offering and, possibly, a syndicated community offering. CMS Bancorp intends to contribute a number of shares equal to 3.6% of the common stock issued in the offering and $60,000 in cash to The Community Mutual Savings Bank Charitable Foundation, a foundation that it will form in connection with the conversion.

At the time of the conversion, the Bank will establish a liquidation account in an amount equal to its total retained earnings as of the latest statement of financial condition appearing in the final offering circular. The liquidation account will be maintained by the Bank for the benefit of eligible accountholders who continue to maintain deposit accounts at the Bank after the conversion. Each eligible accountholder shall, with respect to his savings account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his savings account balance at the eligibility record date or to such balance as it my be subsequently reduced. In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to accountholders to the extent of their savings accounts) each eligible accountholder shall be entitled to receive a liquidation distribution from the liquidation account, in the amount of the then adjusted subsequent balance for his savings account then held, before any liquidation distribution may be made to any holders of the Bank’s capital stock. The Bank shall not declare or pay a dividend on, or repurchase any of its capital stock, if the effect thereof would cause its net worth to be reduced below (i) the amount required for the liquidation account; or (ii) the net worth requirements.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion does not take place, all costs incurred will be charged to operations. At September 30, 2006 and 2005, conversion costs in the amount of $817,000 and $339,000, respectively, were incurred and deferred, and included in Other assets.

Community Mutual Savings Bank

Notes to Financial Statements

Note 17 - Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R revised FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation costs will be recognized over the period that an employee provides service in exchange for the award.

SFAS No. 123R is effective for public companies that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Bank, assuming the stock conversion occurs, will be required to account for stock-based compensation in accordance with SFAS No. 123R.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” The Statement requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion 20, “Accounting Changes,” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management currently believes that adoptions of the provisions of SFAS No. 154 will not have a material impact on the Bank’s financial statements.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Bank is currently evaluating the potential impact, if any, the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

On September 29, 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 87 and SFAS 106, liabilities that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date, the date at which the benefit obligation and plan assets are measured - is required to be the Bank’s fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Bank is currently analyzing the effects of SFAS 158 but does not expect its implementation will have a significant impact on the Bank’s financial conditions or results of operations.

In September 2006, the FASB issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” which is effective for fiscal years beginning after December 15, 2006. This position statement eliminates the accrue-in-advance method of accounting for planned major maintenance activities. We do not expect this pronouncement to have a significant impact on the determination or reporting of our financial results.

Community Mutual Savings Bank

Notes to Financial Statements

Note 17 - Recent Accounting Pronouncements (Continued)

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulleting (“SAB”) No. 108. SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB No. 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB No. 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the Company’s consolidated financial conditions or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our consolidated financial statements.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Community Mutual Savings Bank or CMS Bancorp may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Up to 1,725,000 Shares of Common Stock

CMS BANCORP, INC.

Proposed Holding Company

for Community Mutual Savings Bank

PROSPECTUS

Ryan Beck & Co, Inc.

Dealer Prospectus Delivery Obligation

Until the later of             , 2007 or 25 days after commencement of the offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation of a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article IX of CMS Bancorp’s Certificate of Incorporation provides that a director shall not be personally liable to CMS Bancorp or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL.

Article X, Section 2 of CMS Bancorp’s Certificate of Incorporation requires CMS Bancorp, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of CMS Bancorp, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of CMS Bancorp.

Article X, Section 11 of CMS Bancorp’s Certificate of Incorporation also empowers CMS Bancorp to purchase and maintain insurance to protect itself and its directors, officers, employees and agents and those who were or have agreed to become directors, officers, employees or agents, against any liability, regardless of whether CMS Bancorp would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation, provided that such insurance is available on acceptable terms as determined by a vote of the Board of Directors. CMS Bancorp is also authorized under Article X, Section 9 of its Certificate of Incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the Certificate of Incorporation. CMS Bancorp expects to purchase directors’ and officers’ liability insurance consistent with the provisions of the Certificate of Incorporation as soon as practicable.

Item 25.	Other Expenses of Issuance and Distribution.

OTS Application for Conversion and H-(e)1-S fee	$12,000
SEC registration fee(1)	2,123
Nasdaq Capital Market Listing Fee(1)	30,000
NASD Filing Fee(1)	2,484
Printing, postage and mailing	50,000
Legal fees (including Blue Sky) and expenses	1,000,000
Accounting fees and expenses	135,000
Appraiser’s fees and expenses	65,000
Business plan fee	75,000
Marketing fees, selling commissions, and underwriter’s expenses (including counsel fees)(2)	352,905
Conversion agent fees and expenses	50,000
Certificate printing	10,000
Miscellaneous	15,488

TOTAL	$1,800,000

*	Fees are estimated, except where indicated.

(1)	Based on 1,983,750 shares of common stock at $10.00 per share.

(2)	Includes legal fees of $75,000 for Malizia Spidi & Fisch, PC.

Item 26.	Recent Sales of Unregistered Securities.

Not Applicable.

Item 27.	Exhibits

The exhibits filed as a part of this Registration Statement are as follows (Filed herewith unless otherwise noted):

1.1	Engagement Letter dated September 6, 2006, between Community Mutual Savings Bank and Ryan Beck & Co., Inc. (1)

1.2	Form of Agency Agreement among CMS Bancorp, Inc., Community Mutual Savings Bank and Ryan Beck & Co., Inc. (1)

2.1	Plan of Conversion and Stock Issuance of Community Mutual Savings Bank. (1)

3.1	Certificate of Incorporation of CMS Bancorp, Inc. (1)

3.2	Bylaws of CMS Bancorp, Inc. (1)

4.1	Form of Stock Certificate of CMS Bancorp, Inc. (1)

5.1	Opinion of Thacher Proffitt & Wood LLP regarding legality of securities to be registered. (1)

8.1	Opinion of Thacher Proffitt & Wood LLP regarding federal tax matters.

8.2	Opinion of Beard Miller Company LLP regarding state tax matters. (1)

8.3	Letter from FinPro, Inc. regarding subscription rights. (1)

10.1	Form of Employee Stock Ownership Plan of CMS Bancorp, Inc. (1)

10.2	Form of Employment Agreement between John E. Ritacco and CMS Bancorp, Inc. (1)

10.3	Amended and Restated Employment Agreement between John E. Ritacco and Community Mutual Savings Bank. (1)

10.4	Form of Two-Year Change of Control Agreement by and among certain officers, Community Mutual Savings Bank and CMS Bancorp, Inc. (1)

10.5	Form of Amended and Restated Employment Agreement between John E. Ritacco and Community Mutual Savings Bank. (1)

23.1	Consent of Thacher Proffitt & Wood LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

23.2	Consent of Beard Miller Company LLC.

23.3	Consent of FinPro, Inc.

24.1	Powers of Attorney. (1)

99.1	Press Release dated November 20, 2006. (1)

99.2	Appraisal Report of FinPro, Inc. (portions of which are filed in paper format). (1)

99.3	Form of marketing materials to be used in connection with the offering. (1)

(1)	Incorporated by reference to the Registration Statement No. 333-139176 on Form SB-2 filed with the Commission on December 7, 2006, as amended.

Item 28.	Undertakings.

The small business issuer hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4)	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The small business issuer hereby undertakes that:

(5)	For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(6)	For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of White Plains, State of New York, on February 7, 2007.

CMS BANCORP, INC.

By:	/s/ John E. Ritacco
John E. Ritacco
President and Chief Executive Officer (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John E. Ritacco John E. Ritacco	President, Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2007

/s/ Stephen Dowd Stephen Dowd	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 7, 2007

* William V. Cuddy, Jr.	Director	February 7, 2007

* Thomas G. Ferrara	Chairman	February 7, 2007

* Susan A. Massaro	Director	February 7, 2007

* Cheri Mazza	Director	February 7, 2007

/s/ Matthew G. McCrosson Matthew G. McCrosson	Director	February 7, 2007

* AnneMarie V. Romagnoli	Director	February 7, 2007

*	By John E. Ritacco, attorney-in-fact. See powers of attorney filed as Exhibit 24.1.